UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.           )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

PARADIGM HOLDINGS, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)
Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, Series A-1 Senior Preferred Stock, par value $0.01 per share, options to acquire Common Stock, warrants to acquire Common Stock, stock appreciation right warrants and Senior Secured Subordinated Promissory Notes.

(2)
Aggregate number of securities to which transaction applies:
33,815,518 shares of Common Stock, 1,467,000 shares of Common Stock issuable with respect to outstanding stock options, 150,500,149 shares of Common Stock issuable with respect to outstanding warrants, stock appreciation right warrants held by seven persons, Senior Secured Subordinated Promissory Notes in the principal amount of $4,000,000 and 5,989.484 shares of Series A-1 Senior Preferred Stock, par value $0.01 per share.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum amount of consideration payable pursuant to the Agreement and Plan of Merger dated July 25, 2011 among Paradigm Holdings, Inc., CACI, Inc. – Federal and CACI Newco Corporation is $61,500,000.

	(4)	Proposed maximum aggregate value of transaction: $61,500,000
	(5)	Total fee paid: $12,300.00
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PARADIGM HOLDINGS, INC.
9715 Key West Avenue, 3rd Floor
 Rockville, Maryland  20850

NOTICE OF WRITTEN CONSENT AND DISSENTER’S RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

Dear Stockholder:

This notice of written consent and dissenter’s rights and information statement is being furnished to the holders of shares of common stock, par value $0.01 per share (“Company Common Stock”), and Series A-1 Senior Preferred Stock, par value $0.01 per share  (“Series A-1 Preferred Stock”), of Paradigm Holdings, Inc., a Nevada corporation, which we refer to as “Paradigm” or the “Company”, in connection with the Agreement and Plan of Merger, dated as of July 25, 2011 (the “Merger Agreement”), among Paradigm, CACI, Inc. – Federal, a Delaware corporation (“Parent”), and CACI Newco Corporation, a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into Paradigm, with Paradigm continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). A copy of the Merger Agreement is attached as Annex A to this information statement.

Paradigm’s board of directors (the “Board of Directors”) unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the Nevada Revised Statutes (the “NRS”); (ii) recommended that the stockholders of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and (iii) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Pursuant to the NRS, Paradigm’s Amended and Restated Articles of Incorporation and the Merger Agreement, the adoption of the Merger Agreement by Paradigm’s stockholders required the affirmative vote or written consent of a majority of the voting power of the stockholders of the Company.  Each share of Company Common Stock entitles the holder to one vote.  Each share of Series A-1 Preferred Stock entitles the holder to the number of votes equal to the quotient of (i) the total number of shares of Company Common Stock issuable upon exercise of all of the Company’s Class A Warrants then outstanding, divided by (ii) the total number of shares of Series A-1 Preferred Stock then outstanding.  On July 25, 2011, 33,815,518 shares of Company Common Stock, 5,989.484 shares of Series A-1 Senior Preferred Stock and Class A Warrants exercisable for 79,602,604 shares of Company Common Stock were issued and outstanding.

On July 25, 2011, simultaneously with execution of the Merger Agreement, the holders of securities representing 104,829,858 votes, or approximately 92.43% of the votes entitled to be cast with respect to the adoption and approval of the Merger Agreement (the “Majority Holders”), delivered a written consent approving the Merger Agreement within the meaning of Section 92A.120(5) of the NRS and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger. As a result, no further action by any other stockholder of Paradigm is required to adopt the Merger Agreement and Paradigm has not solicited, and will not be soliciting, your adoption or approval of the Merger Agreement and does not intend to call a stockholders’ meeting for purposes of voting on the adoption or approval of the Merger Agreement or the Merger. This notice and this information statement constitutes notice to you from Paradigm of the action by written consent taken by the Majority Holders contemplated by NRS 78.320(2).

Under Chapter 92A of the NRS, if the Merger is completed, subject to compliance with the requirements of Chapter 92A, holders of shares of Company Common Stock and Series A-1 Preferred Stock, other than the Majority Holders, will have the right to be paid the “fair value” of their shares of Company Common Stock and Series A-1 Preferred Stock (as determined by the applicable Nevada statutory methods and procedures of Chapter 92A) instead of receiving the consideration to be paid pursuant to the Merger Agreement. No later than 10 days after the effective date of the Merger, Paradigm is required to send a written dissenters’ notice pursuant to NRS 92A.430, to all stockholders entitled to assert dissenters’ rights.  A copy of Sections 92A.300 through 92A.500, inclusive, of the NRS is attached to this information statement as Annex B.

We urge you to read the entire information statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Company Common Stock and Series A-1 Preferred Stock.

By Order of the Board of Directors of the Company.
Sincerely,

/s/ PETER B. LAMONTAGNE
Peter B. LaMontagne
President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or this information statement. Any representation to the contrary is a criminal offense.

This information statement is dated [______], 2011 and is first being mailed to stockholders on or about [______], 2011.

SUMMARY	1

The Parties to the Merger	1

The Merger	1

Merger Consideration	1

Reasons for the Merger; Recommendation of our Board of Directors	3

Required Stockholder Approval	3

Financial Opinion of Stout Risius Ross, Inc.	3

Financing of the Merger	4

Interests of the Company’s Directors and Officers in the Merger	4

Restrictions on Solicitations	4

Regulatory Approvals Required for the Merger	5

Conditions to the Merger	5

Termination of the Merger Agreement; Effect of Termination; Termination Fee	5

Deregistration of the Company’s Common Stock	6

Payment of Merger Consideration and Surrender of Stock Certificates	7

Certain U.S. Federal Income Tax Consequences of the Merger	7

Other Agreements	7

Dissenter’s Rights	7

QUESTIONS AND ANSWERS ABOUT THE MERGER	8

FORWARD-LOOKING STATEMENTS	11

THE PARTIES TO THE MERGER	12

THE MERGER	13

Background of the Merger	13

Reasons for the Merger; Recommendation of our Board of Directors	20

Opinion of Stout Risius Ross, Inc.	21

Certain Prospective Financial Information of the Company	29

Certain Interim Financial Information of the Company	30

Financing of the Merger	30

i

Payment of Merger Consideration and Surrender of Stock Certificates	30

Interests of the Company’s Directors and Officers in the Merger	30

Accounting Treatment	34

Certain U.S. Federal Income Tax Consequences of the Merger to Our Stockholders	34

Regulatory and Other Governmental Approvals	36

Deregistration of Company Common Stock	36

THE MERGER AGREEMENT	37

Explanatory Note Regarding the Merger Agreement	37

The Merger	37

Directors and Officers	37

When the Merger Becomes Effective	38

Merger Consideration	38

Payment of the Merger Consideration	39

Representations and Warranties	41

Conduct of Business Pending the Merger	43

Restrictions on Solicitations	45

Required Stockholder Approval	46

Agreement to Cooperate	46

Expenses and Fees	47

Employee Matters	47

Directors and Officers Indemnification and Insurance	47

Resignation of Directors	48

Conditions to the Merger	48

Termination of the Merger Agreement; Effect of Termination; Termination Fee	50

Amendments and Waivers	51

Governing Law and Jurisdiction	51

OTHER AGREEMENTS	52

Termination Agreement	52

Support Agreements	52

ii

Employee Agreements; Non-Compete, Non-Solicitation, and Non-Disturbance Agreements; Offer Letters	53

DISSENTER’S RIGHTS	55

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	57

WHERE TO FIND MORE INFORMATION	60

ANNEX A	A-1

ANNEX B	B-1

ANNEX C	C-1

ANNEX D	D-1

ANNEX E	E-1

iii

SUMMARY

The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain additional information about the Company by following the instructions under “Where to Find More Information” beginning on page [__].

The Parties to the Merger (page [__] of this information statement)

Paradigm Holdings, Inc., a Nevada corporation (“Paradigm” or the “Company”), provides information technology (“IT”) and business solutions primarily for U.S. federal government enterprises. Paradigm specializes in comprehensive cybersecurity solutions involving network monitoring and forensics as well as continuity of operations and disaster recovery planning. The Company also provides systems engineering and IT infrastructure support solutions.

CACI, Inc. – Federal (“Parent”) is a wholly owned subsidiary of CACI International Inc, which serves clients in the U.S. federal government and commercial markets, primarily throughout North America and internationally on behalf of U.S. customers, as well as in the United Kingdom.

CACI Newco Corporation, which this information statement refers to as “Merger Sub”, is a newly formed Nevada corporation. Merger Sub is a wholly owned subsidiary of Parent and has not conducted any business operations except for activities incidental to its formation and as contemplated by the Merger Agreement.

The Merger (page [__] of this information statement)

On July 25, 2011, the Company entered into an Agreement and Plan of Merger with Parent and Merger Sub (the “Merger Agreement”). Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Merger Agreement is attached as Annex A to this information statement, and we encourage you to read it carefully and in its entirety because it and not this information statement is the legal document that governs the Merger.

Merger Consideration (page [__] of this information statement)

The aggregate consideration to be paid by Parent and Merger Sub in the Merger for all of the outstanding equity interests of Paradigm, including securities convertible into shares of Paradigm’s common stock, par value $0.01 per share (the “Company Common Stock”), and the Company’s Senior Secured Subordinated Notes (the “Senior Notes”) is $61,500,000, plus the aggregate amount of Closing Cash (as defined in the Merger Agreement), minus the sum of (i) the aggregate amount of outstanding Company Debt (as defined in the Merger Agreement) (excluding the Senior Notes) at the effective time of the Merger and (ii) the Company Transaction Expenses (as defined in the Merger Agreement) that are unpaid at the effective time of the Merger.  The consideration to be paid for each type of security of the Company is summarized below.  All payments described below will be reduced for any applicable tax withholding requirements.

Company Common Stock

At the effective time of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than (i) shares held in the treasury of the Company and shares owned by Parent, Merger Sub, or any subsidiary of Parent or the Company  (which shares will be cancelled) and (ii) shares in respect of which dissenter’s rights have been properly exercised under Chapter 92A of the Nevada Revised Statutes (the “NRS”), will be converted into the right to receive an amount in cash equal to the “Aggregate Common Merger Consideration” (which is defined below) divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Common Merger Consideration”), without interest.  As of the date of the Merger Agreement, the Common Merger Consideration was estimated to be equal to $0.2913 per share.

Series A-1 Preferred Stock

At the effective time of the Merger, each share of Paradigm Series A-1 Senior Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), or fraction thereof, issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive an amount per share of Series A-1 Preferred Stock (including a proportionate amount for any fractional share) equal to the Liquidation Price (as defined in the Certificate of Designations of the Series A-1 Senior Preferred Stock (the “Certificate of Designations”)) (the “Preferred Share Merger Consideration”).

We refer to Common Merger Consideration and Preferred Share Merger Consideration, as applicable, as “Merger Consideration”.

Stock Options

Each option to purchase shares of Company Common Stock (the “Company Options”) which is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled as of the effective time of the Merger.  The holder of each Company Option will be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company Option equal to the product of (i) the excess, if any, of the Common Merger Consideration over the per share exercise price of such Company Option, and (ii) the number of shares of Company Common Stock covered by such Company Option (including both vested and unvested shares) as of immediately prior to the effective time of the Merger.

Company SARs

Each stock appreciation right warrant (the “Company SARs”) which is outstanding immediately prior to the effective time of the Merger will be cancelled as of the effective time of the Merger.  The holder of each Company SAR will be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company SAR equal to the product of (i) the excess, if any, of the Common Merger Consideration over the per share exercise price of such Company SAR and (ii) the number of shares of Company Common Stock with respect to which such Company SAR is exercisable as of the effective time of the Merger.

Class A and Class B Warrants

At the effective time of the Merger, pursuant to the Termination Agreement (as defined below), each outstanding Class A Warrant will be cancelled in exchange for the payment to each holder of a Class A Warrant of an amount in cash equal to (x) the greater of (I) the Common Merger Consideration and (II) $0.2913 (the greater of (I) and (II) is referred to as the “Adjusted Common Merger Consideration”) multiplied by (y) the number of shares of Company Common Stock that would have been issuable upon a cashless exercise of such Class A Warrant immediately prior to the effective time of the Merger based on the Adjusted Common Merger Consideration (the “Series A Preferred Warrant Merger Consideration”).

At the effective time of the Merger, pursuant to the Termination Agreement, each outstanding Class B Warrant will be cancelled in exchange for the payment to each holder of a Class B Warrant of an amount in cash equal to (x) the Adjusted Common Merger Consideration multiplied by (y) the number of shares of Company Common Stock that would have been issuable upon a cashless exercise of such Class B Warrant immediately prior to the effective time of the Merger based on the Adjusted Common Merger Consideration (the “Series B Preferred Warrant Merger Consideration”).  We refer to the Series A Preferred Warrant Merger Consideration and the Series B Preferred Warrant Merger Consideration together as the “Preferred Warrant Merger Consideration”.

Other Company Warrants

The Merger Agreement provides that the Company will take the necessary actions to cause each outstanding warrant (excluding Company SARs, Class A Warrants and Class B Warrants) (the “Other Company Warrants”) which is issued and outstanding at the effective time of the Merger to be deemed exercised effective as of the effective time of the Merger, for cash, with such cash deemed paid via the Common Merger Consideration payable to such holders.  Other Company Warrants that have an exercise price less than the Common Merger Consideration will be cancelled and terminated at the effective time of the Merger.

Senior Notes

Each of the Company’s Senior Notes that are outstanding as of the effective time of the Merger will be cancelled and the Company will pay to each holder of a Senior Note cash in an amount equal to the sum of (x) the aggregate principal amount of the Senior Notes held by such holder then outstanding, together with any accrued and unpaid interest thereon through the effective time of the Merger (calculated at an interest rate of 6% per annum) and (y) the Present Value of Interest (as defined in the Senior Notes) with respect to such aggregate principal amount of the Senior Notes then outstanding (collectively, the “Senior Note Merger Consideration”).

Restricted Shares

At the effective time of the Merger, all outstanding restricted stock awards (“Company Restricted Shares”) will automatically become fully vested and will be paid in the same fashion as other shares of Company Common Stock.

Aggregate Common Merger Consideration

The Merger Agreement defines “Aggregate Common Merger Consideration” as being equal to the amount determined by subtracting (i) the aggregate Preferred Share Merger Consideration, (ii) the aggregate Senior Note Merger Consideration, (iii) the aggregate amount to which the holders of Company Options, Company SARs, Other Company Warrants, the Class A Warrants, the Class B Warrants  and Company Restricted Shares (collectively, the “Company Stock-Based Securities”) are entitled, (iv) the aggregate amount of Company Transaction Expenses that are unpaid at the effective time of the Merger, and (v) the aggregate amount of outstanding Company Debt (excluding the Senior Notes) at the effective time of the Merger, from the sum of (A) $61.5 million and (B) the aggregate amount of Closing Cash.

Reasons for the Merger; Recommendation of our Board of Directors (page [__] of this information statement)

After careful consideration, the Board of Directors unanimously (a) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the NRS; (b) recommended that the stockholders of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and (c) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

For a discussion of the material factors considered by the Board of Directors in reaching its conclusion, please see the section titled “The Merger—Reasons for the Merger” beginning on page [__].

Required Stockholder Approval (page [__] of this information statement)

On July 25, 2011, simultaneously with execution of the Merger Agreement, the holders of securities representing 104,829,858 votes, or approximately 92.43% of the votes entitled to be cast with respect to the adoption and approval of the Merger Agreement (the “Majority Holders”), delivered a written consent (the “Merger Consent”) approving the Merger Agreement within the meaning of Section 92A.120(5) of the NRS and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger. As a result, no further action by any other stockholder of Paradigm is required to adopt the Merger Agreement and Paradigm has not solicited, and will not be soliciting, your adoption or approval of the Merger Agreement and does not intend to call a stockholders’ meeting for purposes of voting on the adoption or approval of the Merger Agreement or the Merger.

Financial Opinion of Stout Risius Ross, Inc. (page [__] of this information statement)

Stout Risius Ross, Inc. (“SRR”) delivered its opinion to the Special Committee and the Board of Directors that, as of July 20, 2011 and based upon and subject to the factors and assumptions set forth therein, the Common Merger Consideration to be received by the unaffiliated holders of outstanding shares of Company Common Stock was fair, from a financial point of view, to such holders.  The full text of the written opinion of SRR, dated July 20, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection therewith, is attached as Annex C and is incorporated into this information statement by reference.

Financing of the Merger (page [__] of this information statement)

Parent is funding the Merger and the other transactions contemplated by the Merger Agreement from its cash on hand. Parent’s and Merger Sub’s obligations to consummate the Merger are not subject to a financing condition.

Interests of the Company’s Directors and Officers in the Merger (page [__] of this information statement)

You should be aware that certain of our directors and officers have interests in the Merger that may be different from, or in addition to, your interests as a stockholder and that this may present actual or potential conflicts of interest. These interests include the following:

•	the cancellation and cash-out of all outstanding stock options held by our officers and directors;

•	the cash-out of all outstanding warrants held by our officers and directors (including the Class A Warrants and Class B Warrants held by entities affiliated with Martin Hale);

•	the conversion of shares of Series A-1 Preferred Stock held by entities affiliated with Martin Hale into the right to receive the Preferred Share Merger Consideration;

•	the cancellation and surrender of the Senior Notes held by entities affiliated with Martin Hale in exchange for the right to receive the Senior Note Merger Consideration;

•	the acceleration of vesting and lapse of forfeiture restrictions for all outstanding restricted stock awards held by our officers and directors;

•	the cancellation and cash-out of each outstanding stock appreciation right warrant held by our officers and directors;

•	Peter LaMontagne, Robert Boakai, Diane Moberg and Anthony Verna have entered into employment and non-compete agreements with Parent;

•	the payment to Peter LaMontagne, Richard Sawchak, Robert Boakai and Diane Moberg of an aggregate amount of $1,760,016 as a “gross up” in connection with certain tax obligations of such officers;

•	the anticipated severance payment of $170,000 to the Company’s Chief Financial Officer; and

•
the survival of rights of indemnification for the Company’s directors and officers against certain claims and liabilities and the requirement that the surviving corporation, for six years after the effective time of the Merger, continue to provide officers’ and directors’ liability insurance with respect to claims arising from facts or events that occurred prior to the effective time of the Merger.

Our Board of Directors was aware of these interests and considered that these interests may be different from, or in addition to, the interests of our stockholders generally, among other matters, in making its determination regarding the Merger Agreement. For further information regarding the interests of the Company’s directors and officers, please see the section titled “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page [__].

Restrictions on Solicitations (page [__] of this information statement)

The Merger Agreement provides that the Company and its subsidiaries may not, and that the Company must use its best efforts to cause the representatives of the Company and of its subsidiaries not to:

•
solicit, initiate, induce, knowingly facilitate or encourage the making of any Acquisition Proposal (as defined on page [___] of this information statement) or Acquisition Inquiry (as defined on page [__] of this information statement) or take any actions that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Inquiry;

•	enter into discussions or negotiations in furtherance of an Acquisition Inquiry or to obtain an Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

•	furnish any nonpublic information regarding the Company or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or

•	enter into any contract with respect to any Acquisition Proposal or Acquisition Inquiry.

The Merger Agreement futher provides that the Company must take, and must cause its subsidiaries to take, all actions reasonably necessary to cause its representatives to immediately cease any discussions or negotiations with any party or parties with respect to any Acquisition Proposal.

Regulatory Approvals Required for the Merger (page [__] of this information statement)

Other than the acceptance of the articles of merger by the Secretary of State of the State of Nevada, the Company does not believe that any other regulatory approvals are required to consummate the Merger.

Conditions to the Merger (page [__] of this information statement)

The obligations of each of Parent, Merger Sub and the Company to complete the Merger are subject to the satisfaction or waiver of the conditions described on page [___] of this information statement.

Termination of the Merger Agreement; Effect of Termination; Termination Fee (page [__] of this information statement)

The Merger Agreement may be terminated at any time before the effective time of the Merger, whether before or after stockholder approval of the Merger has been obtained, only:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company, upon written notice to the other party:

(i)           if the Merger has not been consummated on or prior to the close of business on November 10, 2011; provided, however, that such right to terminate will not be available to any party whose failure to perform any of its obligations under the Merger Agreement was the cause of, or primarily resulted in, the Merger not occurring before November 10, 2011;

(ii)           if a governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and the other transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable; provided, however, that such right to terminate will not be available to any party whose failure to comply with any provision of the Merger Agreement was the cause of, or primarily resulted in, such action by such governmental entity.

•	by Parent, upon written notice to the Company:

(i)           (A) if the Majority Holders had not approved the Merger by 11:59 p.m., New York City time on July 25, 2011, (B) if any party to a Support Agreement (described in the Section titled “Other Agreements—Support Agreements” beginning on page [__] of this information statement) (other than Parent) breaches or fails to perform or comply in any material respect any of its covenants and obligations contained in such Support Agreement or (C) if the Company breaches or fails to perform or comply in any material respect any of its covenants and obligations contained in Section 6.4 of the Merger Agreement (relating to the prohibition on solicitations of Acquisition Proposals) (the “Termination Fee Criteria”);

(ii) if the representations and warranties of the Company contained in the Merger Agreement are not true and correct such that the condition set forth in Section 7.2(a) of the Merger Agreement (relating to the accuracy of representations and warranties at the date of the Merger Agreement and at the closing of the Merger) would be incapable of being satisfied by November 10, 2011, or, if capable of being cured by the Company by November 10, 2011, is not cured by the Company within 30 days following receipt of written notice of such failure to so be true and correct from Parent, provided, that Parent and Merger Sub are not then in material breach of their respective obligations under the Merger Agreement;

(iii) if the Company materially breached or failed to perform or comply in any material respect with any of its material covenants and obligations contained in the Merger Agreement such that the condition set forth in Section 7.2(b) of the Merger Agreement (relating to compliance with covenants and obligations) would be incapable of being satisfied by November 10, 2011, or, if capable of being cured by November 10, 2011, is not cured by the Company within 30 days following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent and Merger Sub are not then in material breach of their respective obligations under the Merger Agreement;

(iv) if there shall have been a Material Adverse Effect following the date of the Merger Agreement.

•	by the Company, upon written notice to Parent:

(i)           if the representations and warranties of Parent or Merger Sub contained in the Merger Agreement are not true and correct such that the condition set forth in Section 7.3(a) of the Merger Agreement (relating to the accuracy of representations and warranties at the date of the Merger Agreement and at the closing of the Merger)  would be incapable of being satisfied by November 10, 2011, or, if capable of being cured by the Parent or Merger Sub by November 10, 2011, is not cured by Parent or Merger Sub within 30 calendar days following receipt of written notice of such failure to so be true and correct from the Company, provided, that the Company is not then in material breach of its obligations under the Merger Agreement;

(ii)           if either Parent or Merger Sub materially breached or failed to perform or comply in any material respect with its material covenants and obligations contained in the Merger Agreement such that the condition set forth in Section 7.3(b) of the Merger Agreement (relating to compliance with covenants and obligations) would be incapable of being satisfied by November 10, 2011, or, if capable of being cured by November 10, 2011, is not cured by Parent or Merger Sub within 30 days following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company is not then in material breach of its obligations under the Merger Agreement.

Effect of Termination

In the event of termination of the Merger Agreement by either Parent or the Company, the Merger Agreement would  become void and there would be no further obligation on the part of Parent, Merger Sub or the Company to consummate the Merger.  The Merger Agreement provides that termination of the Merger Agreement would not relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under the Merger Agreement or any action or omission that constituted fraud.

Termination Payment

If the Merger Agreement is terminated by Parent pursuant to the Termination Fee Criteria, then the Merger Agreement requires that the Company pay to Parent a termination fee in the amount of $1,537,500 as liquidated damages.

Deregistration of the Company’s Common Stock (page [__] of this information statement)

Shares of Company Common Stock are currently quoted on the OTC Bulletin Board (“OTCBB”) and the OTCQB under the stock symbol “PDHO.”  Upon completion of the Merger, all shares of Company Common Stock will cease to be quoted for trading on the OTCBB and OTCQB and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Payment of Merger Consideration and Surrender of Stock Certificates (page [__] of this information statement)

Holders of Company Common Stock will be sent a letter of transmittal by a bank or trust company designated by Parent (the “Exchange Agent”) with related instructions promptly after the completion of the Merger describing how you may exchange your shares of Company Common Stock for the consideration to be paid pursuant to the Merger Agreement. If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company Common Stock in exchange for the consideration to be paid pursuant to the Merger Agreement. You should not return your certificates to the Exchange Agent without a letter of transmittal, and you should not return your certificates to the Company.

Certain U.S. Federal Income Tax Consequences of the Merger (page [__] of this information statement)

The exchange of Company Common Stock and Series A-1 Preferred Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. For further information, please see the section titled “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page [__]). You should consult your own tax advisor for a full understanding of the particular tax consequences of the Merger to you, including the tax consequences under state, local, foreign and other tax laws.

Other Agreements (page [__] of this information statement)

On July 25, 2011, in connection with the execution of the Merger Agreement, the Company, Parent and each of Hale Capital Partners, LP (“Hale Capital”) and EREF PARA LLC (“EREF PARA”) entered into the Preferred Stock, Warrant and Note Termination Agreement (the “Termination Agreement”).  We refer to Hale Capital and EREF PARA together as the “Holders”.  For further information, please see the section titled “Other Agreements—Termination Agreement” beginning on page [__].

On July 25, 2011, the Company and Parent entered into Stockholder Support Agreements with each of the Holders, Raymond Huger, John Moore (together with his spouse), Peter LaMontagne, Richard Sawchak, Robert Boakai, Anthony Verna and Diane Moberg (the “Support Agreements”).  For further information, please see the section titled “Other Agreements—Support Agreements” beginning on page [__].

Each of  Peter B. LaMontagne, Robert Boakai, Anthony Verna and Diane Moberg have entered into Employee Agreements with Parent, Non-Compete, Non-Solicitation, and Non-Disturbance Agreements with Parent and offer letters to accept employment with a wholly-owned subsidiary of CACI International Inc. (“CACI”) following the closing of the Merger.  For further information, please see the section titled “Other Agreements—Employee Agreements; Non-Compete, Non-Solicitation, and Non-Disturbance Agreements; Offer Letters” beginning on page [__].

Dissenter’s Rights (page [__] of this information statement)

The holders of shares of Company Common Stock and Series A-1 Preferred Stock, other than the Majority Holders, may elect to assert dissenter’s rights to receive, in lieu of the consideration to be paid pursuant to the Merger Agreement, the “fair value” of their shares (as defined in NRS 92A.320), which could be more or less than, or the same as, the Common Merger Consideration. Stockholders of the Company electing to exercise dissenter’s rights must comply in all respects with the procedures set forth in 92A.300 through 92A.500, inclusive, of the NRS, the full text of which appears as Annex B to this information statement. Failure to so comply will result in termination or waiver of such stockholder’s dissenter’s rights. For a summary of the material provisions of Chapter 92A of the NRS required to be followed by stockholders of the Company wishing to assert dissenter’s rights, please see the section titled “Dissenter’s Rights” beginning on page [__].

QUESTIONS AND ANSWERS ABOUT THE MERGER

Set forth below are commonly asked questions and answers regarding the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you as a Company stockholder. For a more complete description of the legal and other terms of the Merger and the Merger Agreement, please read carefully this entire information statement, including the Merger Agreement attached as Annex A to this information statement.

Q:	Why am I receiving this document?

A:
As a result of entering into the Merger Agreement, applicable laws and regulations require us to provide you with notice of the written consent delivered on July 25, 2011, approving the Merger Agreement and the transactions contemplated thereby, including the Merger. As a result, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	What is the proposed transaction?

A:
In the Merger, upon the terms and subject to the satisfaction or waiver of the conditions in the Merger Agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. For further information, please see the sections titled “The Merger” and “The Merger Agreement” beginning on pages [__] and [___], respectively.

Q:	What will I be entitled to receive as a result of the Merger?

A:
If the Merger is completed, if you are a holder of Company Common Stock, you will be entitled to receive, the Common Merger Consideration with respect to each share of Company Common Stock that you own.  As of the date of the Merger Agreement, the Common Merger Consideration was estimated to be equal to  $0.2913 per share.  Please see the section titled “The Merger Agreement—Merger Consideration.”

Q:	When is the Merger expected to be completed?

A:
Parent and the Company will complete the Merger on the first date which is the first business day of a calendar month or the first business day of a calendar month on or after the fifteenth day of such calendar month, in either case, when all the conditions to completion of the Merger in the Merger Agreement have been satisfied or waived. Parent and the Company are working toward satisfying these conditions and completing the Merger as promptly as possible. Parent and the Company currently expect to complete the Merger in the fall of 2011. However, because the Merger is subject to a number of conditions, some of which are beyond the control of Parent and the Company, exact timing for completion of the Merger cannot be predicted with any amount of certainty. For further information, please see the section titled “The Merger Agreement—When the Merger Becomes Effective” beginning on page [___].

Q:	What happens if the Merger is not consummated?

A:
If the Merger is not consummated for any reason, stockholders will not receive any payment for their shares in connection with the Merger Agreement. Instead, the Company will remain a publicly owned company and the Company Common Stock may continue to be quoted on the OTCBB and OTCQB. Under specified circumstances in connection with the termination of the Merger Agreement, the Company may be required to pay Parent a termination fee of $1,537,500, as described in the section titled “The Merger Agreement— Termination of the Merger Agreement; Effect of Termination; Termination Fee” beginning on page [__].

Q:	Why am I not being asked to vote on the Merger?

A:
Consummation of the Merger requires the approval of the Merger Agreement by the holders of a majority of the voting power of the stockholders of the Company.  The requisite stockholder approval was obtained on July 25, 2011 when, simultaneously with execution of the Merger Agreement by the parties thereto, holders of securities representing 104,829,858 votes, or approximately 92.43% of the votes entitled to be cast with respect to the adoption and approval of the Merger Agreement, delivered written consents approving the Merger Agreement within the meaning of Section 92A.120(5) of the NRS and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

Q:	Did our Board of Directors approve and recommend the Merger Agreement?

A:	Yes. The Board of Directors unanimously voted to approve the Merger Agreement and the Merger and recommended that the Company’s stockholders approve the Merger Agreement.

Q:	Am I entitled to dissenter’s rights in connection with the Merger?

A:
If you do not consent to or approve the Merger Agreement and the Merger, then you are entitled to assert dissenter’s rights in accordance with the procedures specified in the NRS in connection with the Merger. For further information, please see “Dissenter’s Rights” beginning on page [__].

Q:	What are the U.S. federal income tax consequences to the Company’s stockholders of the Merger?

A:	The exchange of Company Common Stock and Series A-1 Preferred Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes.

Please carefully review the information set forth in the section titled “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page [__] for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the Merger to you including the tax consequences under state, local, foreign and other tax laws.

Q:	What happens if I sell my shares before completion of the Merger?

A:
If you transfer your shares of Company Common Stock before completion of the Merger, you will have transferred the right to receive the consideration to be paid pursuant to the Merger Agreement. In order to receive such consideration, you must hold your shares through the completion of the Merger.

Q:	Should I send in my stock certificates now?

A:
No. You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing how you may exchange your shares of Company Common Stock for the consideration to be paid pursuant to the Merger Agreement. If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company Common Stock in exchange for the consideration pursuant to the Merger Agreement.

Q:	Who can help answer my other questions?

A:
If you have more questions about the Merger or would like additional copies of this information statement, please contact the Company in writing at our principal executive offices at 9715 Key West Avenue, Third Floor, Rockville, Maryland, 20850, ATTN: Chief Financial Officer, or by telephone at (301) 468-1200.

FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, the expected timing of the closing of the proposed Merger, the management of the Company and the Company’s expectations, beliefs, strategies, objectives, plans, intentions and similar matters. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	changes in U.S. federal government procurement laws, regulations, policies and budgets;

•	the number and type of contracts and task orders awarded to the Company;

•	changes in general economic and business conditions and continued uncertainty in the financial markets;

•	technological changes;

•	the ability to attract and retain qualified personnel;

•	competition;

•	the Company’s ability to retain its contracts during any rebidding process;

•	the failure to obtain, delays in obtaining or adverse conditions contained in any required approvals in connection with the Merger;

•	the failure to consummate or delay in consummating the Merger for any reason;

•	the outcome of any legal proceedings that may be instituted against the Company and others related to the Merger Agreement; and

•	information contained under the heading “Risk Factors” and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.

We caution against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements speak only as of the date of this information statement. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs except as required by law. In the event that we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements may appear in the Company’s public filings with the SEC, which are available to the public at the SEC’s website at www.sec.gov or at the Company’s website at www.paradigmsolutions.com. Our website address is being provided as an inactive textual reference only. The information provided on our website is not part of this information statement.  For additional information, please see the section titled “Where To Find More Information” beginning on page [__].

THE PARTIES TO THE MERGER

The Company
Paradigm Holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, Maryland  20850
Phone: (301) 468-1200

Paradigm provides information technology (“IT”) and business solutions primarily for U.S. federal government enterprises. Paradigm specializes in comprehensive cybersecurity solutions involving network monitoring and forensics as well as continuity of operations and disaster recovery planning. The Company also provides systems engineering and IT infrastructure support solutions.

Parent and Merger Sub
CACI, Inc. – Federal
1100 North Glebe Road
Arlington, Virginia  22201
Phone: 703-841-7800

Parent is a wholly owned subsidiary of CACI International Inc (NYSE:CACI), which serves clients in the U.S. federal government and commercial markets, primarily throughout North America and internationally on behalf of U.S. customers, as well as in the United Kingdom. CACI International delivers professional services and IT solutions to its clients. Through its service offerings, CACI International provides comprehensive and practical solutions by adapting emerging technologies and continually evolving legacy strengths. Upon completion of the Merger, the Company will be a wholly owned subsidiary of Parent.

CACI Newco Corporation, which this information statement refers to as “Merger Sub”, is a newly formed Nevada corporation. Merger Sub is a wholly owned subsidiary of Parent and has not conducted any business operations except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will merge with and into the Company, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent.

THE MERGER

Background of the Merger

The Board of Directors regularly reviews and evaluates its business strategy and strategic alternatives with the goal of enhancing stockholder value.  As part of these periodic reviews and evaluations, the Board of Directors and management on various occasions have solicited and received advice from outside financial experts.

In late November 2010, the Board of Directors asked six investment banks to update the Board of Directors on the current market environment and potential strategic alternatives for the Company.  From November 2010 to January 2011, members of management and the Board of Directors held a series of informal meetings with the six investment banks and at those meetings discussed potential strategic alternatives for the Company, valuation matters and the proposed processes by which such investment banks would carry out the various strategic alternatives.  The Board of Directors also discussed the qualifications and independence of such investment banks with respect to pursuit of the Company’s strategic alternatives.  The Board of Directors received proposals from five investment banks to act as financial advisor to the Company.  In late January 2011, the Company engaged Bluestone Capital Partners (“Bluestone”) to provide an evaluation of the Company’s strategic alternatives through quantitative and qualitative analysis, as well as a recommended course of action for the Company to maximize value for stockholders.

On February 2, 2011, the Board of Directors met with Bluestone to discuss the implications of three strategic alternatives including: a follow-on equity offering, an add-on acquisition strategy and a majority sale to a strategic or financial sponsor.  Bluestone’s analysis considered the valuation potential of each alternative for Paradigm stockholders, as well as other key factors influencing the risk associated with, and viability of each alternative.  Based on the Company’s financial position, growth prospects, market dynamics in its focus industry, and recent capital markets and M&A activity, Bluestone provided a recommendation that Paradigm pursue a sale of the Company to maximize value for the existing stockholders.

On February 2, 2011, the Board of Directors authorized Bluestone to pursue a sale of the Company and to prepare marketing materials for such a sale.  The Company and Bluestone collaboratively identified a comprehensive list of 86 parties (56 strategic acquirers and 30 financial sponsors) that could potentially have interest in acquiring Paradigm.  Through the remainder of February, Bluestone worked with the Company’s management team to develop an information memorandum to share with potential interested parties.

On March 2, 2011, the Board of Directors approved the list of potential parties to contact.  Bluestone began contacting potential buyers during the week of March 7, 2011.  The Company executed non-disclosure agreements with 42 parties and shared proprietary and confidential information with these parties.  During this time, the Company and Bluestone responded to buyers’ preliminary questions and provided additional information on the Company’s business and operations.  The 44 parties that did not proceed in the process decided so for various reasons including but not limited to: strategic fit and perceived synergies with existing business, perceptions regarding the growth prospects for the Company’s different lines of business, the Company’s contract profile, the party’s current appetite for acquisitions, and the Company’s historical and/or projected financial performance.

On March 17, 2011, the Board of Directors met and discussed with representatives from Holland & Knight, LLP, special transaction counsel to the Company (“Holland & Knight”) and K&L Gates, LLP (“K&L Gates”), outside Company counsel, various fiduciary considerations in connection with the pursuit of the sale of the Company, including the interests or potential interests of certain members of the Board of Directors in connection with a potential sale of the Company.  Based upon the recommendation of Holland & Knight and K&L Gates, the Board of Directors established a Special Committee (the “Special Committee”) consisting entirely of two independent directors, Mr. Ray Huger and Mr. John Moore, with Mr. Huger as Chairman, and adopted resolutions that, among other things, authorized and empowered the Special Committee to (i) consider, review, and provide guidance, supervision and oversight over discussions and negotiations related to the potential sale, (ii) act on its own or with senior management of the Company, outside advisors of the Company, and representatives of the preferred stockholders of the Company, to discuss and negotiate any terms, conditions and documents in connection with the potential sale, subject to the final review and approval of the Board of Directors, (iii) have access to all relevant documents, information and Company personnel related to the potential sale; (iv) meet separately as it deemed necessary; and (v) make recommendations to the Board of Directors regarding the fairness of any potential sale to the Company and its common stockholders and whether the potential sale would be in the best interests of the Company; and (vi) engage experts including investment bankers and attorneys to provide advice and render opinions, including fairness opinions.  The Board of Directors also authorized the Special Committee to meet on its own without members of management of other Board members present, and to reject or recommend any and all alternative strategies for the Company, including a sale. At this meeting, the Board of Directors also discussed with Holland & Knight and K&L Gates the potential liabilities of the Board of Directors and certain executives of the Company for acting in their capacities as directors and executive officers, and reviewed the Company’s directors and officers insurance coverage, and risks associated with directors and officers generally.  The Board of Directors discussed with counsel the possibility of the Company entering into customary indemnification agreements with its directors and officers, and instructed Holland & Knight to prepare a form indemnification agreement for the Board of Directors’ further consideration and review.

Also on March 17, 2011, Bluestone provided an update to the Board of Directors on the progress of the process to date, anticipated timing for receiving initial Indications of Interest (“IoIs”) from interested parties and the anticipated process for bid receipt and consideration. The Board of Directors, directed Bluestone to provide a bid letter to potential interested parties who had executed non-disclosure agreements and expressed continued interest in the Company after reviewing the information memorandum and other data regarding the Company.  Bluestone’s bid letter requested that interested parties submit initial IoIs on or before April 15, 2011.  The Board of Directors also discussed with counsel the provision of a fairness opinion to the Special Committee and the Board of Directors in connection with a sale, and authorized management to obtain proposals from advisory firms to provide such a fairness opinion.

From April 8, 2011, through April 19, 2011, the Company received IoIs from fourteen parties (eight financial sponsors, including Financial Bidder A, Financial Bidder B, and six strategic acquirers, including Parent and Strategic Bidder B).  Bluestone notified the members of the Special Committee and Board of Directors regarding the terms of the IoIs received during this period.  Based on the ranges of bids received, Bluestone and the Special Committee discussed how many and which buyer groups to invite to a management presentation with Company executives that would provide potential buyers with a more thorough understanding of the Company.  Following this discussion, at the direction of the Special Committee, Bluestone instructed six bidders, including Financial Bidder B, that their initial IoIs were not at a sufficient level to proceed to the next phase of the process.  Three bidders, including Financial Bidder B, subsequently submitted revised (increased) bids to try to gain access to the next phase of the process.  Two of the parties, including Financial Bidder B, who submitted revised bids were invited to a management presentation.  Bluestone scheduled management presentations with ten selected parties, including Parent, Strategic Bidder B, Financial Bidder A and Financial Bidder B, between April 20, 2011, and April 28, 2011.

On April 21, 2010, a representative of Strategic Bidder A that was contacted early in the sale process, but did not initially elect to execute a non-disclosure agreement or receive an information memorandum, contacted Bluestone to express interest in gaining access to the process.  Bluestone informed Strategic Bidder A that it was a late entrant to the process, but encouraged Strategic Bidder A to execute a non-disclosure agreement so that Strategic Bidder A could receive and evaluate the offering materials shared with other interested parties.

On April 26, 2011, the Special Committee met and received an update from Bluestone on the transaction process to date, including the management presentations conducted to date.  At the meeting, the Special Committee discussed with Bluestone and Holland & Knight the process for the potential buyers to make and improve their bids and to provide further terms of their offers.  Bluestone recommended providing interested parties with the opportunity to submit a more detailed offer letter containing specific requested offer terms and to conduct further due diligence on the Company in the next three week period.  Following receipt of the offer letters and subject to the price and terms proposed by the bidders therein, Bluestone suggested that the Company might then provide a proposed form of Merger Agreement to a small group of selected bidders and request that such final bidders make their final offers together with a mark-up of the bid Merger Agreements. After discussion, the Special Committee resolved to recommend to the Board of Directors this plan for the next phase of the process.

Following the Special Committee meeting, the full Board of Directors met on April 26, 2011 and received from Bluestone an update on the management briefings and Bluestone’s recommendations regarding additional steps in the transaction process.  The Board of Directors received the recommendation of the Special Committee to provide requests for more detailed term sheets after a period of bidder due diligence, followed by submission of final offers and Merger Agreement mark-ups from a select group of bidders, and the Board of Directors authorized the Company’s management to assist Bluestone and legal counsel in pursuing this path.  At the April 26, 2011 meetings, the Special Committee and the Board of Directors each also received further advice from Holland & Knight and K&L Gates regarding the Board of Directors’ fiduciary duties and other legal matters relating to the Company's exploration of strategic alternatives.

On May 3, 2011, Bluestone provided   all ten parties that received management briefings,, including Parent, Strategic Bidder B, Financial Bidder A and Financial Bidder B, with a process letter describing the next phase of the process.  The letter set forth a deadline of May 20, 2011, for parties to submit a detailed proposal to acquire the Company.  The instructions requested material transaction terms including valuation, form of consideration, a description of the proposed source of funds and any financing arrangements, material preconditions to closing, expected timing, approval requirements and other material terms.  The Company also made an electronic data room available to the bidders to facilitate their due diligence.

From May 3, 2011 to the bid deadline date of May 20, 2011, the Company and interested parties held a series of discussions to assist buyers in understanding the financial projections, details of customer contracts, and other key business issues.  Eight of the ten bidders who received management briefings, including Parent, Strategic Bidder B, Financial Bidder A and Financial Bidder B  performed some level of due diligence following their respective management presentations.  Prior to the May 20, 2011 deadline, six parties who attended meetings with Company management communicated to Bluestone their decision not to move forward in the process.

On May 5, 2011, Strategic Bidder A executed the non-disclosure agreement and received the information memorandum.  Bluestone informed Strategic Bidder A that the Company had completed management presentations with other groups and that detailed proposals from interested parties were anticipated on May 20, 2011.  On May 13, 2011, Strategic Bidder A held a preliminary informational call with the Company’s management team to discuss the business.  On May 19, 2011, the Company’s management team provided a formal management presentation to Strategic Bidder A.

On May 11, 2011, the Board of Directors held a meeting attended by representatives of Holland & Knight, K&L Gates and Bluestone.  At the meeting, Holland & Knight presented to the Board of Directors several potential transaction structures to complete the sale of the Company, and discussed various matters, including fiduciary duty considerations, with the Board of Directors in connection with the structures.  The Board of Directors also received a report from management regarding the proposals from fairness opinion providers, and authorized management to negotiate an engagement agreement with Stout Risius Ross, Inc. (“SRR”) to provide a fairness opinion to the Special Committee and the Board of Directors in connection with a sale transaction.  In addition, the Board of Directors discussed the form of director and officer indemnification agreement provided by Holland & Knight, and resolved to further consider putting such agreements in place.

On May 18, 2011, Holland & Knight circulated a draft Merger Agreement to the Board of Directors, senior management and Bluestone for review.  Following a series of discussions with the Special Committee, management and members of the Board of Directors concerning certain terms of the Merger Agreement, including the desired structure of the transaction, Holland & Knight finalized the draft Merger Agreement.

Between May 20 and May 24, 2011, the Company received detailed proposals from Parent, Strategic Bidder B, Financial Bidder A, and Financial Bidder B and a less detailed proposal from Strategic Bidder A.  Each proposal was subject to additional due diligence and the negotiation of mutually acceptable transaction agreements.   Bluestone and the Special Committee determined that the proposals required further clarification to enable them to appropriately assess and compare the proposals received.

 Following receipt of these proposals, Bluestone informed Financial Bidder B and Strategic Bidder B that their proposals would likely not gain them access to the next step in the process, and Financial Bidder B and Strategic Bidder B removed themselves from the process.  Bluestone also received a phone call from Financial Bidder A requesting feedback on their proposal.  Bluestone informed Financial Bidder A that their proposed valuation was not as attractive as other proposals received and that Bluestone would be shortly engaging the Special Committee in discussions concerning the proposals received and next course of action.  Financial Bidder A subsequently submitted a revised proposal on May 24, 2011.

On May 25, 2011, the Special Committee held a meeting to review and compare the proposals received and discuss the level of due diligence performed by each bidder to date.  After identifying a series of issues with each proposal that required further clarification so that the Special Committee could better assess the alternatives, the Special Committee directed Bluestone to clarify several issues with respect to the proposals of Parent, Strategic Bidder A, and Financial Bidder A.  These issues primarily revolved around the transaction structure, treatment of the Company’s balance sheet, potential post-closing escrow and indemnity obligations, and remaining due diligence requirements for each bidder.  Over the next week, Bluestone clarified several items with respect to the proposals received from Parent, Strategic Bidder A, and Financial Bidder A and facilitated further due diligence activities with each bidder.  During this period of time, Strategic Bidder A accelerated its due diligence activities and devoted significant internal and external resources to performing due diligence on the Company.

On May 31, 2011, the Company engaged SRR to provide a fairness opinion in connection with a potential sale of the Company.

On May 31, 2011, Bluestone distributed the draft Merger Agreement to Parent, Strategic Bidder A, and Financial Bidder A.

From May 31, 2011, through June 10, 2011, Parent, Strategic Bidder A and Financial Bidder A conducted due diligence to better understand the Company’s operations, legal and capitalization structure, financial and growth prospects and ability to meet its financial projections.  The bidders utilized internal resources as well as third parties to review the customer contracts, contract backlog, Paradigm’s workforce, and further analyze financial results.  Moreover, the bidders and the Company engaged in discussions regarding potential synergies and opportunities for growth.  During this time, Holland & Knight and K&L Gates held discussions with legal counsel for each of Parent and Financial Bidder A regarding the transaction structure, in which Parent indicated it would likely propose obtaining the written consent of a majority of the Company’s voting capital stock upon the execution of the Merger Agreement, and obtaining support/lock-up agreements from persons holding a substantial majority of the Company’s voting stock capital stock at the same time.

On June 2, 2011, Bluestone updated each of the Special Committee and the Board of Directors on its conversations with Parent, Strategic Bidder A, and Financial Bidder A and provided the Special Committee and the Board of Directors with clarifications concerning each proposal and an update on each bidder’s recent due diligence activities.  Based on the strong competitive landscape and lack of material differentiation among the proposals received, the Special Committee determined that granting exclusivity to any bidder was inappropriate at such time.  The Board of Directors, acting upon the recommendation of the members of the Special Committee, directed Bluestone to solicit best and final offers (“Final Bid Packages”) from Parent, Strategic Bidder A, and Financial Bidder A, which would include a markup to a draft Merger Agreement prepared by Holland & Knight.  With the concurrence of the Special Committee, the Board of Directors directed Bluestone to solicit Final Bid Packages by June 10, 2011.

Following the direction received from the Special Committee and the Board of Directors, Bluestone verbally informed Parent, Strategic Bidder A, and Financial Bidder A of the next phase of the process and formally distributed final bid instruction letters to each bidder on June 6, 2011.  Bluestone also encouraged each bidder to complete as much due diligence as possible before the final bid deadline so that the Special Committee and Board of Directors could better assess the certainty of closing and the expected timing for closing a transaction.

On June 10, 2011, Parent and Strategic Bidder A submitted Final Bid Packages, and on June 12, 2011, Financial Bidder A submitted a Final Bid Package.  In their Final Bid Packages, Parent, and Financial Bidder A requested exclusivity from the Company.

On June 14, 2011, Holland & Knight distributed to Bluestone and the Board of Directors a detailed comparison and analysis of the markups to the Merger Agreement contained in the Final Bid Packages.  On the same day, Holland & Knight, K&L Gates, Bluestone, members of the Board of Directors and senior management of the Company had a series of detailed discussions concerning the Final Bid Packages and their associated terms.  The group spent significant time discussing both the terms of the Final Bid Packages, as well as the remaining list of diligence items for each bidder and the expected timeline for completing such diligence.

On June 14, 2011, the Special Committee held a meeting at which it discussed with Bluestone and Holland & Knight the terms of the offers received from the three bidders that submitted Final Bid Packages, remaining due diligence to be completed by the bidders and expecting timing for signing and closing a transaction.  The Special Committee directed Bluestone to discuss with each of the bidders improving terms of their offers, including improving the purchase price and directed Holland & Knight to provide a list of legal issues to Strategic Bidder A and Parent and to request telephonic meetings with each such bidders’ legal counsel in an effort to resolve these legal issues.

In the discussion and meetings held June 14, 2011, the Special Committee and Board of Directors discussed with Holland & Knight Parent’s proposal to consummate the transaction by obtaining the consent of a majority of the capital stock and support/lock-up agreements form such holders upon execution of the Merger Agreement, and the Board of Directors’ fiduciary duties in connection with such proposed transaction structure.

On June 14, 2011, Bluestone and Strategic Bidder A had a discussion concerning the possibility of Strategic Bidder A receiving exclusivity from the Company.  Strategic Bidder A indicated that they might be able to improve their bid to a certain degree.  On June 15, 2011, legal counsel for Strategic Bidder A and Holland & Knight had a discussion concerning outstanding legal issues on the proposed Merger Agreement, and were not able to resolve a substantial number of such issues presented in Strategic Bidder A’s proposed Agreement.  Following consultation with the Special Committee, Bluestone instructed Strategic Bidder A that the Company was not prepared to provide exclusivity to Strategic Bidder A at that time.

From June 14 to June 17, 2011 Bluestone and Financial Bidder A had discussions concerning Financial Bidder A’s Final Bid Package and the potential for Financial Bidder A to improve its offer.  Financial Bidder A indicated that they would not likely materially improve their current proposal.  Financial Bidder A expressed continued interest in receiving exclusivity to complete its due diligence on the Company.

On June 15, 2011, Bluestone informed Parent that the Company was willing to entertain Parent’s request for exclusivity if Parent met certain desired terms outlined by the Special Committee, including: Parent would need to be prepared to (i) pay $61.5 million for the Company, (ii) satisfactorily resolve a series of outstanding legal issues on the Merger Agreement, and (iii) agree to a short period of exclusivity to achieve significant progress toward completion of due diligence and final negotiation of the Merger Agreement.  On June 16, 2011, Holland & Knight and Parent’s outside legal counsel, Sheppard, Mullin, Richter & Hampton LLP (“Sheppard Mullin”), had a discussion concerning certain outstanding legal issues presented in Parent’s proposed Merger Agreement, and were able to resolve certain of those issues.

On June 17, 2011, Parent submitted a revised offer reflecting an aggregate purchase price of $61.5 million assuming no debt, no cash and the payment before closing of all transaction fees and change of control payments, along with a comprehensive response to the items on the Merger Agreement discussed with Holland & Knight the previous day.  On the evening of June 17, 2011, Bluestone updated the Board of Directors, including the members of the Special Committee, on Parent’s revised proposal.  Following review and discussion of Parent’s revised proposal, the Special Committee recommended that the Company enter into a short exclusivity period with Parent in which Parent would conduct further due diligence.

On June 24, 2011, the Company entered into a period of exclusivity with Parent for a period extending until July 1, 2011, at which time Parent would be required to reconfirm the terms of its revised proposal.

During the week of June 27, 2011, Parent and a third party financial advisor worked to confirm its understanding of the Company’s financial results and projections.  Furthermore, Parent began its comprehensive review of the Company’s customer and government contracts.  On July 1, 2011, Parent reconfirmed the terms of its revised proposal and requested an additional period of exclusivity until July 8, 2011.  Following consultation with the Special Committee and the Board of Directors, the Company granted Parent such additional exclusivity until July 8, 2011.

During the week of July 4, 2011, Parent continued its review of customer contracts, reviewed employee records and human resources matters and received further clarification of the Company’s legal history and capitalization.  The Company and Parent held numerous discussions to clarify the operations of Paradigm.

On July 8, 2011, based upon the Parent’s due diligence progress and discussions regarding the Merger Agreement between legal counsel of both parties, the Company extended exclusivity to Parent until July 15, 2011.

During the week of July 11, 2011, Parent continued its due diligence, including review of customer contracts and the disclosure schedules provided by the Company.  The Company and Parent held numerous discussions to clarify the operations of Paradigm.  The Company and Parent began confirmatory due diligence with customer interviews and visits.

On July 11, 2011, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) met to consider providing certain employees and executives of the Company performance bonuses due to the value reflected in the Parent’s proposed purchase price, and also to consider alternatives in the event executives of the Company would be required to pay excise taxes in connection with transaction consideration paid to such executives.  At the meeting, the Compensation Committee resolved to consider certain employee and executive transaction bonuses in the event the total merger consideration to equity holders of the Company remained at the level proposed by Parent and that Parent was amenable to the Company’s taking steps designed to eliminate the excise tax to the executives in connection with their receipt of transaction consideration.  From July 11, 2011 to July 21, 2011, legal counsel for each of the Company and Parent discussed potential ways by which the excise tax to executives might be eliminated, but were unable to reach resolution. During this period, the Compensation Committee met on each of July 19, 2011 and July 21, 2011 to discuss the potential tax burden to executives and to consider methods in which this tax burden might be addressed.

On July 5, 2011, Sheppard Mullin sent to Holland & Knight a draft Support Agreement (including written consent).  On July 12, 2011, representatives of Sheppard, Mullin, Holland & Knight and representatives of Greenberg Traurig, LLP ("Greenberg") outside legal counsel to the Holders, discussed various provisions in the draft Support Agreement.  Greenberg submitted a revised draft of a Support Agreement for the Holders and related stockholders on July 13, 2011 and Holland & Knight submitted a revised draft Support Agreement for the other Majority Holders on July 16, 2011.  The parties continued to negotiate and exchange drafts of the Support Agreements through July 25, 2011.

On July 12, 2011, Sheppard Mullin provided to Holland & Knight a revised draft of the Merger Agreement reflective of its due diligence and disclosure schedules provided by the Company.

Following receipt of Shepherd Mullin's revised draft of the Merger Agreement, Greenberg, Sheppard Mullin and Holland & Knight discussed the need to supplement the Merger Agreement with a Termination Agreement, to be entered into by and among the Holders, Company and Parent, and setting forth the specific terms under which the Company securities held by the Holders would be terminated at the closing of the Merger and the specific consideration to be paid for such securities. On July 20, 2011, Holland & Knight presented Buyer with a draft Termination Agreement, and the parties continued to negotiate and exchange drafts of the Termination Agreement through July 25, 2011.  As part of the negotiation of the Termination Agreement and the Support Agreement, the Holders agreed to (x) forbear from taking actions with respect to existing events of defaults under the Senior Notes and the Certificate of Designations for the Series A-1 Preferred Stock, (y) terminate the Senior Notes and the Series A-1 Preferred in exchange for less consideration than otherwise would be required to be paid by the Company to the Holders under the Senior Notes and the Certificates of Designations for the Series A-1 Preferred Stock, and (z) certain releases, non-solicitation covenants and other restrictions in support of the transactions contemplated by the Merger Agreement.  In consideration for such agreements and forebearances, the Holders requested that the minimum per share consideration payable for the Class A and Class B Warrants in the Merger be calculated based on an Adjusted Common Merger Consideration reflecting a minimum value of the Common Merger Consideration of $0.2913, which was the Company’s then-current estimate of the Common Merger Consideration per share, and the Company and Parent agreed.  The parties also agreed that such Adjusted Common Merger Consideration would be used to calculate the number of shares issuable upon cashless exercise of such Class A and Class B Warrants. See “Merger Consideration – Class A and Class B Warrants” below on page [    ].

On July 15, 2011, the Board of Directors held a meeting at which Holland & Knight and management provided a summary of the outstanding issues on the Merger Agreement and related transaction documents.  Holland & Knight also discussed with the Board of Directors the form Indemnification Agreement previously provided and provided a summary of the terms of such Indemnification Agreement to the Board of Directors.  Also at this meeting, the Board of Directors received a presentation from SRR with respect to its initial analysis of the fairness of the transaction, and the Board of Directors and SRR discussed SRR’s analysis.

On July 17, 2011, legal counsel and management provided an update to the Board of Directors on the status of negotiations with Parent, and SRR delivered to the Special Committee and the Board of Directors its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated July 20, 2011, to the effect that, as of that date, and subject to assumptions made, matters considered and limitations as set forth therein, the Common Merger Consideration to be received by the unaffiliated holders of outstanding shares of Company Common Stock was fair, from a financial point of view, to such holders.

On July 17, 2011, the Compensation Committee met and discussed with counsel the provisions in the Company SARs, and confirmed that the calculation of the proceeds to be paid to the holders of the Company SARs upon a change of control transaction would be based on the number of shares of Company Common Stock on a diluted basis, as more fully described under “Interests of The Company’s Directors and Officers in the Merger-- Treatment of Company SARs” below.

During the week of July 18, 2011, Parent continued its due diligence on the Company and the Company, Parent and their respective legal counsel and financial advisors continued to finalize the terms of the Merger Agreement and related transaction documents.

On July 19, 2011, legal counsel updated members of management and certain members of the Board of Directors on the status of negotiations with Parent and the terms of the Merger Agreement and related documents and matters.

On July 21, 2011, Parent proposed an alternative form of indemnification agreement to be entered into by the directors and executive officers of the Company.

On July 21, 2011, legal counsel provided an update to the Board of Directors on the status of negotiations with Parent, including the terms of the Termination Agreement as negotiated as of that date and the proposed form of Indemnification Agreement from Parent. Legal counsel discussed with the Board the proposed terms of the Termination Agreement, and legal counsel and management described the reasons for such terms and the provisions of the Senior Notes, the Class A and Class B Warrants and the Certificate of Designations related thereto.   Legal counsel also described to the Board of Directors the terms of the proposed Indemnification Agreement in comparison to the form Indemnification Agreement previously considered by the Board of Directors.

On July 21, 2011, the Compensation Committee met with legal counsel present and discussed excise taxes that would be owed by certain executives of the Company with respect to consideration received by them in connection with the Merger. In light of the inability of the parties to reach resolution regarding proposed methods to eliminate this tax burden, and the Compensation Committee’s assessment of the performance of management in growing the Company and achieving the valuation reflected in the proposed Merger, the Compensation Committee approved tax gross-up payments to such executives as described in “Interests of The Company’s Directors and Officers in the Merger--Gross-Up Payments” below.  As the conditions to the Compensation Committee’s July 11, 2011 authorization of executive and employee transaction bonuses were not met, the Compensation Committee determined not to make such executive and employee transaction bonuses.

On July 22, 2011, the Special Committee and the Board of Directors met to evaluate the terms of the Merger documents and the proposed transaction with Parent.  The Special Committee determined that the consideration to be received by the Company in the proposed Merger was fair, from a financial point of view, to the Company’s stockholders, and that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of the Company and its stockholders.  The Special Committee further recommended that the Merger Agreement and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger be adopted and approved by the Board of Directors and that the Board of Directors recommend that the stockholders of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.  Following the adjournment of the meeting of the Special Committee, the Board of Directors unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the NRS; (ii) recommended that the stockholders of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and (iii) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.  The Board of Directors also unanimously determined that any transactions contemplated by the Merger Agreement with respect to securities of the Company by officers, directors and directors by deputization of the Company would be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

Between July 22, 2011 and July 25, 2011, legal counsel for the Company and the Parent and Company management continued to finalize the Merger Agreement and related disclosure schedules and transaction documents, and Company legal counsel responded to inquiries from certain members of the Board of Directors regarding transaction terms.  During this time, Holland & Knight revised the form of Indemnification Agreement to be considered by the Board of Directors.

On July 25, 2011, the Board of Directors met, and received an update from Holland & Knight regarding the final negotiations on the Merger Agreement and related documents, and the form of Indemnification Agreement to be executed by the members of the Board of Directors and the Company’s Chief Financial Officer.  The Special Committee then met separately and reconfirmed its recommendation of the Merger and related authorizations from its July 22, 2011 meeting.  Following the Special Committee meeting, the Board of Directors met, received the report of the Special Committee’s reconfirmation of its approval and recommendation of the Merger.  The Board of Directors then reconfirmed its approval of the Merger and authorization of related matters.  The Merger Agreement and related documents, including written consents of the Majority Holders approving the Merger Agreement within the meaning of Section 92A.120(5) of the NRS and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, were executed and delivered by the parties on July 25, 2011.

In the early evening of July 25, 2011, Parent issued a press release announcing the execution of the Merger Agreement.

On July 27, 2011, the Company filed a Form 8-K with the SEC describing in detail the terms of the Merger Agreement and related transaction agreements and attaching as exhibits the Merger Agreement, the Termination Agreement, the Support Agreement executed by the Holders, the form of Support Agreement for the other Majority Holders and the form of Indemnification Agreement.

Reasons for the Merger; Recommendation of our Board of Directors

After careful consideration, the Board of Directors unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the NRS; (ii) recommended that the stockholders of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and (iii) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

In making its determination, the Board of Directors consulted with the Company’s management, as well as its legal and financial advisors, and considered a variety of factors weighing in favor of or relevant to the Merger Agreement and the transactions contemplated thereby, including, without limitation, those described below:

•
the Company’s business, results of operations, and financial condition on a historical and prospective basis, including the Company’s prospects if it were to remain a publicly owned corporation, and the risks associated therewith;

•	the cash form of consideration to be paid to the Company’s stockholders under the Merger Agreement, which will provide liquidity and certainty of value to the Company’s stockholders;

•
the historical market prices of Company Common Stock relative to the estimated $0.2913 per share to which holders of shares of Company Common Stock may be entitled to receive, including the Company Common Stock closing sale price of $0.14 per share on July 22, 2011, the last trading day before the Company announced that the Merger Agreement was executed;

•
the belief of the Board of Directors, in light of the sale process conducted by the Board of Directors, that the per share consideration to be paid pursuant to the Merger Agreement reflects the highest value per share of Company Common Stock and Series A-1 Preferred Stock reasonably attainable;

•
the financial analyses conducted by SRR and the opinion rendered by SRR to the Special Committee and the Board of Directors, dated as of July 20, 2011, that as of July 20, 2011 and based upon and subject to the factors and assumptions set forth therein, the Common Merger Consideration to be received by the unaffiliated common stockholders was fair, from a financial point of view, to such holders;

•
the likelihood that the Merger would be consummated, in light of (among other things) Parent’s agreement in the Merger Agreement to use its comercially reasonable efforts to consummate the Merger (subject to the terms and conditions of the Merger Agreement);

•
that the Company, due to its smaller size than many of its competitors in the marketplace,  may face increased risk if U.S. government budget pressures lead to decreases in funding for programs that the Company supports; or spending consolidates on prime contract vehicles  to which the Company may not have access due to its smaller size;

•
the recommendation of the Special Committee that the Merger Agreement and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger be adopted by the Board of Directors;

the terms of the Merger Agreement, including:

•	Parent’s and Merger Sub’s obligations to consummate the Merger are not subject to a financing condition;

•	the outside date (as such date may be extended) allows for sufficient time to complete the Merger;

•	Parent is an entity with assets and is a party to the Merger Agreement;

•
the Company is obligated, under certain circumstances, to pay Parent a termination fee of $1,537,500, which the Board of Directors considered to be reasonable in light of, among other things, the aggregate consideration to be paid pursuant to the Merger Agreement; and

•	the availability of dissenter’s rights to the stockholders of the Company, other than Majority Holders, who comply with the requirements set forth in NRS 92A.300 through 92A.500, inclusive.

The Board of Directors also identified and considered potential risks and potential disadvantages associated with the Merger Agreement and the transactions contemplated thereby, including, without limitation, those listed below:

•	the possible disruption of the Company’s business that may result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business;

•
the risk that the pendency of the Merger could materially adversely affect the Company’s relationships with its customers, suppliers and any other persons with whom the Company has business relationships, or pose difficulties in attracting and retaining key employees;

•
the termination of the opportunity for our existing stockholders to participate in the potential future economic upside derived from ownership of the Company’s capital stock following completion of the Merger;

•	the substantial expenses incurred related to the Merger;

•	the possibility that the consummation of the Merger may be delayed or not occur at all, and the adverse impact such event would have on the Company and its business;

•	the taxability of the Merger for U.S. federal income tax purposes;

•	the restrictions on the Company’s ability to solicit for or respond to proposals for competing transactions; and

•
the interests of the Company’s directors and executive officers that are different from, or in addition to, the interests of the Company’s stockholders generally, including those related to Martin M. Hale, Jr.’s position as the Chief Executive Officer of each of Hale Capital Partners, LP and Hale Fund Management, LLC, the managing member of EREF PARA LLC, which are significant shareholders and creditors of the Company.

The above discussion includes the principal information and factors, both positive and negative, considered by the Board of Directors, but is not intended to be exhaustive and may not include all of the information and factors considered by the Board of Directors. The above factors are not presented in any order of priority. The Board of Directors did not quantify or assign relative or specific weights to the factors considered in reaching their respective determinations. Rather, the Board of Directors views its positions and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the Board of Directors may have given different weights to different factors. It should be noted that this explanation of the reasoning of the Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section titled “Forward-Looking Statements” beginning on page [__] of this information statement.

Opinion of Stout Risius Ross, Inc.

           On July 17, 2011, SRR delivered to the Board of Directors and to the special committee of the Board of Directors (the “Special Committee”) its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated July 20, 2011, to the effect that, as of that date, and subject to assumptions made, matters considered and limitations as set forth therein, the Common Merger Consideration to be received by the unaffiliated holders of outstanding shares of Company Common Stock was fair, from a financial point of view, to such holders.

The full text of the written opinion of SRR, dated July 20, 2011, is attached as Annex C and is incorporated into this information statement by reference.  The opinion sets forth, among other things, the assumptions made, work performed, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by SRR.  You are urged to read the opinion carefully and in its entirety.  SRR’s opinion was directed to the Special Committee and to the entire Board of Directors and addresses only the fairness, from a financial point of view, of the Common Merger Consideration to be received by the unaffiliated holders of outstanding shares of Company Common Stock.  The opinion does not address any other aspect of the Merger and does not constitute a recommendation to the Special Committee or the Board of Directors or to any other person in respect to the Merger, including as to how any holder of shares of Paradigm stock should vote or act in respect to the Merger.  The summary of the opinion of SRR set forth in this information statement is qualified in its entirety by reference to the full text of the opinion.

The sources of information used in performing SRR’s analysis included, but were not limited to:

➢	Paradigm’s audited financial statements for the fiscal years ending December 31, 2006 through 2010;

➢	Paradigm’s annual reports on Form 10-K for the years ended December 31, 2006 through 2010;

➢	Paradigm’s quarterly report on Form 10-Q for the period ended March 31, 2011;

➢	Paradigm’s internally prepared unaudited financial statements for the five-month periods ended May 31, 2010 and 2011;

➢	The draft Agreement and Plan of Merger by and among Paradigm, Parent and Merger Sub, dated July 12, 2011;

➢	Paradigm’s five-year financial forecast for the fiscal years ending December 31, 2011 through 2015;

➢	A review of publicly available financial data of certain publicly traded companies that SRR deemed relevant;

➢	A review of publicly available information regarding certain merger and acquisition transactions that SRR deemed relevant;

➢	A review of other financial and other information for Paradigm that was publicly available or provided to SRR by management of Paradigm;

➢	Discussions with Paradigm’s management concerning its business, industry, history, and prospects;

➢
A certificate from senior management of the Company containing, among other things, representations regarding the accuracy of the information, data, and other materials (financial or otherwise) provided by or on behalf of the Company; and

➢	Discussions with Paradigm’s financial advisor, Bluestone Capital Partners.

SRR was not requested to opine as to, and its opinion does not in any manner address: (i) the Company’s underlying business decision to proceed with or effect the Merger, (ii) the terms of any agreements or documents related to, or the form or any other portion or aspect of, the Merger, except as specifically set forth herein, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, except as specifically set forth herein, or (iv) the solvency, creditworthiness or fair value of Paradigm or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency or similar matters.  Further, SRR was not requested to consider, and its opinion does not address, the merits of the Merger relative to any alternative business strategies that may have existed for Paradigm or the effect of any other transactions in which Paradigm might have engaged, nor did SRR offer any opinion as to the terms of the Merger.  Moreover, SRR was not engaged to recommend, and did not recommend, a transaction price or exchange ratio, or participate in the Merger negotiations.  Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  SRR’s opinion does not constitute, and they have not made, a recommendation to the Special Committee or the Board of Directors or any security holder of Paradigm or any other person as to how to act or vote with respect to the Merger or otherwise.  SRR also assumed, with Paradigm’s consent, that the final executed form of the Merger Agreement would not differ from the draft of the Merger Agreement that they examined, that the conditions to the Merger as set forth in the draft Merger Agreement would be satisfied without waiver of any material condition, and that the Merger would be consummated on a timely basis in the manner contemplated by the draft Merger Agreement, without any limitations, restrictions, or conditions, regulatory or otherwise.  SRR expressed no opinion as to the price at which the shares of Paradigm might trade at any time.

The SRR opinion was intended to be utilized by the Special Committee and the Board of Directors as only one input to consider in its process of analyzing the Merger.

SRR assumed that the assets, liabilities, financial condition, and prospects of Paradigm as of the date of its opinion had not changed materially since the date of the most recent financial information made available to them.  SRR also assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by Paradigm, or otherwise reviewed by or discussed with them, and of the representations and warranties of all parties to the Merger Agreement as contained in the draft Merger Agreement, in each case without independent verification of such information.  SRR assumed, without independent verification, that the financial forecasts and projections, provided to them were reasonably prepared and reflected the best currently available estimates of the future financial results of the Company, and represent reasonable estimates, and SRR relied upon such forecasts, projections and estimates in arriving at its opinion.  SRR was not engaged to assess the reasonableness or achievability of such forecasts, projections and estimates or the assumptions upon which they were based, and expressed no view as to the forecasts, projections, estimates, or assumptions.  SRR assumed that the Merger would be consummated on the terms described in the draft Merger Agreement, without any waiver of any material terms or conditions.

SRR did not conduct any physical inspection, evaluation or appraisal of Paradigm’s facilities, assets or liabilities.  SRR’s opinion was based on business, economic, market, and other conditions as they existed and could be evaluated as of the date of its opinion letter.  It should be noted that although subsequent developments may affect its opinion, SRR does not have any obligation to update, revise, or reaffirm its opinion.

SRR did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by SRR, supported or failed to support its opinion.  SRR did not specifically rely or place any specific weight on any individual analysis.  Accordingly, SRR believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors it considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by SRR in connection with the preparation of its opinion.

The following is a brief summary of the material analyses performed by SRR in connection with its oral opinion and the preparation of its written opinion dated July 20, 2011.  This summary of financial analyses includes information presented in tabular format.  In order to fully understand the financial analyses used by SRR, the tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.

Historical Trading Performance

To provide context, SRR reviewed the historical stock price and volume of Company Common Stock for the period from February 29, 2009 through July 15, 2011.  SRR noted that the low and high closing prices of Company Common Stock during this period were $0.02 and $0.20 per share.  SRR also noted that the low and high closing prices during the one-year period ending July 15, 2011 were $0.02 and $0.15 per share.

Discounted Cash Flow Method

SRR performed a discounted cash flow analysis of Paradigm in order to derive an implied enterprise value of Paradigm based on the present value of Paradigm’s future cash flows.  In performing its discounted cash flow analysis of Paradigm, SRR relied on the financial forecast prepared by Paradigm management.  The residual year growth rate was provided by Paradigm management.

SRR estimated the debt free cash flows that Paradigm could generate through the period ending December 31, 2015 based upon the Paradigm management forecast.  These cash flows were discounted to a present value-equivalent using a range of discount rates of 13.5% to 14.5%, which range was based upon Paradigm’s estimated weighted average cost of capital, or (“WACC”), and residual year growth rates ranging from 3.0% to 5.0%.  The estimated WACC was based upon estimates of Paradigm’s cost of equity capital, cost of debt capital, and an assumed capital structure, all of which were based upon information from various independent sources (including market risk-free interest rates, market equity risk premiums, small stock risk premiums, equity betas, and corporate bond rates).
Based on the assumptions described above, the discounted cash flow analysis indicated an implied enterprise value from operations (“EV”) range for Paradigm of approximately $48.8 million to $64.1 million.

Guideline Company Method

SRR reviewed and compared specific financial and operating data relating to Paradigm to comparable data of several publicly-traded companies that SRR deemed to have certain characteristics that are similar to those of Paradigm.  These selected companies were:

•	CACI International Inc;

•	SAIC, Inc.;

•	NCI, Inc.;

•	ManTech International Corporation;

•	Dynamics Research Corp.;

•	ICF International Inc.; and

•	The KEYW Holding Corporation .

SRR noted, however, that none of the selected publicly traded companies is identical or directly comparable to Paradigm.

As part of its analysis, SRR reviewed multiples of EV of the selected companies, which were calculated as equity value, plus debt and preferred stock, plus minority interests, less cash and cash equivalents, divided by the selected companies’ earnings before interest, taxes, depreciation and amortization (commonly known as EBITDA), for the next fiscal year (“NFY”) and NFY+1 estimates.  Multiples for the selected companies were based on stock prices for the selected companies as of July 15, 2011.  Estimates of future performance for the selected companies were compiled from equity analyst estimates, as provided by Capital IQ, Inc.  This analysis indicated the following EV multiples for the selected companies:

Market Multiples of the Guideline Companies
Company	EV (in Millions of U.S. Dollars)	EV / NFY EBITDA		EV / NFY+1 EBITDA
CACI International Inc	$2,277.2	7.2	x	6.8	x
SAIC, Inc.	6,395.8	6.2	x	6.0	x
NCI, Inc.	353.7	7.2	x	6.4	x
ManTech International Corporation	1,754.9	6.6	x	6.2	x
Dynamics Research Corp.	144.1	4.8	x	4.1	x
ICF International Inc.	557.7	6.8	x	6.1	x
The KEYW Holding Corporation	352.3	14.3	x	8.4	x
Low	144.1	4.8	x	4.1	x
High	6,395.8	14.3	x	8.4	x

Mean	1,690.8	7.6	x	6.3	x
Median	557.7	6.8	x	6.2	x

Paradigm financial metrics for 2011 and 2012 were taken from the financial forecast for Paradigm provided by the management of Paradigm.  Based on this analysis and on SRR’s judgment and experience with respect to the differences in size, profitability and risk, among other quantitative and qualitative factors of Paradigm relative to the selected companies, SRR selected for Paradigm a range of NFY EBITDA multiples of 7.0x to 8.0x and NFY+1 EBITDA multiples of 6.0x to 7.0x.  This analysis indicated a range of EV for Paradigm of approximately $43.3 million to $50.1 million.

Merger and Acquisition Method

SRR identified for consideration in its analysis 24 recent transactions (for which sufficient disclosure of financial terms was publicly available) involving the acquisition of companies that SRR deemed to have certain characteristics that are similar to those of Paradigm.  SRR noted, however, that none of the companies included in the selected transactions is identical or directly comparable to Paradigm and that none of the selected transactions is identical or directly comparable to the Merger.  SRR compared selected information of Paradigm with the corresponding data indicated in the selected transactions.

SRR examined multiples of EV to latest twelve months (“LTM”) EBITDA.  Multiples for the selected transactions were based upon the information available in the latest financial statements issued prior to the transaction announcement date.  Financial data for the selected transactions was obtained from various independent sources including Capital IQ, Inc.  The EV multiples implied by the selected transactions are as follows:

Market Multiples of the Selected Mergers and Acquisitions
Indicated Multiples

Date Announced	Target	Acquirer	EV / LTM EBITDA
6/3/2011	High Performance Technologies, Inc	Dynamics Research Corp.	12.0x
5/15/2011	Integral Systems Inc.	Kratos Defense & Security Solutions, Inc.	nmf
4/1/2011	SRA International Inc.	Providence Equity Partners, LLC	10.9x
4/27/2011	Apptis Holdings, Inc.	URS Corporation	n/a
3/2/2011	Global Defense Technology & Systems, Inc. (nka: Sotera Defense Solutions, Inc.).	Ares Private Equity Group	15.0x
4/1/2011	JKA Technologies, Inc.	KEYW Corporation	n/a
10/5/2010	Henry Bros. Electronics, Inc.	Kratos Defense & Security Solutions, Inc.	19.7x
10/13/2010	Enterprise Integration Group.	Veritas Capital Fund IV, L.P.	n/a
10/5/2010	Eastern Research Group, Inc.	AEA Technology plc	n/a
9/30/2010	Security and Intelligence Solutions.	ManTech International Corporation	n/a
9/24/2010	INPUT, Inc.	Deltek, Inc.	n/a
8/5/2010	Buccaneer Computer Systems and Service, Inc.	Vangent, Inc.	11.4x
7/30/2010	McNeil Technologies, Inc.	AECOM Government Services, Inc.	n/a
6/30/2010	Argon ST, Inc.	Boeing Co.	18.1x
5/6/2010	Stanley, Inc.	CGI Federal, Inc.	11.4x
4/28/2010	Seismic LLC.	Applied Signal Technology, Inc.	n/a
4/11/2010	DynCorp International, Inc.	Cerberus Capital Management, L.P.	5.6x
3/12/2010	Insight Information Technology, LLC.	KEYW Corporation	n/a
11/8/2009	TASC, Inc.	General Atlantic LLC	n/a
9/27/2009	Affiliated Computer Services, Inc.	Xerox Corporation	7.4x
9/20/2009	Perot Systems Corp.	Dell, Inc.	13.6x
9/1/2009	Pyxis Engineering LLC.	Applied Signal Technology, Inc.	n/a
6/4/2009	Axsys Technologies, Inc.	General Dynamics Information Systems	12.5x
2/20/2009	Entrust, Inc.	Thoma Bravo, LLC	13.4x

Low			5.6x
High			19.7x

Mean			12.6x
Median			12.3x

Based on this analysis, and on SRR’s judgment and experience with respect to the differences in size, profitability, and risk, among other quantitative and qualitative factors of Paradigm relative to the selected companies, SRR selected for Paradigm a range of EV to EBITDA multiples of 9.0x to 11.0x.  This analysis indicated a range of EV for Paradigm of approximately $49.7 million to $60.7 million.

Summary of Valuation Methodologies

SRR utilized the enterprise values for Paradigm implied by the discounted cash flow, guideline company and merger and acquisition analyses described above in determining an implied range of equity value for Paradigm.  After adjustments to implied enterprise value for debt, preferred stock, cash and cash equivalents and transaction expenses, as provided by Paradigm management, these analyses indicated an implied equity range for Paradigm of $33.7 million to $44.6 million, as illustrated in the chart below, or $0.23 to $0.28 per share of Company Common Stock.

Valuation Summary

In Thousands of U.S. Dollars	Indicated Range of Value as of 7/15/2011

Discounted Cash Flow Method	$48,800	$64,100
Guideline Public Company Method	43,300	50,100
Merger and Acquisition Method	49,700	60,700
Indicated Enterprise Value	$47,300	$58,300

Less: Interest-Bearing Debt [a][e]	(6,800)	(6,800)
Less: Preferred Stock [b][e]	(9,008)	(9,008)
Add: Cash and Cash Equivalents [a]	4,000	4,000
Less: Transaction Expenses [a][c][e]	(1,741)	(1,879)
Total Adjustments to Enteprise Value	(13,549)	(13,686)

Indicated Value of Equity	33,751	44,614

Divided by: Shares Outstanding [d][e]	144,419,610	156,658,747

Indicated Value of Equity per Share	$0.23	$0.28

[a]  Estimated by management as of the Effective Time.
[b]  Represents 125% of the stated value of all outstanding shares of Series A-1 Preferred Stock and an estimate of accrued but unpaid dividends.  The Certificate of Designations provides that in addition to such amounts, each holder of Series A-1 Preferred Stock is entitled upon liquidation to the "Repurchase Price" of the Class A and Class B Warrants held by such holder, as defined in such warrants.  SRR treated such warrants as separate equity instruments for purposes of determining the value of equity per share and therefore did not include the "Repurchase Price" of the Class A and Class B Warrants in the adjustments to enterprise value for the Preferred Stock.  See note [d] below.
[c]  Transaction Expenses vary based on the implied transaction price.
[d]  Assumes a "cashless" exercise of all warrants, SARs, and stock options.
[e]  The above reflects a good-faith estimate of the distribution of proceeds from a potential sale of Paradigm.  The amounts above are based upon current information available as of the date of this analysis.

Premium Analysis

Using information from FactSet Mergerstat, LLC 2011 Mergerstat Review, a data source that publishes information on merger and acquisition transactions, SRR noted that the annual average premiums paid in all transactions dating back to 2000 ranged from 30.7% to 62.3%.  Similarly, the annual median premiums paid in all transactions dating back to 2000 ranged from 23.4% to 41.1% as noted below:

% Premium Offered

Year	Average Premium	Median Premium	Number of Transactions
2000	49.2%	41.1%	574
2001	57.2%	40.5%	439
2002	59.7%	34.4%	326
2003	62.3%	31.6%	371
2004	30.7%	23.4%	322
2005	34.5%	24.1%	392
2006	31.5%	23.1%	454
2007	31.5%	24.7%	491
2008	56.5%	36.5%	294
2009	58.7%	39.8%	239
2010	51.5%	34.6%	348

Source: FactSet Mergerstat, LLC 2011 Mergerstat Review.

SRR noted that the Common Merger Consideration indicated a one-day and one-month premium of 114.0% and 149.7%, respectively.

General

In connection with the review of the proposed merger by the Special Committee, SRR performed a variety of financial and comparative analyses for purposes of rendering its opinion.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying SRR’s opinion.  In arriving at its fairness determination, SRR considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion.  SRR made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses.  In addition, SRR may have considered various assumptions more or less probable than other assumptions.  As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of SRR with respect to the actual value of Paradigm.  In performing its analyses, SRR made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters.  Many of these assumptions are beyond the control of Paradigm.  Any estimates contained in SRR’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

SRR’s opinion was furnished for the use and benefit of the Special Committee and the Board of Directors in connection with its evaluation of the Merger.

SRR’s opinion and its presentation to the Special Committee and to the Board of Directors was one of many factors taken into consideration by the Special Committee and the Board of Directors in deciding to approve the Merger Agreement and the related documents and the transactions contemplated thereby.  Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee or the Board of Directors with respect to the terms of the Merger or of whether the Special Committee or the Board of Directors would have been willing to agree to different terms.

The issuance of its opinion was approved by a committee of SRR authorized to approve opinions of this nature.

Pursuant to an engagement letter dated May 31, 2011, the Special Committee engaged SRR to provide to the Special Committee, and if requested to entire Board of Directors, an opinion with respect to the fairness, from a financial point of view, of the Common Merger Consideration  to be received by unaffiliated holders of the outstanding shares of Company Common Stock.  Under the terms of its engagement letter, we have agreed to pay SRR a fee of $115,000 for its services, of which $25,000 was payable upon signing of the engagement letter and the remainder became payable upon delivery of SRR’s opinion.  SRR’s compensation is neither based upon nor contingent on the results of its engagement or the consummation of the Merger.  We have also agreed to reimburse SRR for expenses reasonably incurred by SRR in performing its services, including fees and expenses of its legal counsel, and to indemnify SRR and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.  SRR has not been requested to opine to, and its opinion does not address, the fairness of the amount or nature of the compensation to any of Paradigm’s officers, directors or employees, or any class of such persons, relative to the compensation to be received by the unaffiliated holders of outstanding shares of Company Common Stock.

The Special Committee selected SRR to provide an opinion to the Special Committee in connection with its consideration of the Merger because SRR is a financial advisory firm with experience in similar transactions.  SRR is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged transactions, and private placements.  SRR has previously provided financial advisory services to Paradigm for which it received customary fees.  SRR has not previously provided financial advisory services to Parent or any of its affiliates.

Certain Prospective Financial Information of the Company

Paradigm does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information, and Paradigm is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, Paradigm's management prepared and provided to SRR in connection with SRR’s evaluation of the fairness of the Common Merger Consideration non-public, internal financial forecasts regarding Paradigm's projected future operations for the 2011 through 2015 fiscal years (the “Internal Financial Forecasts”). Paradigm has included the Internal Financial Forecasts on Annex D to this information statement for the purpose of providing stockholders access to certain non-public information that was furnished to SRR and such information may not be appropriate for other purposes.

           The Internal Financial Forecasts are not guidance and were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles in the United States. Neither Paradigm’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Internal Financial Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.  The Internal Financial Forecasts included on Annex D are only being included because the Internal Financial Forecasts were provided by Paradigm to SRR.

The inclusion of the Internal Financial Forecasts on Annex D should not be regarded as an indication that Paradigm, Parent or Merger Sub or their affiliates, advisors or representatives considered or consider the Internal Financial Forecasts to be predictive of actual future events, and the Internal Financial Forecasts should not be relied upon as such nor should the information contained in the Internal Financial Forecasts be considered appropriate for purposes of making investment decisions in relation to Paradigm securities or for any other purposes. None of Paradigm, Parent or Merger Sub or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ materially from the Internal Financial Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Internal Financial Forecasts to reflect circumstances existing after the date that the Internal Financial Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Internal Financial Forecasts are shown to be in error. Since the Internal Financial Forecasts cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. Paradigm does not intend to make publicly available any update or other revision to the Internal Financial Forecasts. Paradigm urges all stockholders to review Paradigm's most recent SEC filings for a description of Paradigm's reported financial results.

The Internal Financial Forecasts reflect numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Paradigm's business all of which are difficult to predict and many of which are beyond its control. The Internal Financial Forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Internal Financial Forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks described under the heading "Risk Factors" in Paradigm's Annual Report on Form 10-K for the year ended December 31, 2010, as updated by Paradigm's subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. See also “Forward-Looking Statements” beginning on page [__] of this information statement.  None of Paradigm, Parent or Merger Sub or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of Paradigm or other person regarding the ultimate performance of Paradigm compared to the information contained in the Internal Financial Forecasts.  There can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted. The Internal Financial Forecast cannot be considered a reliable predictor of future results and should not be relied upon as such.

Certain Interim Financial Information of the Company

Paradigm's management prepared and provided to SRR in connection with SRR’s evaluation of the fairness of the Common Merger Consideration, non-public, unaudited financial statements for the five-month periods ended May 31, 2010 and 2011 (the “Five Month Financials”). Paradigm has included the Five Month Financials on Annex E to this information statement for the purpose of providing stockholders access to certain non-public information that was furnished to SRR and such information may not be appropriate for other purposes.

           The Five Month Financials were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants or generally accepted accounting principles in the United States.   The Five Month Financials included on Annex E are only being included because the Five Month Financials were provided by Paradigm to SRR.

The information contained in the Five Month Financials should not be considered appropriate for purposes of making investment decisions in relation to Paradigm securities or for any other purposes. Paradigm urges all stockholders to review Paradigm's most recent SEC filings for a description of Paradigm's reported financial results.

Financing of the Merger

Parent is funding the Merger and the other transactions contemplated by the Merger Agreement from its cash on hand. Parent’s and Merger Sub’s obligations to consummate the Merger are not subject to a financing condition.

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly after the effective time of the Merger, the Exchange Agent will send to each holder of record of a certificate previously representing a share of Company Common Stock (a “certificate”) or a book-entry share a letter of transmittal describing how such holder may exchange such certificate or book-entry shares for the consideration to be paid in accordance with the terms of the Merger Agreement. You should not return your certificates to the Exchange Agent without a letter of transmittal, and you should not return your certificates to the Company.

If your shares of Company Common Stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares of Company Common Stock in exchange for the Merger consideration.

Interests of the Company’s Directors and Officers in the Merger

You should be aware that the Company’s directors and officers have interests in the Merger that are described below and may be different from or in addition to the interests of our stockholders generally and that may present a conflict of interest. Our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our stockholders generally in making their respective determinations and recommendations in connection with the Merger Agreement and the transactions contemplated thereby. You should consider these and other interests of our directors and officers that are described in this information statement.

Treatment of Securities Held by Hale Capital and EREF PARA

Martin M. Hale, Jr., is a member of the Board of Directors, and is also the Chief Executive Officer of each of Hale Capital and Hale Fund Management, LLC, the managing member of EREF PARA.

As of immediately prior to the execution of the Merger Agreement, the Holders held an aggregate of (i) 5,989.484 shares of Series A-1 Preferred Stock, (ii) Class A Warrants to purchase an aggregate of 79,602,604 shares of Company Common Stock at an exercise price equal to $0.0780 per share, (iii) Class B Warrants to purchase an aggregate of 69,062,247 shares of Company Common Stock at an exercise price of $0.0858 per share, (iv)  3,795,674 shares of Company Common Stock and (v) Senior Notes in the principal amount of $4,000,000.

As determined in the manner described under the section titled “Merger Agreement—Merger Consideration” and “Other Agreements—Termination Agreement”, the Holders will receive a minimum of approximately $44,000,000 of consideration as a result of the Merger.

Treatment of Options and Warrants Held by Officers and Directors Other than the Holders

Peter B. LaMontagne, a member of the Board of Directors and the Company’s President and Chief Executive, Richard Sawchak, the Company’s Senior Vice President and Chief Financial Officer, and John A. Moore, a member of the Board of Directors hold Other Company Warrants to acquire 8,300, 8,300 and 41,500 shares of Company Common Stock respectively.  Each of these Company Warrants has an exercise price of $1.20 per share.  Each of these Other Company Warrants will be cancelled for no consideration.

Peter LaMontagne, Richard Sawchak, Anthony Verna, the Company’s Senior Vice President, Strategy and Business Development, Robert Boakai, the Company’s Vice President, Enterprise IT Solutions, Diane Moberg, the Company’s Vice President, Human Resources and Compliance, and John Moore, as of the date of the execution of the Merger Agreement held Company Options to purchase 500,000, 200,000, 150,000, 100,000, 50,000 and 40,000 shares of Company Common Stock, respectively.  All of these Company Options have an exercise price of $0.30 per share and are fully vested.  Based on estimated Common Merger Consideration of $0.2913 per share, each of these Company Options will be cancelled for no consideration.

Treatment of Company Common Stock

As of July 25, 2011, Messrs. LaMontagne, Sawchak, Verna, Boakai and Moore and Ms. Moberg held 1,250,000, 575,000, 300,000, 150,000, 150,000 and 200,000 shares of restricted Company Common Stock, subject to vesting.  As a result of the Merger, all of these shares of restricted Company Common Stock will fully vest.

The following table shows the total number of shares of Company Common Stock, including retricted shares, held by each of Raymond Huger, the Chairman of the Board of Directors, and each of  Messrs. LaMontagne, Sawchak, Verna, Boakai and Moore and Ms. Moberg as of the date of the execution of the Merger Agreement and the amount of consideration that such officers and directors would be entitled to receive as a result of the Merger based on estimated Common Merger Consideration of $0.2913 per share. See the section titled “Merger Agreement—Merger Consideration” for a description of how the Common Merger Consideration will be calculated.

Name	Number of Shares	Amount of Consideration
Raymond Huger	9,894,719	$2,882,332
John A. Moore (1)	7,260,257	$2,114,913
Peter LaMontagne	2,532,052	$737,587
Richard Sawchak	1,857,052	$540,959
Anthony Verna	300,000	$87,390
Diane Moberg	200,000	$58,260
Robert Boakai	100,000	$29,130
(1) Includes 6,410,257 shares of Company Common Stock that Mr. Moore holds as a joint tenant with his spouse.

Treatment of Management SARs

On July 21, 2011, the Board of Directors confirmed that the Company SARs are exercisable into 15% of the Company’s shares of Company Common Stock on a fully-diluted basis, calculated assuming the full exercise of all the Company’s warrants, stock options and stock appreciation rights, except for the Class A Warrants and Class B Warrants, which would be treated as cashless exercised (i.e., netting the fully-diluted number of shares for the exercise price as if shares of Company Common Stock were issued in an amount equal to the spread between the price of the Company Common Stock and the exercise price).

The following table shows the consideration expected to be paid to each of  Messrs. LaMontagne, Sawchak, Verna, Boakai and Ms. Moberg with respect to Company SARs held by such officers as of the execution date of the Merger Agreement.  The amount of consideration that such officers would be entitled to receive is based on estimated Common Merger Consideration of $0.2913 per share. See the section titled “Merger Agreement—Merger Consideration” for a description of how the Common Merger Consideration will be calculated.

SAR
Names	Consideration
Peter LaMontagne	$2,136,716
Richard Sawchak	$821,814
Anthony Verna	$601,652
Robert Boakai	$601,652
Diane Moberg	$601,652

“Gross Up” Payments

Upon the closing of the Merger, the Company intends to make payments to Peter LaMontagne, Richard Sawchak, Robert Boakai and Diane Moberg in the aggregate amount of $1,760,016 as a “gross up” in connection with certain potential tax obligations of such persons.  See “Information About Golden Parachute Compensation” below.

Offer Letters

The following offer letters provide for potential payments to officers of the Company as a result of the termination of such officer’s employment as a result of a “change of control” of the Company:

•
Offer Letter for Full-Time Employment between Paradigm Solutions Corporation and Robert Boakai dated March 12, 2007, which provides for three months severance at the employee’s current salary if the employee is terminated for any reason other than cause, including a change in ownership control.

•
Offer Letter between Paradigm Solutions Corporation and Peter LaMontagne dated April 28, 2006, which provides for six months severance at the employee’s current salary if the employee is terminated for any reason other than cause, including a change in ownership control.

•
Offer Letter by and between Paradigm Solutions Corporation and Diane Moberg dated May 31, 2007, which provides for three months severance at the employee’s current salary if the employee is terminated for any reason other than cause, including a change in ownership control.

•
Offer Letter between Paradigm Solutions Corporation and Anthony Verna dated October 27, 2006, which provides for six months severance at the employee’s current salary if the employee is terminated for any reason other than cause, including a change in ownership control.

•
Offer Letter by and between Paradigm Holdings, Inc. and Richard Sawchak dated June 28, 2007, which provides for six months of full benefits and severance pay at the employee's current salary if the employee is terminated for any reason other than for cause, including a change in ownership control.

The Merger Agreement anticipates the termination of employment of Richard Sawchak, the Company’s Senior Vice President and Chief Financial Officer, prior to the closing of the Merger.  The Company has determined that Richard Sawchak's severance payment amount pursuant to his offer letter would be approximately $170,000, which is payable in addition to the consideration set forth above.

Information about Golden Parachute Compensation

Messrs. LaMontagne, Sawchak, Verna and Boakai are Paradigm’s named executive officers (the “named executive officers”).  As required by SEC rules, the following table sets forth the estimated value of compensation that each named executive officer could receive in connection with the consummation of the Merger that are based on or otherwise relate to the Merger.  These amounts have been calculated assuming that the price per share of Company Common Stock paid in the Merger is $0.2913. The table does not reflect the potential adjustments to the Common Merger Consideration as described under the section titled “Merger Agreement—Merger Consideration.”  Certain of the amounts payable are based on certain other assumptions as indicated in the footnotes accompanying the following table and may vary depending on the actual date of completion of the Merger and other factors described in the section titled “The Merger Agreement—Merger Consideration.”

 Golden Parachute Compensation

Name and Principal Position	Cash		Equity		Pension/ NQDC	Perquisites/ Benefits		Tax Reimbursement		Other	Total

Peter LaMontagne President and Chief Executive Officer	$0		$2,500,841	(1)	$0	$0		$921,787	(7)	$0	$3,422,628
Richard Sawchak Senior Vice President and Chief Financial Officer	$170,000	(2)	$989,312	(3)	$0	$9,169	(4)	$385,860	(7)	$0	$1,554,341
Anthony Verna Senior Vice President, Strategy and Business Development	$0		$689,042	(5)	$0	$0		$0		$0	$689,042
Robert Boakai Vice President, Enterprise IT Solutions	$0		$645,347	(6)	$0	$0		$214,578	(7)	$0	$859,925

(1) Represents (i) 1,250,000 Company Restricted Shares, which automatically become fully vested and free of any forfeiture restrictions as a result of the Merger, multiplied by $0.2913 per share (the estimated amount of Common Merger Consideration) and (ii) the cancellation of Company SARs held by Mr. LaMontagne.  See “Interests of the Company’s Directors and Officers in the Merger—Treatment of Management SARs” for a discussion of the amount payable with respect to the cancellation of Company SARs.  Amounts payable to Mr. LaMontagne as a result of the Merger are not conditioned upon Mr. LaMontagne’s termination or resignation as an executive officer of the Company.  See the section of this information statement titled “Merger Agreement” for a further discussion of the circumstances, conditions and methods of paying the amounts set forth in this table.

(2) The Company has determined that Richard Sawchak's severance payment amount pursuant to the offer letter described above would be $170,000, which amount is payable as a result of Mr. Sawchak’s anticipated termination of employment prior to the closing of the Merger.

(3) Represents (i) 575,000 Company Restricted Shares, which automatically become fully vested and free of any forfeiture restrictions as a result of the Merger, multiplied by $0.2913 per share (the estimated amount of Common Merger Consideration) and (ii) the cancellation of Company SARs held by Mr. Sawchak.  See “Interests of the Company’s Directors and Officers in the Merger—Treatment of Management SARs” for a discussion of the amount payable with respect to the cancellation of Company SARs.  Amounts payable to Mr. Sawchak as a result of the Merger, other than the $170,000 of cash and $9,169 of health benefits, are not conditioned upon Mr. Sawchak’s termination or resignation as an executive officer of the Company.  The $170,000 of cash and $9,169 of health benefits set forth in the above table are payable to Mr. Sawchak as a result of his expected termination of employment with the Company as a result of the Merger.  See the section of this information statement titled “Merger Agreement” for a further discussion of the circumstances, conditions and methods of paying the amounts set forth in this table.

(4)Value of six months of health benefits based on the applicable per month premiums.  The Offer Letter by and between the Company and Richard Sawchak dated June 28, 2007, provides for six months of full benefits if the employee is terminated for any reason other than for cause, including a change in ownership control.

(5) Represents (i) 300,000 Company Restricted Shares, which automatically become fully vested and free of any forfeiture restrictions as a result of the Merger, multiplied by $0.2913 per share (the estimated amount of Common Merger Consideration) and (ii) the cancellation of Company SARs held by Mr. Verna.  See “Interests of the Company’s Directors and Officers in the Merger—Treatment of Management SARs” for a discussion of the amount payable with respect to the cancellation of Company SARs.  Amounts payable to Mr. Verna as a result of the Merger are not conditioned upon Mr. Verna’s termination or resignation as an executive officer of the Company.  See the section of this information statement titled “Merger Agreement” for a further discussion of the circumstances, conditions and methods of paying the amounts set forth in this table.

(6) Represents (i) 150,000 Company Restricted Shares, which automatically become fully vested and free of any forfeiture restrictions as a result of the Merger, multiplied by $0.2913 per share (the estimated amount of Common Merger Consideration) and (ii) the cancellation of Company SARs held by Mr. Boakai.  See “Interests of the Company’s Directors and Officers in the Merger—Treatment of Management SARs” for a discussion of the amount payable with respect to the cancellation of Company SARs.  Amounts payable to Mr. Boakai as a result of the Merger are not conditioned upon Mr. Boakai’s termination or resignation as an executive officer of the Company.  See the section of this information statement titled “Merger Agreement” for a further discussion of the circumstances, conditions and methods of paying the amounts set forth in this table.

(7) Represents a “gross up” payment in connection with certain potential tax obligations.

Potential for Continued Employment

The surviving corporation may continue to employ certain of our officers following the Merger.  In connection with the execution of the Merger Agreement, each of Peter LaMontagne, Robert Boakai, Diane Moberg and Anthony Verna entered into Employee Agreements, Non-Compete, Non-Solicitation and Non-Disturbance Agreements and Offer Letters with Parent.  The Employee Agreements, Non-Compete, Non-Solicitation and Non-Disturbance Agreements and Offer Letters are described under “Other Agreements—Employee Agreements; Non-Compete, Non-Solicitation and Non-Disturbance Agreements; Offer Letters” beginning on page [__] of this information statement.

Paradigm Solutions International, Inc.

The Merger Agreement requires that, prior to closing, the Company enter into an amended and restated reseller agreement with Paradigm Solutions International, Inc. on terms that are acceptable to Parent.  Raymond Huger, the Chairman of the Company’s Board of Directors, serves as the Chairman and Chief Executive Officer of Paradigm Solutions International, which provides IT and software solutions to the commercial market.

Indemnification of Directors and Executive Officers; Directors’ and Officers’ Insurance

Parent and the Company have agreed in the Merger Agreement that all rights that a person that was a director or officer of the Company (or any predecessor of the Company) or that served at any other enterprise as a director or officer at the request of the Company or any predecessor of the Company) or any trustee or fiduciary under or with respect to certain employee benefit plans as of the date of the Merger Agreement may have for indemnification for their acts and omissions as a director, officer, trustee or fiduciary occuring prior to the effective time of the Merger under certain employment or indemnification agreements or the Company’s (or its subsidiaries’) organizational documents will survive the Merger and will be observed for a period of six years after the effective time of the Merger to the fullest extent permitted by Nevada law.

 In addition, for a period of six years from the effective time of the Merger, the organizational documents of the surviving corporation are to contain provisions no less favorable with respect to indemnification than are set forth in the Company’s Amended and Restated Articles of Incorporation and Bylaws in effect as of the date of the Merger Agreeemnt, which provisions are not to be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would affect adversely the rights thereunder of individuals who were directors, officers, trustees, employees, agents or fiduciaries of the Company or any of the Company’s subsidiaries or with respect to certain employee benefit plans, unless the modification is required by law.

Subject to certain limitations, for six years from the effective time of the Merger, the surviving corporation is to maintain officers’ and directors’ liability insurance with respect to claims arising from facts or events that occurred prior to the effective time of the Merger.

On July 25, 2011, the Company entered into Indemnification Agreements (the “Indemnification Agreements”) with each of the current members of the Board of Directors of the Company and Richard Sawchak, the Company’s Senior Vice President and Chief Financial Officer. Among other things, the Indemnification Agreements require the Company to indemnify the directors and Mr. Sawchak in the event of certain proceedings and to advance expenses as provided in the Indemnification Agreements.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Certain U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

This section discusses certain material U.S. federal income tax consequences of the Merger. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of Company Common Stock or Series A-1 Preferred Stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service (the “IRS”), nor any opinion of counsel will be requested concerning the U.S. federal income tax consequences of the Merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder of Company Common Stock or Series A-1 Preferred Stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•
financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold the Company’s stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	holders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates;

•	holders who hold Company Common Stock or Series A-1 Preferred Stock through pass-through entities;

•	holders who hold Company Common Stock or Series A-1 Preferred Stock as qualified small business stock; or

•	holders who exercise dissenter’s rights.

The discussion below applies only to stockholders of the Company that hold Company Common Stock or Series A-1 Preferred Stock as capital assets at the time of the completion of the Merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to the stockholders of the Company or any of the tax consequences that may be applicable to securities other than Company Common Stock and Series A-1 Preferred Stock.

The Merger

The exchange of Company Common Stock and Series A-1 Preferred Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. A holder of Company Common Stock or Series A-1 Preferred Stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the Merger and the stockholder’s adjusted tax basis in the stock surrendered. Gain or loss will be calculated separately for each block of stock (or stock acquired at the same cost in a single transaction) exchanged in the Merger. If at the time of the Merger, a non-corporate stockholder’s holding period for the stock is more than one year, any gain recognized generally will be subject to U.S. federal income tax at the long-term capital gains rate. If the non-corporate stockholder’s holding period for the stock is one year or less at the time of the Merger, any gain generally will be subject to U.S. federal income tax at the same graduated rates as ordinary income. The deductibility of capital losses is generally subject to limitations. For corporations, capital gain is taxed at the same rates as ordinary income, and the use of capital losses is generally subject to limitations.

Federal Backup Withholding

To prevent U.S. federal backup income tax withholding with respect to cash received pursuant to the Merger, each holder of Company Common Stock and Series A-1 Preferred Stock (other than a holder of Company Common Stock or Series A-1 Preferred Stock that is a corporation) must either provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax by either completing the substitute Form W-9 included in a letter of transmittal to be provided at or after the closing date of the Merger or otherwise establishing a basis for exemption from backup withholding. Holders of Company Common Stock and Series A-1 Preferred Stock (other than a holder of Company Common Stock or Series A-1 Preferred Stock that is a corporation) who fail to provide their correct taxpayer identification numbers and the appropriate certifications or to establish an exemption will be subject to backup withholding on cash paid in exchange for the Company Common Stock and Series A-1 Preferred Stock at a tax withholding rate of 28% and may be subject to penalties imposed by the IRS. If the amount withheld on a payment to a holder of the Company Common Stock or Series A-1 Preferred Stock results in an overpayment of taxes, a refund or credit generally may be obtained from the IRS, provided that the required information is provided to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO HOLDERS OF COMPANY COMMON STOCK AND SERIES A-1 PREFERRED STOCK. EACH HOLDER OF COMPANY COMMON STOCK AND SERIES A-1 PREFERRED STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER. WITHOUT LIMITING THE FOREGOING, THE DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO DESCRIBE, AND SHOULD NOT BE PRESUMED TO DESCRIBE, THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF SECURITIES OTHER THAN COMPANY COMMON STOCK OR SERIES A-1 PREFERRED STOCK.

Regulatory and Other Governmental Approvals

Other than the acceptance of the articles of merger by the Secretary of State of the State of Nevada, the Company does not believe that any other regulatory approvals are required to consummate the Merger.

Deregistration of Company Common Stock

Shares of the Company’s common stock currently quoted on the OTCBB and OTCQB under the stock symbol “PDHO.” Upon completion of the Merger, all shares of Company Common Stock will cease to be quoted on the OTCBB and OTCQB and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. This summary does not purport to be complete and may not contain all the information about the Merger Agreement that is important to you. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this information statement, is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide our stockholders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about the Company. The Merger Agreement contains representations and warranties of the Company, Merger Sub and Parent, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. This description of the representations and warranties is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the NRS, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will survive as a wholly owned subsidiary of Parent. In addition, the articles of incorporation and bylaws of Merger Sub will become the articles of incorporation and bylaws of the surviving corporation.

Directors and Officers

The directors and officers of Merger Sub immediately prior to the effective time of the Merger will be the initial directors and officers of the surviving corporation as of the effective time of the Merger and shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

When the Merger Becomes Effective

Unless another time or date is agreed to in writing by the parties, the Merger will close on the first date which is (a) (i) the first business day of a calendar month or (ii) the first business day of a calendar month on or after the fifteenth day of such calendar month and (b) on which the conditions to the closing of the Merger described under “The Merger Agreement—Conditions to the Merger” beginning on page [__] of this information statement have been satisfied or waived. For example, the following dates in 2011 are available as closing dates:  September 1, September 15, October 3, October 17, November 1, November 15, December 1 and December 15.  The Merger will be effective upon the filing of Articles of Merger with the Secretary of State of the State of Nevada, or at such later time specified in the Articles of Merger filed with the Secretary of State of the State of Nevada.

Merger Consideration

Company Common Stock

At the effective time of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than (i) shares held in the treasury of the Company and shares owned by Parent, Merger Sub, or any subsidiary of Parent or the Company  (which shares will be cancelled) and (ii) shares in respect of which dissenter’s rights have been properly exercised under Chapter 92A of the NRS, will be converted into the right to receive an amount in cash equal to the “Aggregate Common Merger Consideration” (which is defined below) divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger, without interest.  As of the date of the Merger Agreement, the Common Merger Consideration was estimated to be equal to $0.2913 per share.  The amount of the cash payments made with respect to shares of Company Common Stock may be reduced by any applicable withholding taxes.

Series A-1 Preferred Stock

At the effective time of the Merger, each share of Series A-1 Preferred Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive an amount per share of Series A-1 Preferred Stock (including a proportionate amount for any fractional share) equal to the Liquidation Price (as defined in the Certificate of Designations).  The amount of the cash payments made with respect to shares of Series A-1 Preferred Stock may be reduced by any applicable withholding taxes.

Stock Options

Each Company Option which is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled as of the effective time of the Merger.  The holder of each Company Option will be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company Option equal to the product of (i) the excess, if any, of the Common Merger Consideration over the per share exercise price of such Company Option, and (ii) the number of shares of Company Common Stock covered by such Company Option (including both vested and unvested shares) as of immediately prior to the effective time of the Merger.  The amount of the cash payments made with respect to Company Options may be reduced by any applicable withholding taxes.

Company SARs

Each Company SAR which is outstanding immediately prior to the effective time of the Merger will be cancelled as of the effective time of the Merger.  The holder of each Company SAR will be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company SAR equal to the product of (i) the excess, if any, of the Common Merger Consideration over the per share exercise price of such Company SAR and (ii) the number of shares of Company Common Stock with respect to which such Company SAR is exercisable as of the effective time of the Merger.  The amount of the cash payments made with respect to Company SARs may be reduced by any applicable withholding taxes.

Class A and Class B Warrants

At the effective time of the Merger, pursuant to the Termination Agreement, each outstanding Class A Warrant will be cancelled in exchange for the payment to each holder of a Class A Warrant of an amount in cash equal to (x) the greater of (I) the Common Merger Consideration and (II) $0.2913 (the greater of (I) and (II) is referred to as the “Adjusted Common Merger Consideration”) multiplied by (y) the number of shares of Company Common Stock that would have been issuable upon a cashless exercise of such Class A Warrant immediately prior to the effective time of the Merger based on the Adjusted Common Merger Consideration.

At the effective time of the Merger, pursuant to the Termination Agreement, each outstanding Class B Warrant will be cancelled in exchange for the payment to each holder of a Class B Warrant of an amount in cash equal to (x) the Adjusted Common Merger Consideration multiplied by (y) the number of shares of Company Common Stock that would have been issuable upon a cashless exercise of such Class B Warrant immediately prior to the effective time of the Merger based on the Adjusted Common Merger Consideration.

The amount of the cash payments made with respect to the Class A Warrants and the Class B Warrants may be reduced by any applicable withholding taxes.

Other Company Warrants

The Merger Agreement provides that the Company will take the necessary actions to cause each outstanding Other Company Warrant which is issued and outstanding at the effective time of the Merger to be deemed exercised effective as of the effective time of the Merger, for cash, with such cash deemed paid via the Common Merger Consideration payable to such holders.  Other Company Warrants that have an exercise price less than the Common Merger Consideration will be cancelled and terminated at the effective time of the Merger.  The amount of the cash payments made with respect to the Other Company Warrants may be reduced by any applicable withholding taxes.

Senior Notes

Each of the Company’s Senior Notes that are outstanding as of the effective time of the Merger will be cancelled and the Company will pay to each holder of a Senior Note cash in an amount equal to the sum of (x) the aggregate principal amount of the Senior Notes held by such holder then outstanding, together with any accrued and unpaid interest thereon through the effective time of the Merger (calculated at an interest rate of 6% per annum) and (y) the Present Value of Interest (as defined in the Senior Notes) with respect to such aggregate principal amount of the Senior Notes then outstanding.  The amount of the cash payments made with respect to the Senior Notes may be reduced by any applicable withholding taxes.

Restricted Shares

At the effective time of the Merger, all outstanding Company Restricted Shares will automatically become fully vested and will be paid in the same fashion as other shares of Company Common Stock.

Aggregate Common Merger Consideration

The Merger Agreement defines “Aggregate Common Merger Consideration” as being equal to the amount determined by subtracting (i) the aggregate Preferred Share Merger Consideration, (ii) the aggregate Senior Note Merger Consideration, (iii) the aggregate amount to which the holders of Company Stock-Based Securities are entitled, (iv) the aggregate amount of Company Transaction Expenses that are unpaid at the effective time of the Merger, and (v) the aggregate amount of outstanding Company Debt (excluding the Senior Notes) at the effective time of the Merger, from the sum of (A) $61.5 million and (B) the aggregate amount of Closing Cash.

Payment of the Merger Consideration

Parent will deposit with a bank or trust company designated by Parent (the “Exchange Agent”) the cash required to make payments in respect of the Common Merger Consideration (the “Exchange Fund”).

Promptly after the effective time of the Merger, the surviving corporation will cause the Exchange Agent to mail to each holder of record of a certificate or book-entry shares whose shares of Company Common Stock were converted into the right to receive Common Merger Consideration a letter of transmittal and instructions for effecting the surrender of such certificate or book-entry shares in exchange for the applicable Common Merger Consideration.

If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company Common Stock in exchange for the consideration to be paid pursuant to the Merger Agreement.

Upon surrender of certificates or book-entry shares for cancellation to the Exchange Agent, together with a completed and executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, the record holder of such certificates or book-entry shares will be entitled to receive the Common Merger Consideration in exchange for each share of Company Common Stock formally evidenced by such certificates or book-entry shares.  After the effective time of the Merger, until surrendered, each certificate or book-entry share will be deemed to represent only the right to receive upon such surrender the Common Merger Consideration for each share of Company Common Stock evidenced by such certificate or book-entry share.

If any Common Merger Consideration is to be paid to a person other than a person in whose name the certificate or book-entry shares surrendered are registered, the person requesting such exchange must pay to the Exchange Agent any transfer or other taxes required by reason of payment of the Common Merger Consideration to a person other than the registered holder of the certificate or book-entry share surrendered, or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

YOU SHOULD NOT RETURN YOUR CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR CERTIFICATES TO THE COMPANY.

Any portion of the Exchange Fund that remains undistributed to the Company’s common stockholders for six months after the effective time of the Merger will be delivered to Parent, and any holder of shares of Company Common Stock which has yet to properly claim the Common Merger Consideration to which such stockholder is entitled may look only to Parent for payments in respect of the Common Merger Consideration, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of Parent.  Further if any shares of Series A-1 Preferred Stock or Company Common Stock (or instruments for the Company Stock-Based Securities) are not surrendered prior to two years after the effective time of the Merger (or immediately prior to such earlier date on which any of the Common Merger Consideration would otherwise escheat or become the property of any governmental entity), any amounts payable in respect thereof will, to the extent permitted by applicable law, become the property of Parent.

Pursuant to the Termination Agreement, at the effective time of the Merger, the outstanding shares of Series A-1 Preferred Stock will be cancelled and Parent will, upon delivery to the Company of the certificates that immediately prior to the effective time of the Merger evidenced outstanding shares of Series A-1 Preferred Stock, pay to the holders of the Series A-1 Preferred Stock cash in an amount equal to the Preferred Share Merger Consideration for each share of Series A-1 Preferred Stock held by such holder.

The surviving corporation, Parent and the Exchange Agent may deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as it is required to deduct and withhold pursuant to applicable tax laws.

If any certificate for shares of Company Common Stock or Series A-1 Preferred Stock is lost, stolen or destroyed, upon the receipt of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting of a bond in such reasonable amount as directed by the surviving corporation, in the case of Company Common Shares, the Exchange Agent will issue the Common Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate, without any interest and with respect to the Series A-1 Preferred Stock, Parent will issue the Preferred Merger Consideration represented by such certificate, without any interest.

From and after the effective time of the Merger, holders of certificates will cease to have any rights as stockholders of the Company, except the right to receive the applicable Merger Consideration, without interest.

The Merger Agreement requires that, no later than the effective time of the Merger, Parent will deposit with the Company an amount in cash equal to the aggregate amount of consideration to be paid to the holders of Company Options and Company SARs.  Holders of Company Options and Company SARs will be entitled to receive from the surviving corporation as of the effective time of the Merger, or as soon as practical thereafter (but in no event later than five (5) days after the effective time of the Merger), cash, without interest, equal to the amount to which such holder is entitled pursuant to the Merger Agreement.

The Merger Agreement further requires that, no later than the effective time of the Merger, Parent will deposit with the Company an amount in cash equal to the aggregate amount of consideration to be paid to the holders of Other Company Warrants.  After the effective time of the Merger, the surviving corporation is required to mail to the holders of the Other Company Warrants a letter of transmittal and instructions for how to surrender Other Company Warrants to the surviving corporation in exchange for the applicable consideration.

Representations and Warranties

In the Merger Agreement, the Company makes representations and warranties relating to, among other things:

•	corporate existence, good standing, and corporate power and authority to carry on its business as presently conducted;

•	capitalization;

•	subsidiaries;

•	power and authority to enter into and to perform its obligations under the Merger Agreement and to consummate the Merger;

•	the absence of conflicts with or defaults under organizational documents, contracts and applicable laws;

•	SEC matters;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	litigation;

•	no violation of law;

•	permits;

•	compliance with agreements;

•	taxes;

•	employee benefit plans and ERISA;

•	labor and employment matters;

•	real estate;

•	environmental matters;

•	contracts and commitments; suppliers and customers;

•	intellectual property rights;

•	anti-takeover laws;

•	government contracts;

•	advisors’ fees;

•	opinion of financial advisor;

•	certain loans and other transactions; and

•	insurance.

In the Merger Agreement, Parent and Merger Sub make representations and warranties relating to, among other things:

•	organization;

•	power and authority to enter into and to perform their obligations under the Merger Agreement and to consummate the Merger;

•	the absence of conflicts with or defaults under organizational documents, contracts and applicable laws;

•	litigation;

•	the availability of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	advisors’ fees;

•	Merger Sub; and

•	other agreements or understandings.

Certain representations and warranties made by each of the parties are qualified by a “material adverse effect” clause. The Merger Agreement provides that a “material adverse effect” means any change, circumstance, fact, event or effect that has occurred that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects that have occurred, is or would reasonably be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, the business, financial condition, assets or results of operations of the Company and its subsidiaries, taken as a whole, other than any change, circumstance, fact, event or effect arising out of or resulting from:

•
changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, in each case to the extent such change, circumstance, fact, event or effect does not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, as compared to other companies in the U.S. government information technology services industry generally;

•
changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its subsidiaries conduct their respective businesses, in each case to the extent such change, circumstance, fact, event or effect does not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, as compared to other companies in the U.S. government information technology services industry generally;

•	changes in GAAP or applicable law;

•
the execution or announcement of, or the pendency of any investigation by any governmental entity with respect to, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•
acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement;

•	the failure of the Company to be awarded any contract in response to any bid;

•
earthquakes, hurricanes, floods, or other natural disasters, in each case to the extent such earthquake, hurricane, flood, or other natural disaster does not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, as compared to other companies in the U.S. government information technology services industry generally;

•
any action brought against the Company, asserted against the Company or threatened to be brought against the Company, in each instance, by or on behalf of any holder or holders of Company Common Stock or Series A-1 Preferred Stock arising out of or relating to the Merger in their capacity as such;

•	any action taken by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent, Merger Sub or any of their subsidiaries; or

•
any decline in the market price or trading volume of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by the Company or independent third parties); provided that the underlying cause of any such decline or failure referred to in this clause would be taken into account in determining whether there is a “Material Adverse Effect.”

Conduct of Business Pending the Merger

The Company has agreed in the Merger Agreement that, until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement, except as permitted by the terms of the Merger Agreement, the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course and in accordance with past practices, and in compliance with all applicable laws and the requirements of all material contracts and to use commercially reasonable efforts to maintain and preserve intact their respective current business organizations, keep available the services of their respective current officers and other employees and maintain their respective relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with the Company or its subsidiaries and with all governmental entities.

The Company has also agreed that, until the effective time of the Merger, except as permitted by the terms of the Merger Agreement or as required by applicable law, it will not, and will not permit any of its subsidiaries to, do any of the following (among other things) without the prior written consent of Parent, which consent may not be unreasonably withheld, conditioned or delayed:

•	amend its organizational documents;

•	split, combine or reclassify its outstanding capital stock,

•
declare, accrue, set aside or pay any dividend or distribution payable in stock or property with respect to its outstanding capital stock (other than the payment of dividends required under the Company’s Articles of Incorporation and the payments of dividends with respect to the Series A-1 Preferred Stock);

•
issue, sell, grant, pledge or dispose of, or authorize or agree to issue, sell, grant, pledge or dispose of certain securities, except for the issuance of Company Common Stock and Series A-1 Preferred Stock pursuant to the vesting, exercise or conversion of Company Stock-Based Securities outstanding as of the date of the Merger Agreement;

•
amend or waive any of the Company’s rights under, or accelerate the vesting under, any provision of any of the Company Stock-Based Securities or certain plans, or otherwise modify any of the terms of any Company Stock-Based Securities;

•
incur or become contingently liable with respect to any indebtedness for borrowed money in excess of $250,000 except for any indebtedness for borrowed money outstanding as of the date of the Merger Agreement;

•
redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, except for Company Options, Company SARs or Company Warrants for an amount equal to the applicable Merger Consideration or in connection with the vesting of the Company Restricted Shares or the redemption of the Series A-1 Preferred Stock as required pursuant to the terms of the Merger Agreement;

•
make any acquisition of any assets or businesses or any other capital expenditures (except that the Company and its subsidiaries may acquire assets and settle trade payables in the ordinary course of business consistent with past practice or make any capital expenditure that when added to all other acquisitions, settlements and capital expenditures made on behalf of the Company and its subsidiaries during the period prior to closing does not exceed $250,000 in the aggregate);

•	loan, advance funds or make any investment in or capital contribution other than to any wholly-owned subsidiary;

•	discharge or satisfy any lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except for in accordance with the terms of such lien, obligation or liability;

•
effect or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger and the other transactions contemplated by the Merger Agreement);

•	acquire any equity interest or other interest in any other person or entity or any division or assets thereof;

•
alter, through merger, consolidation, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its subsidiaries (other than the Merger and the other transactions contemplated by the Merger Agreement);

•	fail to maintain the Company’s or any of its subsidiaries’ qualifications to do business;

•	enter into any sale, lease or license or suffer to exist certain liens in respect of any of its assets;

•
acquire, lease or license any right or other asset from any other person or entity except for rights or assets acquired, leased or licensed by the Company in the ordinary course of business and consistent with past practices;

•	except as required by concurrent changes in GAAP or SEC rules and regulations or applicable law, change any of the Company’s accounting principles or methods of accounting;

•	grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee;

•	increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements;

•	enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee;

•
establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof;

•	increase the compensation, bonus or other benefits payable to any director, officer or employee, except for increases in compensation and benefits required by the terms of certain existing contracts;

•	promote any employee or change any employee’s title except in the ordinary course of business and in accordance with past practice;

•	hire any employee other than in the ordinary course of business consistent with past practice;

•
enter into certain contracts that may be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. tax law);

•
settle or enter into any settlement agreement with respect to any outstanding litigation or claim, except that, notwithstanding the foregoing, the Company may settle or enter into any settlement agreement with respect to any outstanding litigation or claim where the amount of such settlement is less than $250,000, and does not require the taking or omission of any actions other than the payment of money;

•
commence any claim, action, suit, proceeding, arbitration, mediation or other investigation, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

•	cancel or compromise any debt or claim in an aggregate amount in excess of $250,000 or waive or release any rights, or settle any claim, in an aggregate amount in excess of $250,000;

•	apply for funding, support, benefits or incentives from any governmental entity;

•	make any material change in any existing inventory management or credit, collection or payment policies, procedures or practices with respect to accounts receivable or accounts payable;

•
file or furnish with the SEC any Current Report on Form 8-K unless Parent has been provided with at least 48 hours to review such Form 8-K and such Form 8-K must include any changes reasonably proposed by Parent;

•
enter into or become bound by, or permit any of the assets owned or used by it to become bound by, certain contracts or amend or terminate, or waive any material right or remedy under certain contracts;

•	enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions; or

•
take any action or fail to take any action that would result in any of the representations and warranties of the Company in the Merger Agreement to become untrue such that the condition set forth in Section 7.2(a) of the Merger Agreement could not be satisfied.

Restrictions on Solicitations

The Merger Agreement provides that the Company and its subsidiaries may not, and that the Company must use its best efforts to cause the representatives of the Company and of its subsidiaries not to:

•
solicit, initiate, induce, knowingly facilitate or encourage the making of any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below) or take any actions that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Inquiry;

•	enter into discussions or negotiations in furtherance of an Acquisition Inquiry or to obtain an Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

•	furnish any nonpublic information regarding the Company or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or

•	enter into any contract with respect to any Acquisition Proposal or Acquisition Inquiry.

The Merger Agreement further provides that the Company must take, and must cause its subsidiaries to take, all actions reasonably necessary to cause its representatives to immediately cease any discussions or negotiations with any parties with respect to any Acquisition Proposal.

The Company agreed that it would notify Parent promptly (and in any event within twenty-four (24) hours after the Company’s receipt) of any Acquisition Proposal or Acquisition Inquiry.

The Merger Agreement defines “Acquisition Proposal” as any proposal or offer for, whether in one transaction or a series of related transactions, any (i) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving the Company or any of its subsidiaries, (ii) sale, lease, exchange, transfer, license or other disposition, directly or indirectly, of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its subsidiaries (disregarding in each case, cash, cash equivalents, marketable securities and rights to cash in the future), (iii) tender offer or exchange offer in which any person or “group” of persons, directly or indirectly, offers to acquire beneficial ownership or record ownership, or the right to acquire beneficial ownership or record ownership, of the securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries or (iv) any liquidation or dissolution of any of the Company or any of its subsidiaries; provided, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by the Merger Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its subsidiaries or among its subsidiaries.

The Merger Agreement defines “Acquisition Inquiry” as an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

Required Stockholder Approval

The Company has obtained the approval by written consent of the Majority Holders (the “Merger Consent”). The Company agreed in the Merger Agreement to deliver this information statement to the Company’s stockholders as required pursuant to the Exchange Act, to give prompt notice of the taking of the actions described in the Merger Consent to all holders of Company Common Stock and Series A-1 Preferred Stock not executing the Merger Consent and to provide a description of the dissenters’ rights available under the NRS.

Pursuant to the NRS, Paradigm’s Amended and Restated Articles of Incorporation and the Merger Agreement, the adoption of the Merger Agreement by Paradigm’s stockholders required the affirmative vote or written consent of a majority of the voting power of the stockholders of the Company.  Each share of Company Common Stock entitles the holder to one vote.  Each share of Series A-1 Preferred Stock entitles the holder to the number of votes equal to the quotient of (i) the total number of shares of Company Common Stock issuable upon exercise of all of the Company’s Class A Warrants then outstanding, divided by (ii) the total number of shares of Series A-1 Preferred Stock then outstanding.  On July 25, 2011, 33,815,518 shares of Company Common Stock, 5,989.484 shares of Series A-1 Senior Preferred Stock and Class A Warrants exercisable for 79,602,604 shares of Company Common Stock were issued and outstanding.

On July 25, 2011, simultaneously with execution of the Merger Agreement, the holders of securities representing 104,829,858 votes, or approximately 92.43% of the votes entitled to be cast with respect to the adoption and approval of the Merger Agreement, delivered a written consent approving the Merger Agreement within the meaning of Section 92A.120(5) of the NRS and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger. Hale Capital also consented to the Merger as required in the Certificate of Designations.  As a result, no further action by any other stockholder of Paradigm is required to adopt the Merger Agreement and Paradigm has not solicited, and will not be soliciting, your adoption or approval of the Merger Agreement and does not intend to call a stockholders’ meeting for purposes of voting on the adoption or approval of the Merger Agreement or the Merger.

Agreement to Cooperate

The Merger Agreement requires each party to use its commerically reasonable efforts (i) to consummate the Merger and the other transactions contemplated by the Merger Agreement and (ii) to obtain all consents of any third parties that may be necessary for the consummation of the Merger and the other transactions contemplated by the Merer Agreement.

The Merger Agreement further requires the Company and Parent to use their commercially reasonable efforts to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order that restricts, prevents or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement and to obtain, as soon as possible, confirmation from the applicable governmental entities that they will not recommend that the Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Expenses and Fees

The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses, whether or not the Merger or the other transactions contemplated by the Merger Agreement are consummated.  Notwithstanding the foregoing, pursuant to the Termination Agreement, the Company has agreed to reimburse the reasonable legal fees and expenses of the Holders pursuant to the transactions contemplated thereby and pursuant to the Merger Agreement.

Employee Matters

The Merger Agreement provides that each of the employees of the Company and its subsidiaries as of the effective time of the Merger who executes an employment agreement with Parent will be eligible to participate in the employee benefit plans of Parent to the same extent as comparably situated employees of Parent.  Subject to certain limitations, each employee would be credited with its years of service with the Company and its subsidiaries and their respective predecessors before the effective time of the Merger, to the same extent as such employee was entitled, before the effective time of the Merger, to receive credit for such service under any similar Company employee benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time of the Merger.

Directors and Officers Indemnification and Insurance

Parent and the Company have agreed in the Merger Agreement that all rights that a person that was a director or officer of the Company (or any predecessor of the Company) or that served at any other enterprise as a director or officer at the request of the Company or any predecessor of the Company) or any trustee or fiduciary under or with respect to certain employee benefit plans as of the date of the Merger Agreement may have for indemnification for their acts and omissions as a director, officer, trustee or fiduciary occuring prior to the effective time of the Merger under certain employment or indemnification agreements or the Company’s (or its subsidiaries’) organizational documents will survive the Merger and will be observed for a period of six years after the effective time of the Merger to the fullest extent permitted by Nevada law.

 In addition, for a period of six years from the effective time of the Merger, the organizational documents of the surviving corporation are to contain provisions no less favorable with respect to indemnification than are set forth in the Company’s Amended and Restated Articles of Incorporation and Bylaws in effect as of the date of the Merger Agreeemnt, which provisions are not to be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would affect adversely the rights thereunder of individuals who were directors, officers, trustees, employees, agents or fiduciaries of the Company or any of the Company’s subsidiaries or with respect to certain employee benefit plans, unless the modification is required by law.

Subject to certain limitations, for six years from the effective time of the Merger, the surviving corporation is to maintain officers’ and directors’ liability insurance with respect to claims arising from facts or events that occurred prior to the effective time of the Merger.

Resignation of Directors

The Merger Agreement requires that the Company must, if requested by Parent, deliver to Parent evidence of the resignation of any or all of the members of the Board of Directors effective as of the effective time of the Merger.

Other Covenants

The Merger Agreement requires that, prior to closing, that the Company will (i) divest itself of its interest in Unified Solutions, LLC and discharge all related liabilities, (ii) enter into an amended and restated reseller agreement with Paradigm Solutions International, Inc. on terms that are acceptable to Parent, (iii) cause the letter of credit issued by Silicon Valley Bank, on behalf of Paradigm Solutions Corporation, to secure a performance bond to be amended so that it is issued on behalf of Parent, (iv) make certain changes to the Company’s insurance policies, (v) obtain waivers from certain governmental authorities with respect to minimum labor qualification standards applicable to certain individuals, (vi) make certain reclassifications pursuant to the Fair Labor Standards Act and make certain related payments and (vii) obtain certain waivers and qualifications.   The Merger Agreement also includes covenants with respect to, among other things, (i) certain regulatory matters, (ii) access to information, (iii) requirements for the provision of notice and supplemental disclosure, (iv) the deregistration, following the effective time of the Merger, of the Company Common Stock under the Exchange Act and (v) certain tax matters.

Conditions to the Merger

Conditions to Each Party’s Obligation to Effect the Merger.

Each party’s obligation to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	receipt of stockholder approval, which occurred when the Merger Consent was delivered on July 25, 2011 by the Majority Holders;

•
no law or order shall have been enacted, entered, promulgated, issued or enforced by any governmental entity which is in effect and has the effect of prohibiting, restraining or enjoining the consummation of the Merger; and

•	at least 20 days shall have elapsed from the date this information statement was sent or given to the Company’s stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

Conditions to Obligations of Parent and Merger Sub to Effect the Merger.

The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company relating to the Company’s capitalization must be true and correct in all respects at the date of the Merger Agreement and as of the closing date;

•
each of the other representations and warranties of the Company contained in the Merger Agreement, subject to certain qualifications, must be true and correct at the date of the Merger Agreement and as of the closing date, except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect;

•
each of the covenants and obligations in the Merger Agreement that the Company is required to comply with or to perform at or prior to the closing must have been complied with and performed in all material respects;

•	certain identified consents must have been obtained and must be in full force and effect;

•
since the date of the Merger Agreement, there must not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect;

•
there shall not be pending any action by any governmental entity: (i) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) relating to the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to obtain from Parent or any of its subsidiaries or the Company or any of its subsidiaries any damages or other relief that could reasonably be expected to be material to Parent or the Company or any of its subsidiaries; (iii) seeking to prohibit or limit in any material respect the ability of Parent to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; (iv) that could materially and adversely affect the right or ability of Parent or the Company or any of its subsidiaries to own the assets or operate the business of the Company or any of its subsidiaries; (v) seeking to compel the Company or any of its subsidiaries, Parent or any subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other transactions contemplated by the Merger Agreement; (vi) seeking to impose (or that, if adversely determined, could reasonably be expected to result in the imposition of) any criminal sanctions or liability on the Company or any of its subsidiaries; or (vii) that if adversely determined would reasonably be expected to have a Material Adverse Effect;

•
certain employees identified in the Merger Agreement must not have ceased to be employed by the Company or its subsidiaries or expressed his or her intention not to continue employment with the Company or such subsidiary, and Parent, following the effective time of the Merger;

•	the Company must have terminated the employment of certain specified employees;

•
the Company must have delivered executed copies of payoff letters reasonably satisfactory to Parent from certain holders of the Company’s debt, which payoff letters or other documentation must include authorization of the release of all liens upon the payment in full of such debt at or prior to closing;

•
neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, necessary certifications with respect to the Company’s quarterly and annual reports  filed with the SEC;

•	the Company must have furnished certain tax certifications to Parent; and

•	Parent must have received a certification from Company’s chief executive officer that certain of the aforementioned conditions were duly satisfied.

Conditions to Obligations of the Company to Effect the Merger.

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•
each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement, subject to certain qualifications, must be true and correct at the date of the Merger Agreement and as of the closing date, except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•
each of the covenants and obligations in the Merger Agreement that Parent and Merger Sub is required to comply with or to perform at or prior to the closing must have been complied with and performed in all material respects; and

•	the Company must have received a certificate executed by an officer of Parent confirming that the above conditions have been duly satisfied.

Termination of the Merger Agreement; Effect of Termination; Termination Fee

The Merger Agreement may be terminated at any time before the effective time of the Merger, whether before or after stockholder approval of the Merger has been obtained, only:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company, upon written notice to the other party:

(i)           if the Merger has not been consummated on or prior to the close of business on November 10, 2011; provided, however, that such right to terminate will not be available to any party whose failure to perform any of its obligations under the Merger Agreement was the cause of, or primarily resulted in, the Merger not occurring before November 10, 2011; or

(ii)           if a governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and the other transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable; provided, however, that such right to terminate will not be available to any party whose failure to comply with any provision of the Merger Agreement was the cause of, or primarily resulted in, such action by such governmental entity.

•	by Parent, upon written notice to the Company:

(i)           (A) if the Majority Holders had not approved the Merger by 11:59 p.m., New York City time on July 25, 2011, (B) if any party to a Support Agreement (other than Parent) breaches or fails to perform or comply in any material respect any of its covenants and obligations contained in such Support Agreement or (C) if the Company breaches or fails to perform or comply in any material respect any of its covenants and obligations contained in Section 6.4 of the Merger Agreement (relating to the prohibition on solicitations of Acquisition Proposals) (the “Termination Fee Criteria”); or

(ii) if the representations and warranties of the Company contained in the Merger Agreement are not true and correct such that the condition set forth in Section 7.2(a) of the Merger Agreement (relating to representations and warranties) would be incapable of being satisfied by November 10, 2011, or, if capable of being cured by the Company by November 10, 2011, is not cured by the Company within 30 days following receipt of written notice of such failure to so be true and correct from Parent; provided, that Parent and Merger Sub are not then in material breach of their respective obligations under the Merger Agreement;

(iii) if the Company materially breached or failed to perform or comply in any material respect with any of its material covenants and obligations contained in the Merger Agreement such that the condition set forth in Section 7.2(b) of the Merger Agreement (relating to compliance with covenants and obligations) would be incapable of being satisfied by November 10, 2011, or, if capable of being cured by November 10, 2011, is not cured by the Company within 30 days following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent and Merger Sub are not then in material breach of their respective obligations under the Merger Agreement;

(iv) if there shall have been a Material Adverse Effect following the date of the Merger Agreement.

•	by the Company, upon written notice to Parent:

(i)           if the representations and warranties of Parent or Merger Sub contained in the Merger Agreement are not true and correct such that the condition set forth in Section 7.3(a) of the Merger Agreement (relating to the accuracy of representations and warranties at the date of the Merger Agreement and at the closing of the Merger) would be incapable of being satisfied by November 10, 2011, or, if capable of being cured by the Parent or Merger Sub by November 10, 2011, is not cured by Parent or Merger Sub within 30 calendar days following receipt of written notice of such failure to so be true and correct from the Company, provided, that the Company is not then in material breach of its obligations under the Merger Agreement;

(ii)           if either Parent or Merger Sub materially breached or failed to perform or comply in any material respect with its material covenants and obligations contained in the Merger Agreement such that the condition set forth in Section 7.3(b) of the Merger Agreement (relating to compliance with covenants and obligations) would be incapable of being satisfied by November 10, 2011, or, if capable of being cured by November 10, 2011, is not cured by Parent or Merger Sub within 30 days following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company is not then in material breach of its obligations under the Merger Agreement.

Effect of Termination

In the event of termination of the Merger Agreement by either Parent or the Company, the Merger Agreement would become void and there would be no further obligation on the part of Parent, Merger Sub or the Company to consummate the Merger.  The Merger Agreement provides that termination of the Merger Agreement would not relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under the Merger Agreement or any action or omission that constituted fraud.

Termination Payment

If the Merger Agreement is terminated by Parent pursuant to the Termination Fee Criteria, then the Merger Agreement requires that the Company pay to Parent a termination fee in the amount of $1,537,500 as liquidated damages.

Amendments and Waivers

The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. The conditions to each parties’ obligations to consummate the Merger may be waived by such party (without approval of the stockholders of the Company).  At any time prior to the effective time of the Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Governing Law and Jurisdiction

The Merger Agreement is governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the conflict of law principles thereof. Each of the parties to the Merger Agreement irrevocable and unconditionally consented to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any litigation arising out of or relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

OTHER AGREEMENTS

Termination Agreement

On July 25, 2011, in connection with the execution of the Merger Agreement, the Company, Parent and each of the Holders entered into the Preferred Stock, Warrant and Note Termination Agreement.  The Termination Agreement, among other things, (i) provides for the cancellation of the shares of Series A-1 Preferred Stock, Class A Warrants, Class B Warrants and Senior Notes held by the Holders in exchange for the right to receive the Preferred Share Merger Consideration, the Preferred Warrant Merger Consideration and the Senior Note Merger Consideration, respectively, and (ii) restricts the transfer of the Series A-1 Preferred Stock, Class A Warrants, Class B Warrants and Senior Notes except under certain limited circumstances. Pursuant to the Termination Agreement, the Company remains obligated to make certain payments and redemptions pursuant to the terms of the Series A-1 Preferred Stock, the Class A Warrants, the Class B Warrants, the Senior Notes and Certificate of Designations until the effective time of the Merger.

The Preferred Share Merger Consideration, Preferred Warrant Merger Consideration and the Senior Note Merger Consideration are potentially less favorable to the Holders than what their rights would have been upon the Merger under the terms of the Series A-1 Preferred Stock, the Senior Notes, the Class A Warrants and the Class B Warrants. The Termination Agreement also provides that until the earlier of the effective time of the Merger or the termination of the Merger Agreement, that, and for so long as certain specified events do not occur, the Holders will refrain from exercising any of their rights or remedies that may exist as a result of any Event of Default (as such term is defined in the Senior Notes and the Certificate of Designations, as applicable).  In consideration of these agreements by the Holders, the Termination Agreement provides that the Company will reimburse the Holders’ reasonable legal fees in connection with the contemplated transactions.

The Termination Agreement further provides that the Holders may not, and that the Holders must not permit their representatives to:

•
solicit, initiate, induce, knowingly facilitate or encourage the making of any Acquisition Proposal or Acquisition Inquiry or take any actions that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Inquiry;

•	enter into discussions or negotiations in furtherance of an Acquisition Inquiry or to obtain an Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

•	furnish any nonpublic information regarding the Company or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or

•	enter into any contract with respect to any Acquisition Proposal or Acquisition Inquiry.

The Termination Agreement further provides that the Holders must, and must cause their representatives, to immediately cease any discussions or negotiations with any parties with respect to any Acquisition Proposal.

Support Agreements

On July 25, 2011, the Company and Parent entered into Stockholder Support Agreements with each of the Holders, Raymond Huger, John Moore (together with his spouse), Peter LaMontagne, Richard Sawchak, Robert Boakai, Anthony Verna and Diane Moberg in their capacities as stockholders of the Company.  The Support Agreements, among other things, (i) require the execution of the Merger Consent by the stockholder, (ii) require that in the event of a stockholder meeting such stockholder will vote in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and against any adverse proposal, (iii) appoints Parent or its designee as such stockholder’s proxy and attorney-in-fact to vote such stockholder’s shares in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and against any adverse proposal, (iv) restricts the transfer of such stockholder’s shares and (v) provides a general release, effective as of the Merger, of certain claims against the Company and certain other identified persons and entities.

In addition, each of the Support Agreements further provide that the applicable stockholder  must not, and must not permit its representatives to:

•
solicit, initiate, induce, knowingly facilitate or encourage the making of any Acquisition Proposal or Acquisition Inquiry or take any actions that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Inquiry;

•	enter into discussions or negotiations in furtherance of an Acquisition Inquiry or to obtain an Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

•	furnish any nonpublic information regarding the Company or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or

•	enter into any contract with respect to any Acquisition Proposal or Acquisition Inquiry.

Each of the Support Agreements further provide that the applicable stockholder must, and must cause its representatives, to immediately cease any discussions or negotiations with any parties with respect to any Acquisition Proposal.

Employee Agreements; Non-Compete, Non-Solicitation, and Non-Disturbance Agreements; Offer Letters

Employee Agreements

Each of Peter B. LaMontagne, Robert Boakai, Anthony Verna and Diane Moberg (collectively, the “Parent Employees”) have executed Employee Agreements with Parent (the “Employee Agreements”).   The Employee Agreements describe certain terms, and conditions of  the Parent Employees’ employment by Parent following the effective time of the Merger.  The Employee Agreements, among other things, (i) describe the nature of the at-will employment relationship, (ii) describe the Parent Employees’ duties as employees of Parent, (iii) provide for the assignment of inventions to Parent, (iv) provide for the protection of Parent’s confidential information and (v) restrict the ability of the Parent Employees from competing with Parent.

Non-Compete, Non-Solicitation, and Non-Disturbance Agreements

Each of the Parent Employees have executed Non-Compete, Non-Solicitation, and Non-Disturbance Agreements with Parent, effective upon the closing date of the Merger, that, among other things, (i) restrict the ability of the Parent Employees from marketing, selling or soliciting contracts or orders for specified products from certain clients of the Company, (ii) restrict the ability of the Parent Employees from soliciting employees of Parent to leave their employment, from hiring Parent employees or encouraging persons to not accept employment with Parent and (iii) restricts the Parent employees from taking certain other actions, including, submitting shareholder proposals or nominating candidates to Parent’s board of directors or submitting offers to purchase all or substantially all of Parent’s stock or assets.

Offer Letters

Each of the Parent Employees executed offer letters to accept employment with a wholly-owned subsidiary of CACI following the closing of the Merger.

Mr. LaMontagne’s offer letter provides, among other things, that Mr. LaMontagne will (i) have the title of Senior Vice President, Division Group Manager with a wholly-owned subsidiary of CACI, (ii) receive an annual base salary of $285,000, (iii) participate in an incentive compensation program with an annual cash opportunity of more than $170,000 upon the achievement of certain milestones, (iv) receive 10,000 restricted stock units of CACI, subject to vesting, (v) be eligible to participate in annual grants of long-term incentives, (vi) receive a $1,000,000 term life insurance policy, (vii) receive six months notice or severance in the event of Mr. LaMontagne’s termination without cause and (viii) receive certain other benefits.

Mr. Boakai’s offer letter provides, among other things, that Mr. Boakai will (i) have the title of Vice President, Division Manager with a wholly-owned subsidiary of CACI, (ii) receive an annual base salary of $187,500, (iii) participate in an incentive compensation program with an annual cash opportunity of more than $75,000 upon the achievement of certain milestones, (iv) receive 1,000 restricted stock units of CACI, subject to vesting, (v) receive a $1,000,000 term life insurance policy, (vi) receive three months notice or severance in the event of Mr. Boakai’s termination without cause and (vii) receive certain other benefits.

Ms. Moberg’s offer letter provides, among other things, that Ms. Moberg will (i) have the title of Vice President, Division Manager with a wholly-owned subsidiary of CACI, (ii) receive an annual base salary of $189,000, (iii) participate in an incentive compensation program with an annual cash opportunity of more than $75,000 upon the achievement of certain milestones, (iv) receive 1,000 restricted stock units of CACI, subject to vesting, (v) receive a $1,000,000 term life insurance policy, (vi) receive three months notice or severance in the event of Ms. Moberg’s termination without cause and (vii) receive certain other benefits.

Mr. Verna’s offer letter provides, among other things, that Mr. Verna will (i) have the title of Vice President, Division Manager with a wholly-owned subsidiary of CACI, (ii) receive an annual base salary of $255,000, (iii) participate in an incentive compensation program with an annual cash opportunity of more than $75,000 upon the achievement of certain milestones, (iv) receive 1,000 restricted stock units of CACI, subject to vesting, (v) receive a $1,000,000 term life insurance policy, (vi) receive six months notice or severance in the event of Mr. Verna’s termination without cause and (vii) receive certain other benefits.

DISSENTER’S RIGHTS

Pursuant to NRS 92A.300 through 92A.500, inclusive of the NRS (the “Dissenters’ Rights Statutes”), stockholders who did not consent with respect to the Merger are entitled to assert dissenters’ rights and demand payment of the fair value of their shares, in accordance with the provisions of the Dissenters’ Rights Statutes. The “fair value” of a dissenter’s shares means the value of such shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger to which the dissenter objects, unless exclusion of any appreciation or depreciation would be inequitable.

The Dissenters’ Rights Statutes are set forth in Annex B hereto. If you wish to exercise your dissenter’s rights or preserve the right to do so, you should carefully review Annex B. If you fail to comply in all respects with the procedures specified in the Dissenters’ Rights Statutes in a timely manner, you will lose your dissenter’s rights. The procedures are complex, and if you are considering exercising your dissenter’s rights, we urge you to seek the advice of counsel. The following paragraphs provide a general description of the dissenter’s rights process.

In order to maintain eligibility to exercise your dissenter’s rights under the Dissenters’ Rights Statutes, you must not have consented to or approved the Merger.

No later than 10 days after the effective date of the Merger, the Company must deliver a written dissenter’s notice to all stockholders entitled to assert dissenter’s rights that: (i) states where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited; (ii) informs the holders of shares not represented by certificates to what extent the transfer of shares will be restricted after the demand for payment is received; (iii) supplies a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) sets a date by which the Company must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and states that the stockholder will be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the Company by such specified date; and (v) is accompanied by a copy of the Dissenters’ Rights Statutes (a “Dissenter’s Rights Notice”).

If you receive a Dissenter’s Rights Notice and wish to exercise dissenter’s rights, you must (i) demand payment; (ii) certify whether you, as the stockholder or on behalf of the beneficial owner you represent, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the Dissenter’s Rights Notice for this certification; and (iii) deposit the stockholder’s certificates, if any, in accordance with the terms of the Dissenter’s Rights Notice. If you fail to make the certification, the Company may elect to withhold payment for your shares pursuant to NRS 92A.470 (which is described further below). Once you deposit your stockholder’s certificates, you lose all rights as a stockholder unless you withdraw from the Dissenters’ Rights Statutes appraisal process by notifying the Company in writing by the date set forth in the Dissenter’s Rights Notice. If you fail to withdraw, you may not thereafter withdraw without the Company’s written consent.

Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of the Dissenters’ Rights Statutes the amount the Company estimates to be the fair value of such shares, plus accrued interest from the effective date of the Merger. The rate of interest will be computed in accordance with NRS 92A.340. The payment will be accompanied by the following: (i) financial statements for the Company’s fiscal year ending not more than 16 months before the date of payment or if such financial statements are not reasonably available then the reasonably equivalent financial information with the latest available quarterly financial statements, if any; (ii) a statement of the Company’s estimate of the fair value of the shares; and (iii) a statement of the dissenter’s right to demand payment for the difference between the Company’s estimate of the fair value of the shares and the stockholder’s estimate of the fair value of the shares and demand for interest due. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce the dissenter’s rights by commencing an action in the applicable Nevada district court as specified in NRS 92A.460.

If a demand for payment remains unsettled, the Company must commence a proceeding in the appropriate Nevada district court within 60 days after receiving the demand. If it fails to do so within the 60-day period, the Company must pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest. The Company must make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter who is made a party to the proceeding will be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. The fair value of shares is calculated using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal and without discounting for lack of marketability or minority status. The value so determined could be more or less than the consideration to be paid in connection with the Merger.

The costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, will be assessed against the Company, except the court may assess the costs against a dissenter, in amount the court finds equitable, to the extent the court finds a dissenter acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable, (i) against the Company, if the court finds that the Company did not substantially comply with the requirements of the Dissenters’ Rights Statutes; or (ii) against either the Company or a dissenter, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the Dissenters’ Rights Statutes.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the Company, except that the court may assess costs against a dissenter which is party to the proceeding, in amounts the court finds equitable, to the extent the court finds that such dissenter did not act in good faith in instituting the proceeding. To the extent the Company fails to make a required payment pursuant to Section 460, 470, or 480 of Chapter 92A of the NRS, a dissenter may bring a cause of action directly for the amount owed and, to the extent it prevails, it is entitled to recover all expenses of the suit.

Certain additional rules, restrictions, and limitations apply to (i) uncertified shares and (ii) shares that are acquired on or after the date set forth in the Dissenter’s Rights Notice as the first date of any announcement to the news media or to the stockholders of the Merger.  For example, under NRS 92A.470, the Company may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the Dissenter’s Rights Notice as the first date of any announcement to the news media or to the stockholders of the Merger.  If the Company elects to withhold payment pursuant to NRS 92A.470, within 30 days after receipt of a demand for payment, the Company must provide the dissenters subject to NRS 92A.470 with (i) the Company’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any, (ii) the Company’s estimate of fair value of the shares, (iii) notification that such dissenter may accept the Company’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480, (iv) notification that stockholders that wish to accept such an offer must notify the Company of their acceptance of the offer within 30 days after receipt of such offer and (v) notification that stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 will be deemed to have accepted the Company’s offer.  Within 10 days after receipt of such acceptance, the Company will pay in cash the amount offered under NRS 92A.470 to each stockholder who agreed to accept the Company’s offer under NRS 92A.470 in full satisfaction of such stockholder’s demand.  Within 40 days after sending the notice described in NRS 92A.470, the Company shall pay in cash the amount offered under NRS 92A.470 to each stockholder who did not satisfy the requirements for demanding appraisal under NRS 92A.480.

A beneficial stockholder of shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause that stockholder of record to follow the requisite steps properly and in a timely manner to perfect dissenter’s rights. The beneficial stockholder may assert dissenter’s rights only if the beneficial stockholder submits to the Company the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights and does so with respect to all shares of the beneficial stockholder or all shares over which the beneficial stockholder has power to direct the vote. If shares are registered in the name of more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the beneficial stockholder and expressly discloses, when the demand is made, that the agent is acting as agent for the beneficial stockholder. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., an assertion of dissenters’ rights or demand for payment in respect of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the stockholder of record of such shares. A stockholder of record, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenter’s rights with respect to the shares held for all or less than all of the beneficial stockholders of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand.

The foregoing discussion is a description of the material provisions with respect to dissenters’ rights under Nevada Law and is qualified in its entirety by reference to the Dissenters’ Rights Statutes the full text of which is set forth in Annex B hereto.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of July 25, 2011, the number and percentage of outstanding shares of Company Common Stock, which, according to information supplied to us, are beneficially owned by: (i) each person who is a beneficial owner of more than 5% of outstanding Company Common Stock; (ii) each of our directors and named executive officers individually; and (iii) all of our current directors and executive officers as a group. Under SEC rules, a person is deemed a beneficial owner of Company Common Stock with respect to which he or she has or shares voting power (which includes the power to vote or to direct the voting of the security), or investment power (which includes the power to dispose of, or to direct the disposition of, the security).

Applicable percentage of ownership is based on 33,815,518 shares of Company Common Stock issued and outstanding as of July 25, 2011 together with securities exercisable or convertible into shares of Company Common Stock within 60 days of July 25, 2011 for each stockholder.  Shares of Company Common Stock subject to securities exercisable or convertible into shares of Company Common Stock that are currently exercisable or convertible or exercisable or convertible within 60 days of July 25, 2011 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  The percentage of outstanding Company Common Stock represented by the stock ownership of all directors and executive officers as a group assumes the exercise or conversion by all members of that group of their respective securities that are exercisable or convertible within 60 days of July 25, 2011, but does not assume the exercise or conversion of securities by any persons outside of that group.

Each share of Company Common Stock entitles the holder to one vote.  Each share of Series A-1 Preferred Stock entitles the holder to the number of votes equal to the quotient of (i) the total number of shares of Company Common Stock issuable upon exercise of all of the Company’s Class A Warrants then outstanding, divided by (ii) the total number of shares of Series A-1 Preferred Stock then outstanding.  On July 25, 2011, 33,815,518 shares of Company Common Stock, 5,989.484 shares of Series A-1 Senior Preferred Stock and Class A Warrants exercisable for 79,602,604 shares of Company Common Stock were issued and outstanding.  As of  July 25, 2011, the Holders beneficially owned an aggregate of 83.55% of the voting securities of the Company (based on a determination of beneficial ownership pursuant to Rule 13d-3 of the Exchange Act).

Except as otherwise indicated below, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Company Common Stock held by them. Unless otherwise indicated, the address of each person named in the table is c/o Paradigm Holdings, Inc., 9715 Key West Avenue, Third Floor, Rockville, Maryland 20850.

Name	Number of Shares	Percentage of Outstanding Shares
Martin M. Hale, Jr. (1)	152,460,525	83.55%
Raymond Huger	9,894,719	29.26%
John A. Moore (2)	7,341,757	21.66%
Peter LaMontagne (3)	3,040,352	8.86%
Richard Sawchak (4)	2,065,352	6.07%
Anthony Verna (5)	450,000	1.32%
Robert Boakai (6)	250,000	0.74%
All directors and executive officers as a group (eight persons) (7)	175,752,705	95.74%
5% or Greater Stockholders
Hale Capital Partners, LP (8)	76,918,125	70.68%
EREF PARA LLC (9)	75,542,400	70.29%
Harry Kaneshiro (10)	3,450,000	10.17%
CACI International Inc (11)	25,989,754	76.86%
CACI, Inc. – Federal
1100 N. Glebe Road
Arlington, Virginia 22201
_____________________________

(1)
Includes (i) 148,664,852 shares of Company Common Stock issuable upon exercise of Class A Warrants and Class B Warrants held by Hale Capital Partners, LP and EREF PARA LLC and (ii) an aggregate of 3,795,673 shares of Company Common Stock held by Hale Capital Partners, LP and EREF PARA LLC.  At the time of this filing, assuming no Class A Warrants or Class B Warrants are exercised, Mr. Hale has shared power to vote or direct the vote of 83,398,277 votes (including 79,602,604 votes with respect to Series A-1 Preferred Stock held by each of Hale Capital Partners, LP, EREF PARA LLC, Hale Fund Management, LLC and Hale Fund Partners, LLC (and together with Mr. Hale, the “Hale Parties”)), which represents 73.53% of the voting power in all matters on which the holders of Company Common Stock and Series A-1 Preferred Stock vote together as a single class.  Mr. Hale is the Chief Executive Officer of each of Hale Capital Partners, LP and Hale Fund Management, LLC, the managing member of EREF PARA LLC and Mr. Hale is also the sole owner and managing member of Hale Fund Partners, LLC, the general partner of Hale Capital Partners, LP.

(2)
Includes (i) 150,000 shares of restricted Company Common Stock subject to vesting, (ii) a warrant exercisable to purchase 41,500 shares of Company Common Stock within 60 days of July 25, 2011, (iii) an option exercisable to purchase 40,000 shares of Company Common Stock within 60 days of July 25, 2011, (iv) 700,000 shares of Company Common Stock and (v) 6,410,257 shares of Company Common Stock that Mr. Moore holds as a joint tenant with his spouse.

(3)
Includes (i) 1,250,000 shares of restricted Company Common Stock subject to vesting, (ii) a warrant exercisable to purchase 8,300 shares of Company Common Stock within 60 days of July 25, 2011, (iii) an option exercisable to purchase 500,000 shares of Company Common Stock within 60 days of July 25, 2011 and (iv) 1,282,052 shares of Company Common Stock.  Does not include Company SARs held by Mr. LaMontagne.

(4)
Includes (i) 575,000 shares of restricted Company Common Stock subject to vesting, (ii) a warrant exercisable to purchase 8,300 shares of Company Common Stock within 60 days of July 25, 2011, (iii) an option exercisable to purchase 200,000 shares of Company Common Stock within 60 days of July 25, 2011 and (iv) 1,282,052 shares of Company Common Stock. Does not include Company SARs held by Mr. Sawchak.

(5)
Includes (i) 300,000 shares of restricted Company Common Stock subject to vesting and (ii) an option exercisable to purchase 150,000 shares of Company Common Stock  within 60 days of July 25, 2011.  Does not include Company SARs held by Mr. Verna.

(6)
Includes (i) 150,000 shares of restricted Company Common Stock subject to vesting and (ii) an option exercisable to purchase 100,000 shares of Company Common Stock within 60 days of July 25, 2011.  Does not include Company SARs held by Mr. Boakai.

(7)
In addition to the securities held by the officers and directors included in the table, also includes 200,000 shares of restricted Company Common Stock subject to vesting and an option exercisable to purchase 50,000 shares of Company Common Stock within 60 days of July 25, 2011 held by Diane Moberg, an executive officer of the Company.  Does not include Company SARs held by Ms. Moberg.

(8)
Includes (i) 1,914,959 shares of Company Common Stock, (ii) a Class A Warrant exercisable to purchase 40,160,450 shares of Company Common Stock within 60 days of July 25, 2011 and (iii) a Class B Warrant exercisable to purchase 34,842,716 shares of Company Common Stock within 60 days of July 25, 2011.    At the time of this filing, assuming no Class A Warrants or Class B Warrants are exercised, Hale Capital Partners, LP has shared power to vote or direct the vote of 42,075,409 votes (including 40,160,450 votes with respect to the Series A-1 Preferred Stock held by Hale Capital Partners, LP), which represents 37.10% of the voting power in all matters on which the holders of Company Common Stock and Series A-1 Preferred Stock vote together as a single class.  Martin M. Hale, Jr. is the Chief Executive Officer of Hale Capital Partners, LP and Mr. Hale is also the sole owner and managing member of Hale Fund Partners, LLC, the general partner of Hale Capital Partners, LP. The address of Hale Capital Partners, LP is 570 Lexington Avenue, 49th Floor, New York, NewYork 10022.

(9)
Includes (i) 1,880,714 shares of Company Common Stock, (ii) a Class A Warrant exercisable to purchase 39,442,155 shares of Company Common Stock within 60 days of July 25, 2011 and (iii) a Class B Warrant exercisable to purchase 34,219,531 shares of Company Common Stock within 60 days of July 25, 2011.    At the time of this filing, assuming no Class A Warrants or Class B Warrants are exercised, EREF PARA LLC has shared power to vote or direct the vote of 41,322,868 votes (including 39,442,154 votes with respect to Series A-1 Preferred Stock held by EREF PARA LLC ), which represents 36.43% of the voting power in all matters on which the holders of Company Common Stock and Series A-1 Preferred Stock vote together as a single class.  Martin M. Hale, Jr. is the sole owner and Chief Executive Officer of Hale Fund Management, LLC, the managing member of EREF PARA LLC. Hale Fund Management, LLC has voting power over the shares owned by EREF PARA LLC.  The address of EREF PARA LLC is 570 Lexington Avenue, 49th Floor, New York, New York 10022.

(10)	Includes (i) 3,350,000 shares of Company Common Stock and (ii) an option exercisable to purchase 100,000 shares of Company Common Stock within 60 days of July 25, 2011.

(11)
By reason of the receipt by CACI, Inc. - Federal of the irrevocable proxies contained in the Support Agreements, CACI International Inc and CACI, Inc. - Federal may each be deemed to have voting power with respect to (and therefore beneficially own within the meaning of Rule 13d-3 under the Exchange Act) the shares listed in the table. CACI International Inc and CACI, Inc. - Federal each disclaim beneficial ownership of the shares listed in the table. CACI International Inc and CACI, Inc. – Federal also have an irrevocable proxy under the Support Agreement entered into with Hale Capital Partners, LP and EREF PARA LLC with respect to the shares of Series A-1 Preferred Stock held by Hale Capital Partners, LP and EREF PARA LLC, which shares have an aggregate of 79,602,604 votes of the voting power in all matters on which the holders of Company Common Stock and the Series A-1 Preferred Stock vote together as a single class, which represents 70.19% of the voting power in such matters, and together with the shares listed in the table represent 93.10% of the voting power in such matters..

CHANGES IN CONTROL

As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

Prior to the effective time of the Merger, the Certificate of Designations provides that the Board of Directors shall consist of five directors (except upon the occurrence of an event of default).  For so long as the ownership threshold specified in the Certificate of Designations (the “Ownership Threshold”) is met, a majority of the then outstanding shares of Series A-1 Preferred Stock (the “Majority Series A-1 Holders”) will have the right (subject to the terms of a side letter) to elect two directors to the Board of Directors and one observer to the Board of Directors. Subject to certain limitations, the Majority Series A-1 Holders may elect to convert the board observers into directors. If the Ownership Threshold is not met, then the Majority Series A-1 Holders would have the right (subject to the side letter) to elect one director to the Board of Directors and one observer to the Board of Directors. On February 27, 2009, the Holders entered into a side letter, which was accepted and agreed to by the Company, that grants Hale Capital the authority to designate the directors and Board observers to be elected by the Majority Series A-1 Holders pursuant to the Certificate of Designations.

Subject to the terms of the Termination Agreement, pursuant to which the Holders have agreed to forbear from exercising certain rights arising under the Certificate of Designations upon the occurrence of an event of default, prior to the effective time of the Merger, upon the occurrence of an event of default under the Certificate of Designations, the number of directors constituting the Board of Directors will automatically increase by a number equal to the number of directors then constituting the Board of Directors plus one and the holders of the Series A-1 Preferred Stock are entitled to elect such additional directors.

WHERE TO FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such document at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings are also available to the public at the SEC’s website at www.sec.gov or at the Company’s website at www.paradigmsolutions.com. Our website address is being provided as an inactive textual reference only. The information provided on our website is not part of this information statement.

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of this information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this document to you upon written or oral request to 9715 Key West Avenue, Third Floor, Rockville, Maryland, 20850, ATTN: Chief Financial Officer, or by telephone at (301) 468-1200. If you want to receive separate copies of the Company’s communications to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

ANNEX A

Merger Agreement

A-1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 25, 2011

BY AND AMONG

PARADIGM HOLDINGS, INC.,

CACI, INC. –FEDERAL,

AND

CACI NEWCO CORPORATION

-i-

(cont.)

5.6	Merger Sub	30
5.7	Other Agreements or Understandings	31
5.8	No Other Representations and Warranties	31

ARTICLE 6 COVENANTS		31
6.1	Conduct of Business	31
6.2	Company Forbearances	31
6.3	Control of Operations	34
6.4	No Solicitation by Company	34
6.5	Regulatory	34
6.6	Company Stockholder Approval; Preparation of Information Statement	35
6.7	Agreement to Cooperate	36
6.8	Access to Information	37
6.9	Expenses and Fees	37
6.10	Public Statements	38
6.11	Employee Matters	38
6.12	Notification of Certain Matters; Supplemental Disclosure	39
6.13	Directors and Officers Indemnification and Insurance	39
6.14	Stockholder Litigation	41
6.15	De-registration	41
6.16	Resignation of Directors	41
6.17	Tax Covenants	41
6.18	Unified Solutions Divestiture	42
6.19	Reseller Agreement	42
6.20	Surety and Performance Bonds	42
6.21	Changes to Insurance Policies	42
6.22	Minimum Qualification Waivers	42
6.23	FLSA	42
6.24	Good Standing; Registered Agent; Waivers	43

ARTICLE 7 CONDITIONS TO THE MERGER		43
7.1	Conditions to Each Party’s Obligation to Effect the Merger	43
7.2	Conditions to Parent and Merger Sub’s Obligation to Effect the Merger	43
7.3	Conditions to the Company’s Obligation to Effect the Merger	45

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		45
8.1	Termination	45
8.2	Effect of Termination	46
8.3	Termination Payment; Expenses	47
8.4	Amendment	47
8.5	Waiver	47

ARTICLE 9 GENERAL PROVISIONS		47
9.1	Non-Survival	47
9.2	Notices	48
9.3	Interpretation	49
9.4	Entire Agreement; Assignment	49
9.5	Governing Law	49
9.6	Jurisdiction	49
9.7	Enforcement	49

-ii-

(cont.)

9.8	Counterparts	50
9.9	Parties In Interest	50
9.1	Severability	50
9.11	Waiver of Trial by Jury	50

Exhibit A	Definitions
Exhibits B-1 – B-4	Non-Compete Agreements
Exhibits C-1 – C-4	Employment Agreements
Exhibit D	Preferred Stock, Warrant and Note Termination Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2011 (this “Agreement”) is by and among CACI, INC.—FEDERAL, a Delaware corporation (“Parent”); CACI Newco Corporation, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Paradigm Holdings, Inc., a Nevada corporation (the “Company”).  Certain definitions of capitalized terms used in this Agreement but not otherwise defined herein are set forth in Exhibit A hereto.

RECITALS

A.           The board of directors of the Company (the “Company Board”) and the board of directors of Parent and Merger Sub have determined that it is in the best interests of their respective companies and stockholders to enter into the business combination transaction described herein, and have approved the acquisition of the Company by Merger Sub through the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement;

B.           The Transaction Committee, the Company Board and the boards of directors of Parent and Merger Sub have approved and declared the advisability of this Agreement, and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share outstanding immediately prior to the Effective Time, other than Shares owned directly or indirectly by Parent or Merger Sub and Dissenting Shares, will be converted into the right to receive the applicable Merger Consideration for such Share;

C.           The Company Board acting upon a unanimous recommendation of the Transaction Committee has approved, adopted and declared advisable this Agreement and the Merger and has resolved to recommend that the holders of Shares approve the Merger;

D.           Immediately following execution of this Agreement, the Company and the Company Board will seek approval of the Merger by the holders of all of the outstanding Preferred Shares and certain other holders of Common Shares and Company Stock-Based Securities (collectively, the “Significant Stockholders”);

E.           The Significant Stockholders collectively have the power to vote all of the outstanding shares of Preferred Stock and  25,989,754 shares of Common Stock, which shares constitute the majority of the total voting power of the outstanding Shares;

F.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Significant Stockholders has entered into a Stockholder Support Agreement (each, a “Support Agreement”) with Parent and the Company, pursuant to which each such holder has, upon the terms and conditions set forth in such Support Agreement, agreed to, among other things, consent to the Merger and the other transactions contemplated by this Agreement;

G.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Key Employees have entered into the Non-Compete Agreements with Parent attached hereto as Exhibits B-1 through B-4 and the Employment Agreements with Parent attached hereto as Exhibits C-1 through C-4, which Employment Agreements will terminate any and all employment agreements or similar arrangements between the Key Employees and the Company or its Subsidiaries as of immediately prior to the Closing;

H.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s, Merger Sub’s and the Company’s willingness to enter into this Agreement, the holders of all of the outstanding Preferred Shares, Class A Warrants, Class B Warrants and Senior Notes (the “Preferred Holders”) have entered into a Preferred Stock, Warrant and Note Termination Agreement with the Company and Parent in the form attached hereto as Exhibit D (the “Termination Agreement”), pursuant to which such securities will be canceled and terminated in exchange for the consideration set forth therein; and

I.           It is intended that Parent will be treated as the acquiring entity for accounting purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, on the Closing Date, articles of merger for the Merger (the “Articles of Merger”) reasonably acceptable to the Company, Parent and Merger Sub, respectively, shall be executed and thereafter delivered to the Secretary of State of the State of Nevada for filing as provided for in the Nevada Revised Statutes (the “NRS”) on the Closing Date.  The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada or at such later time provided in the Articles of Merger (the “Effective Time”).

(b)           On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the requirements of the NRS, whereupon the separate existence of Merger Sub shall cease.  The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the “Surviving Corporation”. The Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the NRS.

1.2           Closing.  Unless another time or date is agreed to in writing by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the first date which is (a) (i) the first Business Day of a calendar month or (ii) the first Business Day of a calendar month on or after the fifteenth day of such calendar month and (b) on which all of the conditions set forth in Article 7 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, provided such conditions are then capable of being satisfied on the Closing Date) are satisfied or waived (to the extent permitted by applicable law).  For example, the following dates in 2011 would be available as Closing Dates defined by clause (a) under this Section 1.2:  September 1, September 15, October 3, October 17, November 1, November 15, December 1 and December 15.  The Closing shall be held at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, unless another place is agreed to in writing by the parties hereto.  The date on which the Closing actually takes place shall be referred to herein as the “Closing Date”.

1.3           Effects of the Merger.  The Merger shall have the effects specified in this Agreement and set forth in the NRS with respect to the merger of domestic corporations.

1.4           Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company agrees that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE 2
THE SURVIVING CORPORATION

2.1           Articles of Incorporation.  The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the NRS.

2.2           Bylaws.  The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by the articles of incorporation of the Surviving Corporation and the NRS.

2.3           Directors and Officers

.  The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

ARTICLE 3
EFFECT OF THE MERGER

3.1           Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or any holder of any stock or other equity ownership interest of the Company, Parent or Merger Sub:

(a)           Each Common Share issued and outstanding immediately prior to the Effective Time (except as otherwise provided in Section 3.1(c) and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Aggregate Common Merger Consideration divided by the number of Common Shares issued and outstanding immediately prior to the Effective Time (the “Common Merger Consideration”), without interest.  The Common Merger Consideration is estimated on the date hereof to be equal to $0.2913 per share.  All such Common Shares, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Shares not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock, except the right to receive the Common Merger Consideration therefor, without interest and subject to applicable withholding tax, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2.

(b)           Each Preferred Share or fraction thereof issued and outstanding immediately prior to the Effective Time (except as otherwise provided in Section 3.1(c) and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Preferred Share Merger Consideration.  All such Preferred Shares and fractions thereof, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing any such Preferred Shares or fraction thereof,  shall cease to have any rights with respect thereto, except the right to receive the Preferred Share Merger Consideration therefor, without interest and subject to applicable withholding tax, upon the surrender of such certificate in compliance with Section 3.2(d).

(c)           Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any subsidiary of Parent or the Company, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d)           The Aggregate Common Merger Consideration shall equal the amount determined by subtracting (i) the aggregate Preferred Share Merger Consideration, (ii) the aggregate Senior Note Merger Consideration, (iii) the aggregate amount to which the holders of all of the Company Stock-Based Securities are entitled pursuant to Section 3.4, (iv) the aggregate amount of Company Transaction Expenses that are unpaid at the Effective Time, and (v) the aggregate amount of outstanding Company Debt (excluding the Senior Notes) at the Effective Time, from the sum of (A) $61.5 million and (B) the aggregate amount of Closing Cash.  For the avoidance of doubt, all amounts withheld for Taxes with respect to Preferred Shares, Senior Notes and Company Stock-Based Securities in accordance with Sections 3.1 and 3.2 shall be deemed to be Preferred Share Merger Consideration, Senior Note Merger Consideration and amounts to which holders of Company Stock-Based Securities are entitled, as applicable.  The Merger Consideration will be determined algebraically or iteratively to the nearest one-hundredth of a cent.

(e)           The Company shall prepare and deliver to Parent and the Preferred Holders, on or before a date not less than two (2) Business Days prior to the Closing Date, a certificate signed by the Company’s chief executive officer and chief financial officer (the “Preliminary Merger Consideration Certificate”) setting forth (i) the identity of each holder of Company Debt that is anticipated to be outstanding immediately prior to the Closing, the amount estimated to be required to discharge in full such Company Debt at the Closing and wire transfer instructions for each such holder; (ii) the amount of Closing Cash anticipated at the Closing; (iii) each payee of any portion of the Company Transaction Expenses anticipated to be unpaid at the Closing and the amount estimated to be required to discharge in full such Company Transaction Expenses at the Closing, and setting forth wire transfer instructions for each such payee; and (iv) the Company’s estimated calculations, in reasonable detail, of (A) the Common Merger Consideration, (B) the Preferred Share Merger Consideration, (C) the Senior Note Merger Consideration and (D) the Preferred Warrant Merger Consideration and (E) the amounts payable to each holder of other Company Stock-Based Securities, in each case, in accordance with the terms of this Agreement and the Termination Agreement.  At the Closing, the Company shall prepare and deliver to Parent and the Preferred Holders a Certificate signed by the Company’s chief executive officer and chief financial officer (the “Merger Consideration Certificate”) updating as necessary the information in the Preliminary Merger Consideration Certificate to reflect such information at the Effective Time.  The Company, Parent and the Preferred Holders shall discuss and each approve the contents of such Merger Consideration Certificate (as the Merger Consideration Certificate may be so adjusted, the “Final Merger Consideration Certificate”) and acknowledge such approval in a writing signed by each of the Preferred Holders, the Company and Parent.  On the Closing Date, Parent shall pay or cause to be paid the amounts of Company Debt and Company Transaction Expenses stated to be outstanding immediately prior to the Closing in accordance with the Final Merger Consideration Certificate.  The calculations set forth in the Final Merger Consideration Certificate of the (A) the Common Merger Consideration, (B) the Preferred Share Merger Consideration, (C) the Senior Note Merger Consideration, (D) the Preferred Warrant Merger Consideration and (E) the amounts payable to each holder of other Company Stock-Based Securities will be binding and will be used for all purposes of this Agreement and the Termination Agreement.

(f)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Merger Sub, each issued and outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

3.2           Exchange of Certificates and Common Merger Consideration.

(a)           No later than the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of Common Shares, the cash required to make payments in respect of the Common Merger Consideration as required by this Article 3 (such aggregate cash as deposited with the Exchange Agent being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent will, pursuant to irrevocable instructions, deliver the cash payments contemplated to be issued pursuant to Section 3.1 and 3.4 out of the Exchange Fund.  The Exchange Fund will not be used for any other purpose.

(b)           Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Common Shares were converted into the right to receive the Common Merger Consideration pursuant to Section 3.1(a), (i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon actual delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Common Merger Consideration to which such holder thereof is entitled.  Upon surrender of Certificates or Book-Entry Shares for cancellation to the Exchange Agent, together with a duly completed and executed Letter of Transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of record of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor from the Exchange Fund the Common Merger Consideration for each Common Share formerly evidenced thereby, in accordance with Section 3.1(a), and the Certificates or Book-Entry Shares so surrendered shall be canceled.  Until surrendered as provided in this Section 3.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Merger Consideration for each Common Share evidenced thereby.  No interest will be paid or accrue on any amounts payable upon surrender of any Certificate or Book-Entry Share.  If any Common Merger Consideration is to be paid to a Person other than a Person in whose name the Certificate or Book-Entry Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Common Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(c)           Any portion of the Exchange Fund that remains undistributed to the record holders of Common Shares for six (6) months after the Effective Time will be delivered to Parent, and any holders of Common Shares who have not theretofore complied with this Article 3 will thereafter look only to Parent for payments in respect of the applicable Merger Consideration payable pursuant to this Agreement, without any interest thereon.  Any portion of the Exchange Fund remaining unclaimed by holders of Common Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d)           Pursuant to the Termination Agreement, at the Effective Time, the outstanding Preferred Shares held by the Preferred Holders will be cancelled and Parent shall, upon delivery to the Parent of the certificates that immediately prior to the Effective Time evidenced outstanding Preferred Shares and a completed Form W-9 relating thereto, pay to the holders of the Preferred Shares by wire transfer of immediately available funds to an account designated in writing at least two (2) Business Days prior to the Closing Date by each such holder cash in an amount equal to the Preferred Share Merger Consideration for each Preferred Share held by such holder.

(e)           All Merger Consideration paid upon exchange of the Shares in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares so exchanged.

(f)           None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Shares (or instruments for the Company Stock-Based Securities) shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any of the Merger Consideration would otherwise escheat or become the property of any Governmental Entity), any amounts payable in respect thereof shall, to the extent permitted by law, become the property of Parent, free and clear of all claims or interest on any Person previously entitled thereto.

(g)           Each of the Surviving Corporation, Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any record holder of Shares or holders of other Company Stock-Based Securities or Senior Notes such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including excise taxes pursuant to Section 280G of the Code that apply if the Company’s stock is deemed to be “readily tradable.”.  To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock-Based Securities or Senior Notes, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.  Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by Parent or the Surviving Corporation to the appropriate Governmental Entity on a timely basis.

(h)           If any Certificate or certificate for Preferred Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it or Parent with respect to such certificate, (i) in the case of Common Shares, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Common Merger Consideration payable with respect to the Common Shares evidenced by such Certificate, without any interest thereon, and (ii) in the case of Preferred Shares, Parent will issue in exchange for such lost, stolen or destroyed certificate the Preferred Share Merger Consideration payable with respect to the Preferred Shares evidenced by such certificate, without any interest thereon

3.3           Stock Transfer Books.  At and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except for the right to receive the applicable Merger Consideration pursuant to Section 3.1, without interest.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made.  If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly evidencing Common Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Common Merger Consideration in accordance with this Article 3.

3.4           Treatment of Company Stock-Based Securities and Senior Notes.

(a)           The Company shall take all actions necessary or appropriate to provide that each outstanding option to purchase shares of Common Stock (a “Company Stock Option”) granted under any stock option plan, program or agreement to which the Company or any of its Subsidiaries is a party (the “Company Stock Option Plans”) which is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall be cancelled as of the Effective Time and the holder thereof shall be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Common Merger Consideration over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Common Stock covered by such Company Stock Option as of immediately prior to the Effective Time.  Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment.  The surrender of a Company Stock Option in exchange for the consideration contemplated by this Section 3.4(a) shall be deemed a release of any and all rights the holder had or may have had in respect thereof; provided, that for any Company Stock Option where no payment is required to be made under this Section 3.4(a) because such payment amount would be equal to or less than zero, such Company Stock Option will be cancelled and terminated at the Effective Time without any exercise thereof and no payment shall be made with respect thereto.  The Company shall take all actions necessary or appropriate to provide that, upon the Effective Time, (i) the Company Stock Option Plans and any similar plan or agreement of the Company shall be terminated, and (ii) no holder of any Company Stock Option will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

(b)           Parent and Merger Sub acknowledge that all issued and outstanding Company Restricted Shares shall automatically become fully vested and free of any forfeiture restrictions at the Effective Time, and the Company will take all necessary or appropriate action, including obtaining any required consents or amendments to the Company’s equity incentive plan, to permit holders of outstanding Company Restricted Shares to be treated in the Merger on the same terms and conditions as all other holders of unrestricted Common Shares.

(c)           The Company shall take all actions necessary or appropriate to provide that each outstanding Company SAR which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled as of the Effective Time and the holder thereof shall be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company SAR equal to the product of (i) the excess, if any, of (x) the Common Merger Consideration over (y) the per share exercise price of such Company SAR, multiplied by (ii) the number of shares of Common Stock with respect to which such Company SAR is exercisable as of the Effective Time.  Such cash payment shall be subject to and reduced by all Taxes to be withheld in respect of such payment, including excise taxes pursuant to Section 280G of the Code that apply if the Company’s stock is deemed to be “readily tradable”.  The surrender of a Company SAR in exchange for the consideration contemplated by this Section 3.4(c) shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

(d)           Pursuant to the Termination Agreement, at the Effective Time, the outstanding Class A Warrants and Class B Warrants held by the Preferred Holders will be cancelled and Parent shall pay to the holders of the Class A Warrants and the Class B Warrants the Class A Preferred Warrant Merger Consideration and the Class B Preferred Warrant Merger Consideration, respectively.  Such payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment.

(e)           The Company will take such actions (including obtaining any required consents) as may be required or appropriate to provide that each of the Other Company Warrants issued and outstanding at the Effective Time other than those owned by Parent, Merger Sub or any other subsidiary of Parent, will, at the Effective Time, be deemed to be exercised effective as of immediately prior to the Effective Time, for cash, but with such cash paid via the Common Merger Consideration payable to the holders thereof (which, for the avoidance of doubt, is subject to and reduced by all applicable Taxes to be withheld in respect of such payment).  Such deemed exercise of an Other Company Warrant as contemplated by this Section 3.4(e) shall be deemed a release of any and all rights the holder had or may have had in respect thereof; provided, that for any Other Company Warrant that has an exercise price less than the Common Merger Consideration, such Other Company Warrant will be cancelled and terminated at the Effective Time without any exercise thereof and no payment shall be made with respect thereto.  Other Company Warrants owned by Parent, Merger Sub or any other subsidiary of Parent at the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(f)           Pursuant to the Termination Agreement, at the Effective Time, the outstanding Senior Notes held by the Preferred Holders will be cancelled and the Company shall, upon surrender of the Senior Notes to the Parent, pay to the holders of the Senior Notes by wire transfer of immediately available funds to an account designated in writing at least two (2) Business Days prior to the Closing Date by each such holder cash in an amount equal to the Senior Note Merger Consideration.  Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment.  The surrender of a Senior Note in exchange for the Senior Note Merger Consideration shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

(g)           No later than the Effective Time, Parent will deposit, or cause to be deposited, with the Company an amount in cash equal to the aggregate amount of consideration to be paid to the holders of Company Stock Options and Company SARs pursuant to this Section 3.4, and the holder of each such Company Stock Option and Company SAR shall be entitled to receive from the Surviving Corporation as of the Effective Time or as soon as practical thereafter (but in no event later than five (5) days after the Effective Time), cash, without interest, equal to the amount to which such holder is entitled pursuant to this Section 3.4.

(h)           No later than the Effective Time, Parent will deposit, or cause to be deposited, with the Company an amount in cash equal to the aggregate amount of consideration to be paid to the holders of Other Company Warrants pursuant to this Section 3.4.  Promptly after the Effective Time, the Surviving Corporation shall mail to the holders of the Other Company Warrants (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such securities shall pass, only upon actual delivery of such securities to the Surviving Corporation and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of such securities in exchange for the applicable consideration to which the holder of such securities is entitled pursuant to this Section 3.4.  Upon surrender of the Other Company Warrants for cancellation to the Surviving Corporation, together with a duly completed and executed letter of transmittal and such other documents as the Surviving Corporation shall reasonably require, the holder of record of such securities shall be entitled to receive in exchange therefor from the Surviving Corporation the applicable consideration to which the holder of such securities is entitled pursuant to this Section 3.4, and the Other Company Warrants so surrendered shall be canceled.  Until surrendered as provided in this Section 3.4, each Other Company Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable consideration to which the holder of such securities is entitled pursuant to this Section 3.4.

(i)           Prior to the Effective Time, the Company and the Company Board, as applicable, shall adopt such resolutions and take all such steps as are required or appropriate to effectuate the transactions contemplated by this Section 3.4 and, consistent with the interpretive guidance of the SEC, to ensure that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Common Stock or other securities of the Company pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act under Rule 16b-3 of the Exchange Act.

3.5           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly perfected a demand for appraisal rights for such Shares in accordance with the requirements of NRS 92A.380 (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the relevant Merger Consideration. The holders of Dissenting Shares shall be entitled to only such rights as are granted by the NRS, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the relevant Merger Consideration, as set forth in Section 3.2, without any interest thereon.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and attempted withdrawals of such demands, and any other instruments or documents served pursuant to the NRS and received by the Company with respect to such demands, and the Company shall give Parent the opportunity to direct all negotiations and proceedings which take place prior to the Effective Time with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.  Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of NRS 92A.380 will receive payment thereof from the Surviving Corporation and as of the Effective Time such Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in (i) a registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2010 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and prior to the date hereof (other than any disclosures under the captions “Risk Factors” or “Forward Looking Statements,” but it being agreed that the exception set forth in this clause (i) shall not be applicable to Sections 4.2 or 4.3), or (ii) the disclosure letter (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent from the face of such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or could have, a Material Adverse Effect) the Company represents and warrants to Parent and Merger Sub:

4.1           Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  True, accurate and complete copies of the Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered or made available to Parent.  The Company is not in violation of any provision of the Articles of Incorporation or Bylaws.

4.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 260,000,000 shares, of which 250,000,000 shares are designated Common Stock and 10,000,000 shares are designated preferred stock, par value $0.01 per share, with 6,206 shares of such preferred stock designated as Preferred Stock.  As of the date hereof, 33,815,518 shares of Common Stock and 5,989.484 shares of Preferred Stock, were issued and outstanding, and 13,848,183 shares of Common Stock and no shares of Preferred Stock were held in treasury.  All of such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.  Except as disclosed in Section 4.2(a) of the Company Disclosure Schedule, no issued and outstanding shares of the Company’s capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company or entitled to any preemptive right, right of participation, right of maintenance or any similar right.

(b)           Except as disclosed in Section 4.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock.  There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting or registration of any shares of the Company’s capital stock.  There is no Company Contract restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of the Company’s capital stock.  Section 4.2(b) of the Company Disclosure Schedule sets forth the number of shares of Common Stock issuable, as of the date of this Agreement, upon (i) the exercise of outstanding Company Stock Options, (ii) the exercise of outstanding Company Warrants, (iii) the vesting of outstanding restricted stock awards (the “Company Restricted Shares”) and (iv) the exercise of the Company SARs.  The Company Stock Options, Company Warrants, Company Restricted Shares and Company SARs are collectively referred to as “Company Stock-Based Securities”.  All shares of Common Stock issuable upon exercise of Company Stock Options or other Company Stock-Based Securities have been duly reserved for issuance by the Company, and upon issuance of such shares of Common Stock in accordance with the terms of the applicable Company Plan or other arrangement, will be duly authorized, validly issued and fully paid and non-assessable and will not be subject to any preemptive or similar rights.

(c)           Section 4.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all record holders of outstanding Company Stock-Based Securities, indicating with respect to each of the Company Stock-Based Securities, (i) the number of shares of Common Stock subject to such Company Stock-Based Securities (whether by exercise, conversion or vesting), held by each such record holder, (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Stock-Based Securities, (iii) the particular Company Plan  pursuant to which such Company Stock-Based Security was granted or issued, (iv) the applicable vesting schedule, and the extent to which such Company Stock-Based Security is vested and exercisable, as applicable; (v) with respect to Company Stock Options, whether such Company Stock Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (vi) whether the vesting of such Company Stock-Based Security, as applicable, would be accelerated, in whole or in part, as a result of the Merger or any of the other transactions contemplated by this Agreement, alone or in combination with any termination of employment or other event; and (vii) whether the vesting of such Company Stock-Based Security, as applicable, would be accelerated, in whole or in part, as a result of any termination of employment. The Company has made available to Parent accurate and complete copies of all agreements evidencing Company Stock-Based Securities (and all relevant Company Plans), in each case as in effect on the date hereof, including all amendments thereto.

(d)           As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any equity securities of any Company Subsidiary.

(e)           Other than dividends with respect to Preferred Stock pursuant to the Articles of Incorporation, the Company Board has not declared any dividend or distribution with respect to the Company’s capital stock, the record or payment date for which is on or after the date of this Agreement.

(f)           Each Company Stock Option intended to qualify as an “incentive stock option” under the Code so qualifies.  Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the applicable Company Plan, the Exchange Act and all other applicable laws; (iii) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company Reports in accordance with the Exchange Act and all other applicable laws.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Company Stock Options prior to, or otherwise knowingly coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.

(g)           Except as set forth on Section 4.2(g) of the Company Disclosure Schedule, all outstanding shares of the Company’s capital stock, all outstanding Company Stock-Based Securities and all outstanding shares of the capital stock and other securities of the Subsidiaries of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable laws; and (ii) all requirements set forth in applicable Contracts.

4.3           Subsidiaries.

(a)           For each Subsidiary of the Company, Section 4.3(a) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation or organization, and each jurisdiction such Subsidiary is qualified to do business.

(b)           Each Subsidiary of the Company is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or limited liability powers, except where failure to be so incorporated or organized, validly existing or in good standing, or to have such corporate or limited liability powers would not have a Material Adverse Effect.  Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have a Material Adverse Effect.  Other than its Subsidiaries  and except as disclosed in Section 4.3(b) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries beneficially owns or controls, directly or indirectly, any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated, and neither the Company nor any of its Subsidiaries has entered into any commitments, arrangement or other Contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make any investment in any other Person.  True, accurate and complete copies of the charter and other organizational documents of each Subsidiary of the Company, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered or made available to Parent. No Subsidiary of the Company is in violation of any provision of the charter or any other organizational document of such Subsidiary.

(c)           All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive or similar rights, and are owned by the Company, directly or indirectly, free and clear of any Lien other than Liens specified in the organizational documents of such Subsidiary and other than any restrictions imposed under the Securities Act.  Other than the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company that is owned by the Company, directly or indirectly through one or more Subsidiaries, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries or (iii) subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company’s Subsidiaries.

4.4           Authority; Non-Contravention; Approval.

(a)           The Company has full corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the Company Stockholder Approval and the Required Statutory Approvals, to consummate the Merger and the other transactions contemplated by this Agreement.  The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)           Except as set forth on Section 4.4(b) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of (A) the respective charters or bylaws of the Company or any of its Subsidiaries or any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company or any of its Subsidiaries, (B) any law or Permit of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than the Required Statutory Approvals, or (C) any Company Contract or Government Contract.

(c)           Except as set forth on Section 4.4(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act or state securities or “blue sky” laws, (ii) the Required Statutory Approvals, (iii) the filing with the SEC of an information statement with respect to the Company Stockholder Approval (together with any amendments or supplements thereto and any other required materials, the “Information Statement”), or (iv) the filing of the appropriate merger documents as required by the NRS.

(d)           The Company Board (at a meeting duly called and held) and acting upon a unanimous recommendation of the Transaction Committee has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) unanimously recommended the approval of the Merger by the holders of the Shares and directed that this Agreement, the Merger and the other transactions contemplated by this Agreement (as applicable) be submitted for approval by the Company’s stockholders.  The affirmative vote of the holders of a majority of the total voting power of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s equity securities necessary to approve the Merger.

4.5           SEC Matters.

(a)           The Company has timely filed, within the time periods or extensions thereof prescribed under the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, all forms, reports and other documents required to be filed by it with the SEC since January 1, 2009 (collectively, the “Company Reports”).  As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments.  The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports that were required to be accompanied by such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)           The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the Company Reports is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.6           Absence of Undisclosed Liabilities.  The Company did not have at December 31, 2010, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise), except (i) to the extent such liabilities or obligations are disclosed in the Company Reports filed with the SEC prior to the date hereof, (ii) such liabilities that have been discharged or paid in full prior to the date hereof, (iii) liabilities and obligations disclosed in Section 4.6 of the Company Disclosure Schedule, or (iv) such liabilities or obligations that were incurred after December 31, 2010 in the ordinary course of business and consistent with past practices.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any balance sheet partnership, join venture or any similar arrangements (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

4.7           Absence of Certain Changes or Events.  Except as disclosed in the Company Reports or as set forth in Section 4.7 of the Company Disclosure Schedule, since December 31, 2010, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (ii) there has not been a Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has taken any action or committed or agreed to take any action that would be prohibited by Sections 6.2(a) through and including 6.2(m), inclusive, or Section 6.2(o) if such action were taken on or after the date hereof without Parent’s consent.

4.8           Litigation.  There are no Actions pending against the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is subject to any Order which would, individually or in the aggregate, have a Material Adverse Effect.

4.9           No Violation of Law.  Except as set forth on Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or since January 1, 2008 has been, in violation of or has been given notice or been charged with any violation of, any law or Order.

4.10         Permits.  The Company and its Subsidiaries have and have made available to Parent all permits, licenses, registrations, approvals, clearances and authorizations (collectively, “Permits”) of all Governmental Entities required by the Company and its Subsidiaries to own and operate their respective assets and carry on their respective businesses as currently conducted, except where the failure to obtain, have and maintain such Permits, or the suspension or cancellation of any of the Permits, would not have a Material Adverse Effect.  Since January 1, 2008, neither the Company nor any of its Subsidiaries has received notice from any Governmental Entity that any Permit will be terminated or modified, is threatened with suspension, or will not be renewed in the ordinary course of business consistent with past practice.

4.11         Compliance with Agreements.  Except as disclosed in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Material Contract, and the Company has not received any written notice of any such breach, violation, default or event.  To the knowledge of the Company, there exists no breach, violation, default in performance or obligation by any other party to any Material Contract.

4.12         Taxes.   All United States federal Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries for all taxable periods (or portions thereof) ending on or before the Closing Date have been duly and timely filed (taking into account any extension of time within which to file).  All such Tax Returns were prepared in the manner required by applicable law and are true, correct, and complete in all material respects.  All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return have been or will be timely paid, or in the case of material Taxes not yet due and payable, sufficient reserve for the payment of all such material Taxes (without regard to deferred tax assets and deferred tax liabilities) is reflected in the balance sheet included in the Company Reports.  There are no liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, except for liens for real and personal property Taxes not yet due and payable.  No material written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  No audit or administrative or judicial Tax proceeding is pending or being conducted, or has been conducted within the last five (5) years, with respect to the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed, and there are no matters under discussion between the Company or any of its Subsidiaries on the one hand and any Governmental Entity on the other hand with respect to material Taxes.  None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes.  The Company has delivered to Parent correct and complete copies of all federal income Tax Returns filed prior to the date hereof for 2008, 2009 and 2010 and for all other open years.  Neither the Company nor any of its Subsidiaries has any request for a ruling in respect of Taxes pending before any Governmental Entity.  Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any taxable period.  Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.  Neither the Company nor any of its Subsidiaries has any deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date.  Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.  None of the indebtedness of the Company or any of its Subsidiaries constitutes “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or an “applicable high yield discount obligation” under Section 163(i) of the Code.  The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.  Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G or (ii) any amount that will not be fully deductible as a result of Code Section 162(m).

4.13         Employee Benefit Plans; ERISA.

(a)           Section 4.13(a) of the Company Disclosure Schedule lists (i) each plan, program, arrangement, practice or policy, whether formal or informal, funded or unfunded, written or oral, under which any current or former officer, employee or director of the Company or a Subsidiary of the Company has any right to employment, to purchase or receive any stock or other securities of the Company or a Subsidiary of the Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any amount or under which the Company or a Subsidiary of the Company has any liability, and (ii) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA, that is sponsored or maintained by the Company or a Subsidiary of the Company, or under which the Company or a Subsidiary has any liability (collectively, the “Company Plans”).  Section 4.13(a) of the Company Disclosure Schedule identifies the Company Plans pursuant to which Company Stock Options may be granted.

(b)           The Company has delivered or made available to Parent, with respect to each Company Plan to the extent applicable: (i) a current, complete and accurate copy of the plan document (and any related trust, insurance contract or other funding arrangement) and a written summary of each Company Plan which is not set forth in writing; (ii) a copy of the three (3) most recent Annual Reports (Form 5500) and all related schedules, exhibits and auditor’s reports; (iii) the most recent summary plan description and any summary of material modifications; (iv) the most recent actuarial report, financial statements and annual non-discrimination test results; (v) the most recent favorable determination or opinion letter received from the IRS, or a copy of the most recent determination letter application filed with the IRS, as applicable; and (vi) all material correspondence to or from any Governmental Entity with respect to the registration, maintenance or qualification of each such Company Plan, including, without limitation, any filings under the IRS’ Voluntary Correction Program or the United States Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program.

(c)           Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, had any obligation to contribute to, or had any liability (including “withdrawal liability” as defined in ERISA Section 4201) under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code; (iii) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), or (iv) “multiple employer plan” within the meaning of Section 413(c) of the Code.  For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

(d)           There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in material penalties, taxes, liabilities or indemnification obligations, and there has been no other event or breach of fiduciary duty with respect to any Company Plan that could result in any material liability for the Company or any ERISA Affiliate related to any excise Taxes under the Code or to any civil penalties under ERISA.

(e)           Each Company Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS, has pending an application for such a determination letter from the IRS or is entitled to rely on a prototype plan opinion letter, and the Company is not aware of any reason likely to result in the revocation of any such letter or in the IRS declining to issue a favorable determination letter on a pending application.

(f)           Each Company Plan has been established, maintained and administered in accordance with its terms and in compliance with the requirements prescribed by any and all laws and Orders, including but not limited to ERISA and the Code.  No Company Plan is or was maintained or contributed to by the Company or a Subsidiary of the Company for the benefit of any officer, employee or director located outside of the United States, or is otherwise subject to the laws of any country (or political subdivision thereof) other than the United States.

(g)           Except as set forth on Section 4.13(g) of the Company Disclosure Schedule, the consummation of the Merger and the other transactions contemplated by this Agreement will not (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, discharge of indebtedness, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

(h)           Neither the Company nor any ERISA Affiliate has any liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(i)           All contributions and other payments due from the Company or any Subsidiary with respect to each Company Plan have been made or paid in full or are shown in the Company Reports, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

(j)           There are no pending or, to the knowledge of the Company, threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company, has been proposed with respect to any Company Plan.

(k)           Each Person who performs, or has performed, services for the Company or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor for income and employment tax reporting and withholding purposes and for purposes of eligibility to participate in the Company Plans.

(l)           Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which will occur at the Effective Time, has been effected in accordance with the terms of the plans and with all applicable laws, and the interests in or shares available for issuance under each such Company Stock Option Plan are properly registered pursuant to the Securities Act on a Form S-8.

(m)           No current or former officer or employee of the Company or its Subsidiaries is entitled to receive severance payments or severance benefits under more than one Company Plan.  Section 4.13(m) of the Company Disclosure Schedule sets forth a list of all severance plans or policies maintained by the Company or any Subsidiary of the Company.

(n)           Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies in both form and operation with the requirements of Section 409A of the Code and the Treasury Regulations and IRS guidance promulgated thereunder, and no amounts deferred under any such plan is, or upon vesting will be, subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.  Neither the Company nor any ERISA Affiliate has any indemnity or gross-up obligation to any Person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.  All “stock rights” (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)) granted under the Company Stock Option Plans or any other Company Plan or agreement have been issued with exercise prices of not less than fair market value for purposes of Section 409A of the Code (and the guidance issued thereunder), and all requirements have been met in connection with all such issuances or any post-grant amendments or modifications, such that, the stock rights shall be exempt from Section 409A of the Code.

4.14         Labor; Employment Matters.

(a)           Neither the Company nor any Subsidiary of the Company is currently engaged in collective bargaining on behalf of any of their employees, is a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of the Company or any Subsidiary and, to the knowledge of the Company, there are no organizational efforts presently being made involving any of the employees of the Company or its Subsidiaries.  The Company has not experienced any labor strike, dispute, slowdown or stoppage, material grievance, or any other material labor difficulty.  Neither the Company nor its Subsidiaries is the subject of any unfair labor practice charges filed with the National Labor Relations Board, is the subject of any state or U.S. Department of Labor investigation, or is the respondant to charges filed with the Equal Employment Opportunity Commission or a state equivalent. To the Company’s knowledge, no executive or key employee or group of employees of the Company has any plan to terminate his or her employment with the Company or has threatened to do so.  The Company and its Subsidiaries have complied with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining, labor relations, equal employment opportunities, immigration, whistleblowing, employee leaves, employee privacy and off duty conduct, safety and health, workers’ compensation, and/or the payment of social security and similar Taxes.  No person has asserted that the Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws, nor has any person or persons asserted that they have been misclassified under the Fair Labor Standards Act (“FLSA”) or state law equivalent.  During the past five years, the Company (i) has not laid off or terminated employees in numbers sufficient to trigger coverage under any federal or state Worker Adjustment Retraining Notification (“WARN”) statute and has no liabilities pursuant to WARN and (ii) is in compliance with the state and federal Occupational Safety and Health Act (“OSHA”), and the rules and regulations promulgated by the state and federal agencies charged with enforcing same, and has no liabilities pursuant to the state or federal OSHA statutes.

(b)           Section 4.14(b) of the Company Disclosure sets forth a list of all employees of the Company and its Subsidiaries as of the date hereof showing for each as of the date hereof the employee’s name, job title or description, whether they are exempt or non-exempt under the FLSA and applicable state law, salary level (including any bonus or deferred compensation arrangements other than arrangements under which payments are at the discretion of the Company) and also showing any bonus, commission or other remuneration other than salary paid during the Company’s last fiscal year.  Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, none of such employees is a party to a written employment agreement or contract with the Company or any Subsidiary for a specified length of time and each is employed “at will.”  Except as set forth on Section 4.14(b), the Company is not a party to any independent contractor agreement, consulting agreement or other similar type of contract under which services are provided to the Company or its Subsidiaries.

4.15         Real Estate.  Neither the Company nor any Subsidiary of the Company owns real property as of the date of this Agreement.  Section 4.15 of the Company Disclosure Schedule sets forth the address of all real property in which the Company or any Subsidiary holds a leasehold or subleasehold estate (the “Leased Real Property”, and the leases or subleases for such Leased Real Property being referred to as the “Leases”).  The Company has delivered to Parent a true and complete copy of each of the Leases, including all amendments, nondisturbance agreements and other documents comprising Company’s obligations thereunder.  Each Lease creates a valid leasehold interest in the Leased Real Property to which it applies and is in full force and effect in all respects and the Company or any Subsidiary is entitled to the benefit of such Lease in accordance with its terms, with such exceptions as are not material and do not interfere with the use of the such premises or Company’s rights or obligations under the Leases or with respect to the Leased Real Property.  To the Company’s knowledge, no breach or default exists under any of the Leases and no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Lease to terminate such Lease prior to its scheduled term.  Section 4.15 of the Company Disclosure Schedule sets forth any consents, waivers or other approvals required to be obtained by the Company in order to confirm the terms and status of each of the Leases and to further confirm  that no breach or default or termination right will occur or exist under any of the Leases by reason of the consummation of the Merger and each of the Leases will continue in accordance with their existing terms following the Merger.

4.16         Environmental Matters.

(a)           The Company and its Subsidiaries have conducted their businesses in compliance with all Environmental Laws, including having all Permits, licenses and other approvals and authorizations necessary for the operation of their businesses as presently conducted, and to Company’s knowledge no breach or default exists or has occurred under the terms of any Environmental Laws at any of the Leased Real Properties.  In the past seven (7) years, neither the Company nor any of its Subsidiaries have received any written notices, demand letters or written requests for information from any Governmental Entity stating or otherwise indicating that the Company or any of its Subsidiaries are or may be in violation of, or liable in any respect under, any Environmental Law, or that any violation of Environmental Laws exists at any Leased Real Property or under any of the Leases.  There are no, and have not been any, civil, criminal or administrative Action pending or, threatened in writing against the Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law.  Neither the Company nor any of its Subsidiaries nor their respective agents has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws, or in a manner that violates Environmental Laws.  There has been no Release of Hazardous Substances at any property currently operated by the Company or its Subsidiaries, nor has there been a Release of Hazardous Substances at any property formerly owned or operated by the Company or its Subsidiaries during the period of such ownership or operation.

(b)           To the knowledge of the Company, in the past seven (7) years there has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries.  Section 4.16(b) of the Company Disclosure Schedule sets forth all permits, licenses and other filings currently held by Company with respect to its business operations at the Leased Real Properties or otherwise, in each case, pertaining to the Company’s compliance with Environmental Laws, together with a listing of any consents or approvals required for the transfer of any such permits or licenses in connection with the consummation of the Merger.

4.17         Contracts and Commitments; Suppliers and Customers.

(a)           Except as disclosed in or attached as exhibits to the Company Reports and except for Classified Contracts, Section 4.17(a) of the Company Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such agreement and contract, and each “material contract” filed as an exhibit to the Company Reports, a “Material Contract”):

(i)            any agreement or indenture relating to the borrowing of money or any guarantee of any such borrowing which involves more than $250,000, or relating to any interest rate, currency or commodity derivatives or hedging transactions;

(ii)           any partnership, limited liability company agreement, joint venture, profit-sharing or similar agreement entered into with any Person other than the Company or any of its Subsidiaries;

(iii)          any indemnification agreements entered into by and between the Company and any director or officer of the Company (other than the Company’s Articles of Incorporation and Bylaws);

(iv)          any agreement for the acquisition, merger, sale or similar transactions involving any business of the Company or any of its Subsidiaries (A) for aggregate consideration under such agreement in excess of $250,000, and (B) that has continuing indemnification, “earn-out” or other contingent payment obligations by the Company that would reasonably be expected to result in payments in excess of $250,000;

(v)           any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to the Company, its Affiliates or their employees;

(vi)          any Contract that obligates the Company or its Subsidiaries to make any capital commitment or expenditure in excess of $250,000;

(vii)         any agreement which imposes on the Company or any of it Subsidiaries non-competition or non-solicitation restrictions, or any “exclusivity” or similar provision or covenant, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in the Government Contracts;

(viii)        any employment, severance or other similar agreement which contains a change of control or “golden parachute” provision or that otherwise provides for compensation in any fiscal year that is equal to or greater than $250,000;

(ix)          any agreement which is performed (in whole or in part) outside of the United States, where a party that is a natural person to the agreement is not a United States citizen, or where the all or a portion of the agreement is subcontracted to a natural person that is not a United States citizen;

(x)           each Government Contract and Government Bid to which the Company or any of its Subsidiaries is a party;

(xi)          any other agreements to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligations in excess of $250,000 annually;

(xii)         any Contract (other than those described in clauses (i) - (xi) of this Section 4.17(a)) that is or would be required to be filed by the Company as a “Material Contract” with the SEC pursuant to Item 601(b)(iv) of Regulation S-K or disclosed by the Company in a Current Report on Form 8-K; and

(xiii)         Notwithstanding anything in this Section 4.17, the term “Material Contract” shall not include any agreement or arrangement that (i) is terminable upon ninety (90) days’ or less notice without a penalty or premium (other than a Government Contract or Government Bid), (ii) will be fully performed or satisfied or will expire as of or prior to Closing or (iii) is solely between the Company and one or more of its Subsidiaries or is solely between the Company’s Subsidiaries.

(b)           Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto, and, to the knowledge of the Company and each Subsidiary, each other party thereto, and each Material Contract is in full force and effect.  Neither the Company nor any of its Subsidiaries has received notice from any other party to a Material Contract that such party intends to terminate or not renew such Material Contract.  Except as disclosed in Section 4.17(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party, has received written notice within the last twelve (12) months that it is in violation or breach of or in default (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries) under any Material Contract.

4.18         Intellectual Property Rights.

(a)           Section 4.18(a) of the Company Disclosure Schedule sets forth all United States and foreign Registered Intellectual Property Rights owned or licensed by the Company and its Subsidiaries, specifying as to each item, as applicable separately: (i) for Patents, a listing of the country of filing, inventor(s), owner(s), filing number, date of issue or filing expiration date and title of such Patent; (ii) for all registered trademarks, service marks, tradenames and applications for registration of any of the foregoing, a listing of the country of filing, owner, description of goods or services, registration or application number and date of issue; (iii) for all registered copyrights and applications for registrations of copyright, a listing of the country of filing, owner, filing number, date of issue and expiration date; (iv) for domain names, a listing of the domain name, current registrar, registrant and contact; (v) any Registered Intellectual Property Rights that are non-exclusive to the Company or its Subsidiaries; and (vi) any assignor or assignee, if applicable.  All necessary registration, maintenance and renewal fees that have become due in connection with the Registered Intellectual Property Rights owned by the Company have been paid and all necessary documents and articles in connection therewith have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining such Registered Intellectual Property Rights.  Without limiting the foregoing, there are no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Registered Intellectual Property Rights owned by the Company invalid or unenforceable, or that would adversely effect any pending application for any Registered Intellectual Property Rights owned by the Company, and there has been no misrepresentation or failure to disclose, any fact or circumstance in any application for any Registered Intellectual Property Right owned by the Company that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Intellectual Property Right.

(b)           Section 4.18(b) of the Company Disclosure Schedule sets forth all Company Intellectual Property Rights, Registered Intellectual Property Rights and Licensed Intellectual Property Rights other than Trade Secrets and other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $5,000 or less which are not required to be listed.

(c)           Section 4.18(c) of the Company Disclosure Schedule sets forth all Licensed Intellectual Property Rights (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $5,000 or less which are not required to be listed).  To the knowledge of the Company and its Subsidiaries, the Licensed Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and are valid and enforceable.  Each agreement entered into by the Company or any of its Subsidiaries with respect to Licensed Intellectual Property Rights (a “License Agreement”) is valid and binding on all parties thereto and enforceable in accordance with its terms.  The Company and its Subsidiaries are in compliance with, and have not breached any term of any such License Agreement and, to their knowledge, all other parties to any License Agreement are in compliance with, and have not breached any term of, such License Agreement.  Following the Effective Date, the Surviving Corporation or its Subsidiaries, as the case may be, will be permitted to exercise all of the rights of the Company and its Subsidiaries under such License Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated hereby not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay.  No contract relating to any Company Intellectual Property Rights contains any restrictions on the direct or indirect transfer of any license, or any interest therein, held by the Company in respect of the Intellectual Property Rights.  No approval or consent of any person or entity is needed so that the interest of the Company in the Intellectual Property Rights shall continue to be in full force and effect following the transactions contemplated by this Agreement, and the Company is not subject to any instrument, restriction, or agreement which would be violated or breached by the consummation of the transactions contemplated by this Agreement.

(d)           The Company and its Subsidiaries own all right, title and interest in, free of all Liens, or have valid and enforceable rights, by license, sublicense, agreement or other permission to, all of the Company Intellectual Property Rights, without obligation to pay any royalty, material license fee, or other consideration.  No Action (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator, is pending or is threatened in writing by any third Person, in which the Company or any of its Subsidiaries is a party with respect to any Company Intellectual Property Rights or Licensed Intellectual Property Rights (“Company IP Claim”), including any Company IP Claim that alleges that the operation of any businesses infringes, misappropriates, impairs, dilutes or otherwise violates the rights of any Person, and there are no grounds for the same, and the Company and its Subsidiaries are not subject to any outstanding Order or dispute involving any third Person’s Intellectual Property Rights.  To the knowledge of the Company and its Subsidiaries, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Intellectual Property Rights and neither the Company nor any of its Subsidiaries has brought or threatened any Company IP Claims against any Person that remain unresolved.

(e)           Except as set forth on Section 4.18(e) of the Company Disclosure Schedule, the Company has made commercially reasonable efforts to maintain and protect the Company Intellectual Property Rights.  Without limiting the preceding sentence, the Company has implemented a policy requiring each current employee, consultant and contractor who developed any part of any Company Intellectual Property Rights, either (i) to be a party to an agreement that conveys to the Company or its Subsidiaries any and all right, title and interest in and to all Intellectual Property Rights developed by such Persons in connection with such Person’s employment or engagement on behalf of the Company or its Subsidiaries, (ii) as to “works for hire” created in the course of such Person’s employment with or engagement on behalf of the Company or its Subsidiaries, to execute an agreement acknowledging that the works are “works for hire” or otherwise assigning to the Company or its Subsidiaries all rights, title and interest in such works, or (iii) otherwise has by operation of law vested in the Company or its Subsidiaries any and all right, title and interest in and to all such Intellectual Property Rights developed by such Persons in connection with such Person’s employment with, or engagement on behalf of the Company or its Subsidiaries.

(f)           Except as set forth on Section 4.18(f) of the Company Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property Rights.

(g)           Except as set forth on Section 4.18(g) of the Company Disclosure Schedule, no Person other than the Company or its Subsidiaries possesses any current or contingent rights to any source code that is part of the Company Intellectual Property Rights.  The transactions contemplated by this Agreement will not result in any third party gaining a right to access the source code included in the Company Intellectual Property Rights (as the result of an escrow release or otherwise).

(h)           Except as set forth on Section 4.18(h) of the Company Disclosure Schedule, the Company Intellectual Property Rights do not utilize or incorporate any Open-Source Software (as defined below) or similar code that inhibits the ability to preserve the proprietary nature, whether in whole or in part, of any of the Company Intellectual Property Rights, or that requires disclosure of the source code of any of the Company Intellectual Property Rights.  “Open-Source Software” means any software that is distributed as “free software,” subject to license restrictions, “open source licenses” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), or any other license described by the Open Source Initiative as set forth on www.opensource.org as of the date hereof.

(i)           Except as expressly contemplated hereby, neither this Agreement nor the transactions contemplated by this Agreement will result in the Company or any of its Subsidiaries:  (i) granting to any Person any right to any Company Intellectual Property Rights; (ii) being bound by, or subject to, any non-competition or other restriction on the operation or scope of their respective businesses; or (iii) being obligated to pay any royalties or other amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(j)           The Company or its Subsidiaries, to the extent applicable, have not incorporated copyrighted material in any deliverable Data to any Governmental Entity that is a material component of such deliverable Data without notice to or approval of such Governmental Entity unless the Company or its Subsidiaries (i) is the owner of the copyright or (ii) has obtained for such Governmental Entity rights in, or a license or other right to use, the copyright as applicable and to the extent necessary under any Government Contract.  For purposes of this Section 4.18, the term “Data” shall have the meaning set forth in 48 CFR 52.227-14 (2007).

4.19         Anti-takeover Law Inapplicable.  The Company Board has approved the Merger, this Agreement and the other transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby any anti-takeover restrictions contained in the NRS, and no other anti-takeover or similar statute or regulation of any other state or jurisdiction applies or purports to apply to any such transactions.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, or any anti-takeover provision in the Company’s Articles of Incorporation or Bylaws is, or at the Effective Time would be, applicable to the Securities, the Merger or the other transactions contemplated by this Agreement.

4.20         Government Contracts.

(a)           Section 4.20(a) of the Company Disclosure Schedule sets forth all Government Contracts, and with respect to each such listed Government Contract, accurately lists: (i) the contract name/number; (ii) Company’s internal project code number; (iii) the contract award date; (iv) the customer and/or prime contractor; (v) the customer’s contract or order number; (vi) the contract type; (vii) the basis of award; (viii) the contract status; (ix) period of performance; (x) the total potential value of the contract; and (xi) the total funded value.

(b)           Section 4.20(b) of the Company Disclosure Schedule sets forth all Government Bids for which no award has been made, and with respect to each such Government Bid, accurately lists: (i) the request for proposal number/bid title; (ii) the customer agency and/or prime contractor; (iii) the subject matter of the Government Bid; (iv) the date of proposal submission; (v) the expected award date; (vi) the estimated period of performance; and (vii) the estimated value based on the proposal.

(c)           The Company and its Subsidiaries have delivered to Parent complete and correct copies of those active Government Contracts listed Section 4.20(a) of the Company Disclosure Schedule and of those Government Bids listed in Section 4.20(b) of the Company Disclosure Schedule. No Government Contract was awarded, and no Government Bid will be awarded, on the basis of any qualification as a small business or other preferential status based on the size or ownership of the Company and its Subsidiaries. No Government Contract or Government Bid is the subject of a pre-award or post-award bid protest proceeding.

(d)           With respect to any Government Contracts, since January 1, 2008, there has not been nor is there reasonably expected to be (i) any civil, criminal or administrative investigation, audit, indictment or information, by any Governmental Entity (except as to routine security investigations), (ii) any suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries, (iii) any request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or claim of defective pricing in excess of $250,000, (iv) any dispute between the Company or any of its Subsidiaries and a Governmental Entity or prime contractor or higher tier subcontractor where the amount in controversy exceeds or is expected to exceed $250,000, or (v) any claim or request for equitable adjustment by or against the Company or any of its Subsidiaries in excess of $250,000.

(e)           There have been no material audits, there are no ongoing material audits and, to the knowledge of the Company and its Subsidiaries, there are no material audits impending or expected under or relating to any Government Contract or Government Bid.  The Company and its Subsidiaries do not reasonably expect to be the subject of any audit by the Defense Contract Audit Agency, Defense Contract Management Agency, or other federal government audit agency resulting in a report of deficiencies in its internal controls or inadequacy of its internal control system.  The Company and its Subsidiaries have conducted all of their operations and maintained systems of internal controls, including accounting, purchasing, billing, inventory and quality control systems, in material compliance with all applicable laws and regulations and requirements of all Government Contracts and Government Bids.

(f)           No termination for default or convenience, cure notice, suspension of work notice, stop work order, or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing, with respect to performance by the Company or any of its Subsidiaries as a subcontractor of any portion of the obligation of a Government Contract.

(g)           The Company and its Subsidiaries have complied with all material terms and conditions of all Government Contracts and the laws applicable thereto, including without limitation the Federal Acquisition Regulation, the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Truth in Negotiations Act, the Foreign Corrupt Practices Act, the False Claims Act, the Anti-Kickback Act, and related cost principles and the Cost Accounting Standards. The representations and certifications made by or on behalf of the Company or its Subsidiaries in or pursuant to each Government Contract and Government Bid were current, accurate and complete in all material respects and the Company and its Subsidiaries have complied in all material respects with all such representations and certifications.  The Company and its Subsidiaries have not made a disclosure or entered into a consent order or administrative agreement with respect to any alleged or actual irregularity, misstatement or omission arising under a Government Contract or Government Bid. The experience and education of all individuals provided by the Company and its Subsidiaries under their Government Contracts meet or exceed the experience and/or education required by the terms of the applicable Government Contract.

(h)           The Company and its Subsidiaries have complied with all laws and contract terms and conditions governing their currently existing and/or previously existing General Services Administration (“GSA”) Multiple Award Schedule Contracts.  Without limiting the foregoing, the Company and its Subsidiaries have (i) complied with each GSA Schedule Contract’s Price Reductions Clause and with all other business and sales practices provisions under each GSA Schedule Contract; (ii) made no offer or sale of any GSA Schedule Contract products or services at pricing, discounts, terms, conditions, or concessions that has triggered, or would reasonably be expected to trigger, a price reduction under any of the GSA Schedule Contracts; and (iii) provided the GSA in a timely, complete and accurate manner all necessary and appropriate notices and reports and all other information required to be provided to GSA, including any information regarding (A) commercial sales practices and any deviations from such practices prior to the award of each GSA Schedule Contract, (B) any modification or extension of such GSA Schedule Contract, and (C) any other event or circumstance that would require such disclosure to be made to GSA.  No amounts of money (including payments, penalties, fees or otherwise) are owing or outstanding by the Company or its Subsidiary to any Governmental Entity under any GSA Schedule Contract, and no claim has been made by GSA, nor, to the knowledge of the Company or its Subsidiaries, does any basis exist for GSA to claim, that any amounts, penalties or fees are owing by the Company or its Subsidiaries under any GSA Schedule Contract by virtue of a Price Reductions clause violation or otherwise.

(i)           All Government Contracts were entered into and all Government Bids were entered into in the ordinary course of business and were based on assumptions believed by the management of the Company and its Subsidiaries to be reasonable and not as a “buy-in” or “loss leader.”  As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding Government Bid that, if accepted or awarded, is expected to result in a loss or annual cost overrun in excess of $250,000 to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries).  None of the Company and its Subsidiaries is a party to any Government Contract which is expected to result in a loss or annual cost overrun in excess of $250,000 to the Company or its Subsidiaries.  There exist no assignments of claims with respect to the Government Contracts, whether pursuant to the Assignment of Claims Act or otherwise.  The Company and its Subsidiaries have not begun performance of any anticipated Government Contract or Government Bid or any anticipated option exercise or modification of any Government Contract prior to award, option exercise or modification or made any expenditures or incurred costs or obligations in excess of any limitation of government liability, limitation of cost, limitation of funds, or similar clause limiting the Government’s liability on any Government Contract (including without limitation, any work being performed “at risk” in advance of receipt of funding).

(j)           Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, are or in the last five (5) years have been debarred or suspended from participation in the award of contracts with any Governmental Entity (it being understood that debarment and suspension does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements). Neither the Company nor its Subsidiaries is listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs.

(k)           To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (i) used any funds for lawful or unlawful contributions, gifts, entertainment or other lawful or unlawful expenses related to political activity, (ii) made any lawful or unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

(l)           The Company and its Subsidiaries have all of the facility and personnel security clearances necessary to conduct the business of the Company and its Subsidiaries as currently being conducted in all material respects.  The Company and its Subsidiaries hold and, as of the date of this Agreement have held, at least a “satisfactory” rating from the Defense Security Service (“DSS”) with respect to the facility security clearances. The Company and its Subsidiaries have not had access to classified, confidential, source selection, proprietary, or non-public information to which they were not lawfully entitled.

(m)           There are no existing conflicts of interest, including without limitation organizational conflicts of interest (“OCI”), that would reasonably be expected to adversely impact any Government Contract or Government Bid submitted, or that will be submitted, prior to Closing.  Neither the Company nor its subsidiaries have had access to confidential or non-public information, nor provided systems engineering, technical direction, consultation, technical evaluation, or source selection services, nor prepared specifications or statements of work, nor engaged in any other conduct that would create an OCI, as defined in FAR Subpart 9.5, with respect to work performed or anticipated to be performed under any Government Contract or proposed contract in connection with a Government Bid or other business of the Company, that would restrict the Company’s and its Subsidiaries’ business activities.  The Company and its Subsidiaries are in compliance with all of its OCI mitigation plans and has not been advised by any Governmental Authority of any failure to be in compliance with any such plans or the existence of any other prohibited conflict of interest.  To the knowledge of the Company, no OCI will arise as a result of the consummation of the transactions contemplated by this Agreement.

(n)           The Company and its Subsidiaries are in full compliance with FAR provisions governing suspension and debarment and contractor code of business ethics and conduct, including the disclosure obligations that went into effect on December 12, 2008 (the “FAR Ethics Rules”).  The Company and its Subsidiaries have undertaken a review or investigation to determine whether the Company or its Subsidiaries are required to make any disclosures under the FAR Ethics Rules, including whether credible evidence exists of (i) a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity laws, (ii) a violation of the civil False Claims Act, or (iii) significant overpayments.  There exist no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a violation of the FAR Ethics Rules.

(o)           Neither the Company nor its Subsidiaries have violated any legal, administrative or contractual restriction concerning the employment, or possible employment, of current or former officials or employees of a state, local or federal government (including but not limited to the so-called “revolving door” and “financial interest” restrictions set forth at 18 U.S.C. § 207 and § 208).  No basis exists to give rise to a claim for fraud (as such concept is defined under any applicable requirements or the federal common law applicable to government contracts) in connection with any Government Contract or Government Bid.

(p)           All equipment and fixtures loaned, bailed, delivered, or otherwise furnished to or held by the Company or its Subsidiaries by or on behalf of any Governmental Authority, have been maintained in all respects in the condition they were when loaned, bailed, delivered, or otherwise furnished to the Company or its Subsidiaries, ordinary wear and tear excepted, and where applicable the Company and its Subsidiaries have complied in all material respects with the government property provisions of the Government Contracts.  The Company or its Subsidiaries have not been notified of any material warranty claims with respect to any Government Contract.

(q)           The Company has complied in all material respects with all laws and terms and conditions governing the Company’s joint venture agreement with UniSpec Enterprises.  To the knowledge of the Company, (i) UniSpec Enterprises has complied in all material respects with all laws and terms and conditions governing UniSpec Enterprises’ joint venture agreement with the Company and (ii) Unified Solutions, LLC, a joint venture between the Company and UniSpec Enterprises, has complied with all material laws and terms and conditions applicable to its operations.

(r)           The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”).  Neither the Company nor its Subsidiaries has received any communication alleging that it is not in compliance with the Export Control Laws.

4.21         Advisors’ Fees.  Except for Bluestone Capital Partners (the “Company Financial Advisor”), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee from the Company or any of its Subsidiaries (including, after the consummation of the Merger, from Parent or Merger Sub in connection with the consummation of the Merger or the other transactions contemplated by this Agreement).  The Company has provided to Parent complete and correct copies of all Contracts under which any such fees or expenses are payable or relating to the engagement of the Company Financial Advisor in connection with the transactions contemplated by this Agreement.

4.22         Opinion of Financial Advisor.  Stout Risius Ross, Inc. (the “Fairness Advisor”) has rendered to the Company Board its opinion to the effect that the applicable Merger Consideration to be received pursuant to the Merger by the Company’s stockholders is fair, from a financial point of view, to such stockholders, subject to the qualifications and assumptions contained therein.  A copy of such opinion has been delivered to Parent.  The Company has been advised that the Fairness Advisor will permit the inclusion of its opinion in its entirety and, subject to prior review and consent by the Fairness Advisor, as applicable, a reference to its opinion in the Information Statement.

4.23         Certain Loans and Other Transactions.  The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.  Except for the Material Contracts or as set forth in the Company Reports, no officer or director of the Company or any of its Subsidiaries nor any member of any such individual’s immediate family (whether directly or, to the Company’s knowledge, indirectly through an Affiliate of such Person) is presently, or within the past one (1) year has been, a party to any transaction or Contract or series of related transactions or Contracts with the Company or any of its Subsidiaries (each, an “Affiliate Transaction”), nor are any of the foregoing currently proposed, that (if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed prior to the date hereof.

4.24         Insurance.  Section 4.24 of the Company Disclosure Schedule sets forth all insurance policies maintained by the Company and its Subsidiaries (the “Company Insurance Policies”).  All of the Company Insurance Policies are in full force and effect and are in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies.  No written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies.

4.25         No Other Representations and Warranties.  Except for the representations and warranties contained in this Article 4 (as modified by the Company Disclosure Schedule), neither the Company, nor any other Person (i) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company or any of its Subsidiaries, or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries or the business conducted by the Company or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule.  Except for the representations and warranties contained in this Article 4 (as modified by the Company Disclosure Schedule), the Company disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent, Merger Sub or their respective Representatives by the Company or any of its Representatives).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1           Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

5.2           Authority; Non-Contravention; Approvals.

(a)           Parent and Merger Sub have full corporate power and authority to enter into this Agreement and, subject to the Required Statutory Approvals, to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement, the Merger and the other transactions contemplated by this Agreement have been approved by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)           Neither the execution, delivery and performance of this Agreement by each of Parent and Merger Sub nor the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will or could reasonably be expected to, directly or indirectly (with or without notice or lapse of time) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by Parent or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters or bylaws of Parent or Merger Sub, (B) any law or Permit of any Governmental Entity applicable to Parent or Merger Sub or any of their respective properties or assets, or (C) any Contract to which Parent or Merger Sub is now a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or affected, except with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not have a Parent Material Adverse Effect.

(c)           Except for (i) the filing of the Required Statutory Approvals, (ii) the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder and, (iii) the applicable requirements of the NYSE, and except as would not have a Parent Material Adverse Effect, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

5.3           Litigation.  There are no (i) Actions pending against Parent or Merger Sub, or (ii) to the knowledge of the Parent, threatened Actions against Parent or Merger Sub, in each case which, would have a Parent Material Adverse Effect.  Neither Parent nor Merger Sub is subject to any Order which would have a Parent Material Adverse Effect.

5.4           Financing Arrangement.  Parent has, and will have at the Effective Time, and will make available to Merger Sub (or cause to be made available), the funds necessary to consummate the Merger and the other transactions contemplated by this Agreement on the terms contemplated by this Agreement.

5.5           Advisors’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee from Parent or Merger Sub in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.

5.6           Merger Sub.  True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company.  The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares, of which 100 shares are issued and outstanding.  Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub.  Merger Sub was recently formed by Parent solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement.  Except as contemplated by this Agreement, Merger Sub does not hold, and has not held, any material assets or incurred any material liabilities, and has not carried on any business activities other than those contemplated by this Agreement.

5.7           Other Agreements or Understandings.  Parent has disclosed to the Company all Contracts (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any Affiliate of Parent, on the one hand, and any officer or director of the Company or any person that owns five percent (5%) or more of the shares of the Company’s capital stock, on the other hand.

5.8           No Other Representations and Warranties.  Neither Parent, Merger Sub, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub, in each case, except as expressly set forth in this Article 5.

ARTICLE 6
COVENANTS

6.1           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the valid termination of this Agreement (the “Pre-Closing Period”), except as specifically set forth in Section 6.1 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to (i) conduct its business in the ordinary course and in accordance with past practices, and in compliance with all applicable laws and the requirements of all Material Contracts; (ii) subject to clause “(iii)” of this sentence, use commercially reasonable efforts to maintain and preserve intact their respective current business organization, keep available the services of their respective current officers and other employees and maintain their respective relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or its respective Subsidiary and with all Governmental Entities; (iii) the Company and each of its Subsidiaries shall discuss with Parent ways in which the Company and each of its Subsidiaries can reasonably reduce expenses during the Pre-Closing Period and shall promptly implement reasonable reductions requested by Parent; and (iv) the Company shall promptly notify Parent of any claim asserted or Action commenced, or, to the knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Company or any of its Subsidiaries that relates to any of the transactions contemplated by this Agreement.

6.2           Company Forbearances.  During the Pre-Closing Period, except as required by law, the Company will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           (i) amend, propose to amend or permit to amend the Articles of Incorporation or Bylaws (or other organizational documents), (ii) split, combine or reclassify its outstanding capital stock, or (iii) declare, accrue, set aside or pay any dividend or distribution payable in cash, stock or other property with respect to its outstanding capital stock (other than the payment of dividends required under the Articles of Incorporation and the payments of dividends with respect to the Preferred Shares);

(b)           issue, sell, grant, pledge or dispose of, or authorize or agree to issue, sell, grant, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any Contract with respect to any of the foregoing, except the issuance of Shares pursuant to the vesting, exercise or conversion of Company Stock-Based Securities outstanding as of the date of this Agreement;

(c)           amend or waive any of the Company’s rights under, or accelerate the vesting under, any provision of any of the Company Stock-Based Securities or any Company Plans, or otherwise modify any of the terms of any Company Stock-Based Securities;

(d)           (i) incur or become contingently liable with respect to any indebtedness for borrowed money in excess of $250,000 except for any indebtedness for borrowed money outstanding as of the date hereof; (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, except for Company Stock Options, Company SARs or Company Warrants for an amount equal to the applicable Merger Consideration under Section 3.4, or in connection with the vesting of the Company Restricted Shares or the redemption of Preferred Shares as required pursuant to the terms thereof; (iii) make any acquisition of any assets or businesses or any other capital expenditures (except that the Company and its Subsidiaries may acquire assets and settle trade payables in the ordinary course of business consistent with past practice or make any capital expenditure that when added to all other acquisitions, settlements and capital expenditures made on behalf of the Company and its Subsidiaries during the Pre-Closing Period does not exceed $250,000 in the aggregate); (iv) loan, advance funds or make any investment in or capital contribution to any other Person other than to any wholly-owned Subsidiary; or (v) discharge or satisfy any Lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except for in accordance with the terms of such Lien, obligation or liability;

(e)           (i) effect or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the other transactions contemplated by this Agreement) or (ii) acquire any equity interest or other interest in any other Person or any division or assets thereof;

(f)           (i) alter, through merger, consolidation, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its Subsidiaries (other than the Merger and the other transactions contemplated by this Agreement); or (ii) fail to maintain the Company’s or any of its Subsidiaries’ qualifications to do business;

(g)           (i) enter into any sale, lease or license or suffer to exist any Lien (except for Permitted Liens) in respect of any of its assets, other than (A) Liens securing inter-company indebtedness, (B) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (C) leases and licenses of property with a term of less than one (1) year in the ordinary course of business consistent with past practice, and (D) sales, leases or licenses with respect to immaterial assets; or (ii) acquire, lease or license any right or other asset from any other Person except for rights or assets acquired, leased or licensed by the Company in the ordinary course of business and consistent with past practices;

(h)           except as required by concurrent changes in GAAP or SEC rules and regulations or applicable law, change any of the Company’s accounting principles or methods of accounting;

(i)           (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee; (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements; (iii) enter into or amend any employment, consulting, deferred compensation, indemnity or other similar agreement with any director, officer, consultant or employee; (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement, or any insurance policy or coverage, covering any present or former director, officer or employee, or any beneficiaries thereof; (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except for increases in compensation and benefits required by the terms of existing Contracts set forth in the Company Disclosure Schedule; (vi) promote any employee or change any employee’s title except in the ordinary course of business and in accordance with past practice; (vii) hire any employee other than in the ordinary course of business consistent with past practice; (viii) enter into any Contract covering any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to the Company or any Subsidiary of the Company, or make any payment to any of the foregoing, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax law);

(j)           (i) settle or enter into any settlement agreement with respect to any outstanding litigation or claim, except that, notwithstanding the foregoing but subject to Section 6.14 hereof, the Company may settle or enter into any settlement agreement with respect to any outstanding litigation or claim where the amount of such settlement is less than $250,000, and does not require the taking or omission of any actions other than the payment of money; or (ii) commence any Action, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

(k)           (i) cancel or compromise any debt or claim in an aggregate amount in excess of $250,000; or (ii) waive or release any rights, or settle any claim, in an aggregate amount in excess of $250,000;

(l)           apply for funding, support, benefits or incentives from any Governmental Entity;

(m)           make any material change in any existing inventory management or credit, collection or payment policies, procedures or practices with respect to accounts receivable or accounts payable;

(n)           file or furnish with the SEC any Current Report on Form 8-K unless Parent shall have been provided with at least 48 hours to review such Form 8-K and such Form 8-K shall include any changes reasonably proposed by Parent;

(o)           (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract of the type described in clauses (i), (ii), (iii), (iv), (v), (vii), (viii) or (xii) of Section 4.17 or, other than in the ordinary course of business and consistent with past practices, any other Material Contract; (ii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would: (A) require the approval, consent, ratification, permission, waiver or authorization of any party thereto in connection with the Merger; (B) enable such party to terminate or amend such Contract in connection with the Merger; or (C) automatically terminate or be amended in connection with the Merger; or (iii) amend or terminate, or waive any material right or remedy under, any Material Contract;

(p)           enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions; or

(q)           take any action or fail to take any action that would result in any of the representations and warranties of the Company herein to become untrue such that the condition set forth in Section 7.2(a) could not be satisfied.

6.3           Control of Operations.  Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.4           No Solicitation by Company.

(a)           During the term of this Agreement the Company agrees that it and its Subsidiaries will not, and the Company shall use its best efforts to cause the Representatives of the Company and of its Subsidiaries not to, (i) solicit, initiate, induce, knowingly facilitate or encourage the making by any Person (other than Parent and its Subsidiaries) of any Acquisition Proposal or Acquisition Inquiry or take any actions that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Inquiry; (ii) enter into discussions or negotiations with any Person in furtherance of an Acquisition Inquiry or to obtain an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; (iv) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (v) enter into any Contract with respect to any Acquisition Proposal or Acquisition Inquiry.  The Company shall take, and shall cause its Subsidiaries to take, all actions reasonably necessary to cause its Representatives to immediately cease any discussions or negotiations with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 6.4 shall preclude the Company or any of its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 6.4(a).  The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries.

(b)           The Company agrees that it will notify Parent promptly (and in any event within twenty-four (24) hours after the Company’s receipt) of any Acquisition Proposal or Acquisition Inquiry, including the material terms of the Acquisition Proposal or Acquisition Inquiry, which the Company, any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ Representatives receives after the date hereof, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal or inquiry.  Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire or similar Contract to which the Company or any of its Subsidiaries is a party or under which any of the Company or any of its Subsidiaries has any rights, and will cause each such agreement to be enforced to the extent requested by Parent.

6.5           Regulatory.

(a)           Without limiting Section 6.3, the parties will cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable law relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  The parties will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by this Agreement.

(b)           Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Schedule 14C or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c)           Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Merger and the other transactions contemplated by this Agreement.

6.6           Company Stockholder Approval; Preparation of Information Statement.

(a)           Prior to or concurrently with the execution and delivery of this Agreement, the Company has obtained the Company Stockholder Approval by irrevocable written consent of the Significant Stockholders, who collectively hold a majority of the total voting power of the outstanding Shares (the “Merger Consent”) in accordance with the NRS, the Articles of Incorporation and the Bylaws.  The Company shall comply with the NRS, the Articles of Incorporation, the Bylaws and the Exchange Act (including Regulation 14C and Schedule 14C promulgated under the Exchange Act) in connection with the Company Stockholder Approval including (i) delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and (ii) giving prompt notice of the taking of the actions described in the Merger Consent in accordance with the NRS to all holders of the Shares not executing the Merger Consent and providing a description of the dissenters’ rights of holders of the Shares available under the NRS and any other disclosures with respect to dissenters’ rights required by the NRS.

(b)           As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Information Statement with the SEC and the Company shall use its reasonable best efforts as promptly as practicable (and after consultation with Parent) to respond to any comments made by the SEC or its staff with respect to the Information Statement.  The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the stockholders of the Company as promptly as practicable after confirmation from the SEC that it has no further comments on the Information Statement (or that the Information Statement is otherwise not to be reviewed by the SEC).  Parent and Merger Sub shall cooperate with the Company in the preparation of the Information Statement.  Without limiting the generality of the foregoing, (i) each of Parent and Merger Sub will furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement, that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Company and (ii) prior to the filing with the SEC, or the mailing to the Company’s stockholders, of the Information Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider all comments reasonably proposed by Parent with respect to, the Information Statement.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the Information Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on any such comments or requests from the SEC or its staff, and the Company shall reasonably consider all comments reasonably proposed by Parent in connection with any filings with the SEC or its staff in response thereto, and, if required by the Exchange Act, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement.

(c)           Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Information Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Information Statement so as to correct the same and to cause the Information Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

6.7           Agreement to Cooperate.

(a)           Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement.  Prior to the Effective Time, the Company shall use its commercially reasonable efforts, and Parent and Merger Sub shall use their commercially reasonable efforts to cooperate and assist the Company, to obtain all consents of any third parties that may be necessary for the consummation of the Merger and the other transactions contemplated by this Agreement.

(b)           Each of Parent and the Company undertake to use their respective commercially reasonable efforts to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that neither party is required to contest or appeal any such Order issued by a United States Court of Appeals and Parent shall have no obligation to commit to any divestitures, licenses, hold separate arrangements or similar actions, including conditions affecting the business operations of Parent or any of its Subsidiaries or other Affiliates.

(c)           Parent and the Company shall use their respective commercially reasonable efforts to obtain, as soon as possible, confirmation from the applicable Governmental Entities that they will not recommend that the Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.  The Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and their respective employees from being revoked, suspended or downgraded.

6.8           Access to Information.

(a)           Upon reasonable notice and subject to applicable law relating to the exchange of information and Classified Contracts, the Company will, and will cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (which the parties agree may be afforded in whole or in part through electronic means).  During such period, (i) the Company will, and will cause its Subsidiaries to, make available to Parent (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state laws applicable to such party (other than reports or documents that such party is not permitted to disclose under applicable law), and (B) all other information concerning its business, properties and personnel as Parent may reasonably request; and (ii) the Company will, and the Company will cause the Representatives of the Company and each of the Company’s Subsidiaries to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company and its Subsidiaries to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent, after the Closing, to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the period prior to the Effective Time, the Company will promptly provide Parent with copies of: (i) all material operating and financial reports prepared by the Company or any of its Subsidiaries for the Company’s senior management, including copies of the unaudited monthly consolidated balance sheets of the Company and its Subsidiaries and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; (ii) any written materials or communications sent by or on behalf of the Company to its stockholders; (iii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of the Company or any of its Subsidiaries to any party to any Company Contract or sent to the Company or any of its Subsidiaries by any party to any Company Contract; (iv) any notice, report or other document filed with or sent to any Governmental Entity on behalf of the Company or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement; and (v) any material notice, report or other document received by the Company or any of its Subsidiaries from any Entity

(b)           Notwithstanding the foregoing, neither the Company nor Parent nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties will use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c)           All information provided to Parent and its representatives pursuant to this Section 6.8 shall be subject to the Confidentiality Agreement.  The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 8, such Confidentiality Agreement shall continue in accordance with its terms.

6.9           Expenses and Fees.  All costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or the other transactions contemplated by this Agreement are consummated.

6.10         Public Statements.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Merger and the other transactions contemplated by this Agreement shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such release or announcement may be required by law or the rules or regulations of the any applicable United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (ii) that each of Parent, Merger Sub and the Company and their respective Affiliates may make such an announcement to their respective employees, customers and suppliers, after consultation with the other parties.

6.11         Employee Matters.

(a)           As of the Effective Time, each Company Employee who executes an Employment Agreement with Parent will be eligible to participate in the employee benefit plans of Parent to the same extent as comparably situated employees of Parent, based on the understanding that the actual benefits provided under the employee benefit plans of Parent will not be identical to those benefits available to the Company Employees under the Company Plans prior to the Closing.  Without limiting the foregoing, no Company Employee shall be entitled to uncapped paid time off following the Effective Time.  For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to receive credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

(b)           Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (each a “Company 401(k) Plan”), unless Parent provides written notice to the Company that any such Company 401(k) Plan(s) shall not be terminated.  Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company.  The form and substance of such resolutions shall be subject to the prior review and approval of Parent.  The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Parent may reasonably request.

(c)           To the extent any employee notification or consultation requirements are imposed by applicable law with respect to any of the transactions contemplated by this Agreement, the Company shall cooperate with Parent to ensure that such requirements are complied with prior to the Effective Time.

(d)           If Parent determines that employment actions regarding any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to the Company or any Subsidiary of the Company (each, a “Company Associate”) to be taken at or within 60 days following the Effective Time, may trigger WARN Act requirements, the Company (and any Subsidiary of the Company) shall, at Parent’s request, provide notices to affected Company Associates and to all Governmental Entities as required under the WARN Act, at the time and in a form approved by and as directed by Parent.

(e)           Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Option Plans and Company Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(f)           Neither the Company nor any of its Subsidiaries shall communicate to any of their respective current or former employees regarding any matters discussed in this Section 6.11 without the consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.  The Company shall cause its officers and the members of the Company Board and the officers and members of the board of directors (or similar body) of each Subsidiary of the Company not to make any communications to current or former employees that are inconsistent with the provisions of this Section 6.11.

(g)           This Section 6.11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.11, express or implied, is intended to or shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of the parties.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.11 are not intended to, and shall not, create any third party beneficiary right in any Person to any continued benefits or employment with the Company, Parent or any of their respective Affiliates.

6.12         Notification of Certain Matters; Supplemental Disclosure.

(a)           Each of Parent, Merger Sub and the Company agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, of any event which occurrence or failure to occur would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  No disclosure after the date hereof of an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

(b)           Until the Closing, Parent, Merger Sub and the Company shall have the obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules.  Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 6.12(b) nor any disclosure after the date hereof an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

6.13         Directors and Officers Indemnification and Insurance.

(a)           All rights that a person that is or was a director or officer of the Company or any predecessor of the Company or who serves or served at any other enterprise (including a Subsidiary) as a director or officer at the request of the Company or any predecessor to the Company, or any trustee or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company or any of its Subsidiaries as of the date of this Agreement (all of the foregoing, the “Indemnified Persons”), may have for indemnification for their acts and omissions as such director, officer, trustee, or fiduciary occurring prior to the Effective Time under any employment or indemnification agreement identified on Section 6.13(a) of the Company Disclosure Schedule, the Articles of Incorporation or the Bylaws, in each case, in effect as of the date of this Agreement, or under this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, in each case, in effect as of the date of this Agreement, shall survive the Merger and be observed for a period of six (6) years after the Effective Time by the Surviving Corporation to the fullest extent available under Nevada law.

(b)           For a period of six (6) years from the Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Articles of Incorporation and Bylaws in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of the Company’s Subsidiaries or with respect to any employee benefit plans (within the meaning of Section 3(3) of ERISA) as of the date of this Agreement, unless such modification shall be required by law and then only to the minimum extent required by law.

(c)           The Surviving Corporation shall maintain for a period of at least six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the other transactions contemplated by this Agreement; provided, that (i) that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured (provided, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time), (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.13(c) more than an amount per year of coverage equal to two hundred percent (200%) of the current annual premiums paid by the Company for such insurance.  In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred percent (200%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of the current annual premiums paid by the Company.  Parent shall, and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d)           If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 6.13.

(e)           Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.13 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 6.13.

(f)           This Section 6.13  is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Persons and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation.  Each of the Indemnified Persons shall be entitled to enforce the covenants contained in this Section 6.13.

6.14           Stockholder Litigation.  The Company shall keep Parent informed of, and cooperate with Parent in connection with, any Stockholder Litigation.  The Company shall give Parent and Merger Sub the opportunity to participate at its own expense in the defense of any Stockholder Litigation. The Company shall not settle any Stockholder Litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no settlement requiring a payment or an admission of wrongdoing by a director shall be agreed without such director’s consent; provided, further, that all obligations in this Section 6.14 shall be subject to the obligations of the Company under applicable laws relating to attorney-client communication and privilege.

6.15         De-registration.  The Surviving Corporation shall cause the Common Shares to be de-registered under the Exchange Act following the Effective Time.

6.16         Resignation of Directors.  At the Closing, if requested by the Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of any or all the directors of the Company and its Subsidiaries, effective at the Effective Time.

6.17         Tax Covenants.

(a)           The Company and each of its Subsidiaries shall prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date; provided, however, that Parent shall have a reasonable opportunity, beginning at least ten (10) days prior to the due date thereof, to review and comment to the form and substance of such Tax Return

(b)           All contracts, agreements, arrangements, or intercompany account systems under which the Company or any of its Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company and each such Subsidiary on or prior to the Closing Date, and the Company and each such Subsidiary shall thereafter be released from any liability thereunder.

(c)           Except as required by applicable law, the Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any election in respect of Taxes, file any amended Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.

(d)           The Company shall deliver to Parent on or before Closing a certification in accordance with Section 1.1445-2(c) of the Treasury Regulations, and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)           The Company shall deliver to Parent on or before Closing a copy of each timely filed election under Section 83(b) of the Code that was made in connection with the transfer of any Company Stock-Based Securities to any Person performing services for the Company.

6.18         Unified Solutions Divestiture.  Prior to the Closing, the Company shall (a) transfer, assign and convey all of its right, title and interest in and to its equity interest in Unified Solutions, LLC to a Person not Affiliated with the Company; (b) terminate all Contracts between the Company or any of its Subsidiaries, on the one hand, and any of UniSpec Enterprises, Unified Solutions, LLC or any of their respective Affiliates, on the other hand, except for the Contracts identified in Section 6.18(b) of the Company Disclosure Schedules; and (c) cause all indebtedness and other liabilities owing between the Company or any of its Subsidiaries, on the one hand, and any of UniSpec Enterprises, Unified Solutions, LLC or any of their respective Affiliates, on the other hand, to be fully satisfied and discharged or cancelled, except for the indebtedness and liabilities identified in Section 6.18(c) of the Company Disclosure Schedules.

6.19         Reseller Agreement.  Prior to the Closing, the Company shall enter into an amended and restated reseller agreement with Paradigm Solutions International, Inc., a Maryland corporation, on terms that are acceptable to Parent.

6.20         Surety and Performance Bonds.   Prior to Closing, the Company shall cause the SVB Letter of Credit to be amended  so that it is issued on behalf of Parent instead of Paradigm Solutions Corporation and cause any related performance, surety or other bonds secured thereby to be assigned to Parent; provided, that Closing Cash shall include the restricted cash in connection therewith and the Company shall be permitted to use such restricted cash to pay the Senior Note Merger Consideration.

6.21         Changes to Insurance Policies.  On or prior to the Closing, the Company shall cause at its own expense its insurers (i) to add each of the Subsidiaries of the Company as “additional insureds” to each of the insurance policies set forth on Section 6.21 of the Company Disclosure Schedules, providing for the same coverage(s) as the Company’s policies and from the date of inception of each such policy and (ii) to extend the Company’s umbrella liability coverage currently in effect to include its automobile liability insurance policy, providing for the same coverage(s) as the Company’s policies and from the date of inception of each such policy.  In addition, prior to Closing, the Company shall terminate each of the key man insurance policies set forth on Section 6.21 of the Company Disclosure Schedules.

6.22         Minimum Qualification Waivers.  On or prior to Closing, the Company shall obtain waivers from the appropriate Governmental Entity with respect to minimum labor qualification standards applicable to each of the individuals listed on Section 6.22 of the Company Disclosure Schedules in connection with any work performed under the Company's or any of its Subsidiaries' Government Contracts; provided that, if the Company has engaged in consistent and diligent efforts, but fails to effect the foregoing, such obligation shall be waived at the Closing, and for each employee for whom a waiver is not obtained, the amount set forth opposite such employee’s name on Section 6.22 of the Company Disclosure Schedule shall be deducted from the calculation of Closing Cash.

6.23         FLSA.  On or prior to the Closing, the Company shall (a) re-classify each of the individuals listed on Section 6.23 of the Company Disclosure Schedules as "non-exempt" employees for purposes the FLSA in connection with work performed under the Company's or any of its Subsidiaries' Government Contracts, and shall pay to all such individuals additional ½ overtime wages incurred since July 20, 2009 until the date of such re-classification as if such individuals were deemed to be "non-exempt" employees during such time and (b) pay all health & welfare benefits due to Jonathan White since the inception of his employment with the Company and its Subsidiaries through the Closing Date; provided that, if the Company has engaged in consistent and diligent efforts, but fails to effect the foregoing, and Parent (in its sole and absolute discretion) agrees to waive such obligation at or prior to the Closing, $18,000 shall be deducted from the calculation of Closing Cash.

6.24           Good Standing; Registered Agent; Waivers.  Prior to Closing, the Company shall (a) obtain and deliver to Parent evidence of the appointment of a registered agent company in the State of Maryland for Paradigm Solutions Corporation, and the acceptance of such appointment by such registered agent company, (b) use its best efforts to obtain and deliver to Parent a waiver of the 30-day advance notification requirement from the Attorney General -- Securities Division of the State of Maryland securities agency, and a filing of a notice therewith acceptable to Parent in connection with the matters disclosed in Section 4.2(g) and Section 4.9 of the Company Disclosure Schedules, (c) obtain and deliver a waiver in a form acceptable to Parent in connection with the matter disclosed in Section 4.17(b) of the Company Disclosure Schedule and (d) obtain and deliver to Parent qualifications to conduct business and certificates of good standing with respect to (i) the Company in the State of Maryland and (ii) Paradigm Solutions Corporation in the States of West Virginia, Missouri and Texas and in the Commonwealth of Virginia.

ARTICLE 7
CONDITIONS TO THE MERGER

7.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained in accordance with applicable law, the Articles of Incorporation and Bylaws.

(b)           No law or Order shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity which is in effect and has the effect of prohibiting, restraining or enjoining the consummation of the Merger.

(c)           At least 20 days shall have elapsed from the date the Information Statement was sent or given to the Company’s stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

7.2           Conditions to Parent and Merger Sub’s Obligation to Effect the Merger.  The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)           The representations and warranties of the Company contained in Section 4.2 shall be true and correct in all respects at the date of this Agreement and as of the date of the Closing Date with the same effect as if made at and as of the Closing Date. Each of the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in clause (ii) of Section 5.7, for which such qualifiers shall not be disregarded), shall be true and correct at the date of this Agreement and as of the date of the Closing Date with the same effect as if made at and as of the Closing Date (other than representations and warranties that specifically relate to an earlier date or changes resulting from actions permitted under Sections 7.1 and 7.2, in which cases such representations and warranties shall be true and correct as of such earlier date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect.

(b)           Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           The consents identified in Section 7.2(c) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect; provided, that, for purposes of clarity, no such consents will be required with respect to Contracts listed on Section 7.2(c) of the Company Disclosure Schedule that have expired or otherwise been terminated on or prior to the Closing Date.

(d)           Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

(e)           There shall not be pending any Action by any Governmental Entity: (i) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger or any of the other transactions contemplated by this Agreement and seeking to obtain from Parent or any of its Subsidiaries or the Company or any of its Subsidiaries any damages or other relief that could reasonably be expected to be material to Parent or the Company or any of its Subsidiaries; (iii) seeking to prohibit or limit in any material respect the ability of Parent to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) that could materially and adversely affect the right or ability of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries; (v) seeking to compel the Company or any of its Subsidiaries, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other transactions contemplated by this Agreement; (vi) seeking to impose (or that, if adversely determined, could reasonably be expected to result in the imposition of) any criminal sanctions or liability on the Company or any of its Subsidiaries; or (vii) that if adversely determined would reasonably be expected to have a Material Adverse Effect.

(f)           No Key Employee and no more than two (2) Specified Employees shall have ceased to be employed by the Company or its Subsidiaries or expressed his or her intention not to continue employment with the Company or such Subsidiary, and Parent, following the Effective Time.

(g)           The Company shall have terminated the employment of each of the employees set forth on Section 7.2(g) of the Company Disclosure Schedules and shall have requested in writing the return to the Company of all materials and information of the Company and its Subsidiaries in such employees’ possession, and any copies thereof.

(h)           The Company shall have delivered executed copies of payoff letters reasonably satisfactory to Parent from each holder of Company Debt, which payoff letters or other documentation shall include authorization of the release of all Liens upon the payment in full of the Company Debt at or prior to Closing.

(i)           Neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, with respect to any Company Report filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. §1350.

(j)           The Company shall have furnished to Parent the certifications referred to in Section 6.17(d).

(k)           Parent shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.2(e), 7.2(f), 7.2(h) and 7.2(i) have been duly satisfied.

7.3           Conditions to the Company’s Obligation to Effect the Merger.  The obligations of the Company to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)           Each of the representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to or any similar standard or qualification shall be true and correct at the date of this Agreement and as of the date of the Closing Date with the same effect as if made at and as of the Closing Date (other than representations and warranties that specifically relate to an earlier date, in which cases such representations and warranties shall be true and correct as of such earlier date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b)           Each of the covenants and obligations in this Agreement that Parent and Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, including the payment of the consideration provided for in Article 3.

(c)           The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been duly satisfied.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after the Company Stockholder Approval has been obtained, only:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, upon written notice to the other party:

(i)           if the Merger shall not have been consummated on or prior to the close of business on November 10, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or primarily resulted in, such purchase not occurring before such date;

(ii)           if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and the other transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or primarily resulted in, such action by such Governmental Entity;

(c)           by Parent, upon written notice to the Company:

(i)           (A) if the Company Stockholder Approval shall not have been obtained by 11:59 p.m., New York City time, on the date hereof, (B) if any party to the Support Agreement (other than Parent) breaches or fails to perform or comply in any material respect any of its covenants and obligations contained in the Support Agreement or (C) if the Company breaches or fails to perform or comply in any material respect any of its covenants and obligations contained in Section 6.4;

(ii)           if the representations and warranties of the Company contained in this Agreement shall not be true and correct such that the condition set forth in Section 7.2(a) would be incapable of being satisfied by the Outside Date, or, if capable of being cured by the Company by the Outside Date, is not cured by the Company within 30 days following receipt of written notice of such failure to so be true and correct from Parent, provided, that Parent and Merger Sub are not then in material breach of their respective obligations under this Agreement;

(iii)           if the Company shall have materially breached or failed to perform or comply in any material respect any of its material covenants and obligations contained in this Agreement such that the condition set forth in Section 7.2(b) would be incapable of being satisfied by the Outside Date, or, if capable of being cured by the Outside Date, is not cured by the Company within 30 days following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent and Merger Sub are not then in material breach of their respective obligations under this Agreement;

(iv)           if there shall have been a Material Adverse Effect following the date of this Agreement; or

(d)           by the Company, upon written notice to Parent:

(i)           if the representations and warranties of Parent or Merger Sub contained in this Agreement shall not be true and correct such that the condition set forth in Section 7.3(a) would be incapable of being satisfied by the Outside Date, or, if capable of being cured by the Parent or Merger Sub by the Outside Date, is not cured by Parent or Merger Sub within 30 calendar days following receipt of written notice of such failure to so be true and correct from the Company, provided, that the Company is not then in material breach of its obligations under this Agreement; or

(ii)           if either Parent or Merger Sub shall have materially breached or failed to perform or comply in any material respect with its material covenants and obligations contained in this Agreement such that the condition set forth in Section 7.3(b) would be incapable of being satisfied by the Outside Date, or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub within 30 days following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company is not then in material breach of its obligations under this Agreement.

8.2           Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Parent, Merger Sub, the Company or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, Section 6.8(c), this Section 8.2, Section 8.3 and Article 9 shall survive.  Nothing in this Section 8.2 shall relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any action or omission that constitutes fraud.

8.3           Termination Payment; Expenses.

(a)           If this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), then the Company shall pay to Parent within two Business Days after the date of such termination, the Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent.

(b)           Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Parent and Merger Sub would otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees and stockholders (including the Significant Stockholders) with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub.  Except for nonpayment of the Termination Fee, the parties hereby agree that, upon termination of this Agreement in circumstances where the Termination Fee is payable, in no event shall Parent or Merger Sub (i) seek to obtain any recovery or judgment against the Company or any of its assets, or against any of its directors, officers, employees or stockholders (including the Significant Stockholders) or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages.

8.4           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto by one or more authorized officers of such party and in compliance with applicable law.

8.5           Waiver.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable law.  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9
GENERAL PROVISIONS

9.1           Non-Survival.  None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto.  None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

9.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub to:

CACI International Inc
1100 North Glebe Road
Arlington, VA 22201
Attention:  President
Fax:  (703) 841-2891

with copies (which shall not constitute notice) to:

CACI International Inc
1100 North Glebe Road
Arlington, VA 22201
Attention:  Legal Division
Fax:  (703) 841-2850

and

Sheppard, Mullin, Richter & Hampton, LLP
1300 I Street, NW
11th Floor East
Washington, D.C. 20005
Attention:  Robert L. Magielnicki  and Lucantonio M. Salvi
Fax:  (202) 312-9454

If to the Company prior to the Merger, to:

Paradigm Holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, Maryland  20850
Attention: Peter B. LaMontagne
Fax:  (240) 580-1902

with a copy to (which shall not constitute notice):

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia  22102
Attention:  Jonathan Wolcott
Fax:  (703) 720-8610

All such communications shall be deemed to have been duly given: (i) in the case of a notice delivered by hand, when personally delivered, (ii) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt and (iii) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

9.3           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation, (iii) reference to any Article or Section means such Article or Section hereof, (iv) any reference in this Agreement to $ shall mean U.S. dollars, and (v) any reference in this Agreement to gender shall include both genders, and words imparting the singular number only shall include the plural and vice versa.  No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

9.4           Entire Agreement; Assignment.  This Agreement (including the exhibits and annexes hereto, the Company Disclosure Schedule, and the other documents and instruments referred to herein), together with the Confidentiality Agreement, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise, except that Parent may assign this Agreement to a wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

9.5           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

9.6           Jurisdiction.  Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement, the Merger and the other transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law.  The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in Section 9.2, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

9.7           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article 8, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

9.8           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or electronic data file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.9           Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Section 6.13, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 6.13 shall not arise unless and until the Effective Time occurs.

9.10         Severability.  Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

9.11         Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

Parent:

CACI, INC.—FEDERAL

By:	/s/Thomas Mutryn
Name: Thomas Mutryn
Title: Chief Financial Officer, EVP

Merger Sub:

CACI NEWCO CORPORATION

By:	/s/Thomas Mutryn
Name: Thomas Mutryn
Title: Chief Financial Officer, EVP

The Company:

PARADIGM HOLDINGS, INC.

By:	/s/Peter B. LaMontagne
Name: Peter B. LaMontagne
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A:
DEFINITIONS

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease, exchange, transfer, license or other disposition, directly or indirectly, of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries (disregarding in each case, cash, cash equivalents, marketable securities and rights to cash in the future), (c) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) of Persons, directly or indirectly, offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or record ownership, or the right to acquire beneficial ownership or record ownership, of the securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries or (d) any liquidation or dissolution of any of the Company or any of its Subsidiaries; provided, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its Subsidiaries or among its Subsidiaries.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Aggregate Common Merger Consideration” has the meaning ascribed to such term in Section 3.1(d).

“Agreement” has the meaning assigned to such term in the Preamble.

“Articles of Incorporation” means the articles of incorporation of the Company, as amended.

“Articles of Merger” has the meaning assigned to such term in Section 1.1(a).

“Book-Entry Shares” has the meaning assigned to such term in Section 3.1(a).

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended.

“Certificates” has the meaning assigned to such term in Section 3.1(a).

“Class A Preferred Warrant Merger Consideration” has the meaning ascribed thereto in the Termination Agreement.

“Class A Warrant” means any of the Class A Warrants to purchase Common Stock (but for the avoidance of doubt, not the Class A-1 Warrants issued to Noble International Investments, Inc.).

“Class B Preferred Warrant Merger Consideration” has the meaning ascribed thereto in the Termination Agreement.

“Class B Warrant” means any of the Class B Warrants to purchase Common Stock.

“Classified Contracts” means those certain agreements by and between the Company or any of its Subsidiaries, on the one hand, and certain departments and agencies of the United States Government, on the other hand, which agreements contain security and confidentiality obligations preventing the Company or any of its Subsidiaries from disclosing their nature and terms to any party.

“Closing” has the meaning assigned to such term in Section 1.2.

“Closing Cash” means the cash and cash equivalents of the Company and its Subsidiaries as of the Effective Time (including restricted cash in accordance with Section 6.20), determined in accordance with GAAP and adjusted (i) to remove the effects, if any, of payments made by Parent or Merger Sub to the Company or its Subsidiaries in connection with the Merger or any payments made by the Company as consideration to the holders of its securities in connection with the Merger, (ii) to deduct any premiums, penalties, costs, fees or losses that would be incurred if any and all cash equivalents (including commercial paper, certificates of deposit and other bank deposits, restricted cash and treasury bills) were immediately liquidated for unrestricted cash on deposit in a checking account with a commercial bank at the Effective Time and (iii) for any amounts required to be deducted pursuant to Sections 6.22 and 6.23 hereof.

“Closing Date” has the meaning assigned to such term in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the shares of Common Stock outstanding at the Effective Time.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning assigned to such term in the Preamble.

“Company Board” has the meaning assigned to such term in the Recitals.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation; or (c) under which the Company or any of its Subsidiaries has any right or interest.

“Company Debt” means, as of the open of business on the Closing Date and as determined in accordance with GAAP, (a) all indebtedness of the Company or its Subsidiaries for borrowed money or in respect of loans or advances (including the SVB Letter of Credit and the SVB Loan Agreement); (b) the debt component of any capitalized leases; (c) any obligations evidenced by bonds, debentures, notes or other similar instruments; (d) any obligations to pay the deferred purchase price of property or services, except current trade accounts payable and other current liabilities arising in the ordinary course of business; (e) all accrued but unpaid interest, indemnities, premiums, penalties (prepayment or otherwise), costs, fees and other obligations related to any of the foregoing, calculated as if the foregoing were paid in full on the Effective Date; (f) the dollar amount of all commitments by which the Company or its Subsidiaries assures a creditor against loss (including contingent repurchase obligations and contingent reimbursement obligations with respect to bankers acceptances and letters of credit (whether or not drawn, called or matured)); and (g) all guarantees (or arrangements having the economic effect of a guarantee, including obligations of the Company or its Subsidiaries with respect to corporate credit cards) by the Company or its Subsidiaries in connection with the foregoing.  Notwithstanding the foregoing, Company Debt shall not include (i) the amount of restricted cash that secures the Company’s obligations under the SVB Letter of Credit or (ii) the amount of any settlement incurred by the Company to settle any Stockholder Litigation by the Company prior to the Closing with Parent’s prior written consent in accordance with Section 6.14.

“Company Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 4.

“Company Employees” means the active employees of the Company and its Subsidiaries.

“Company Financial Advisor” has the meaning assigned to such term in Section 4.21.

“Company Insurance Policies” has the meaning assigned to such term in Section 4.24.

“Company Intellectual Property Rights” means the Registered Intellectual Property Rights together with any other Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or planned to be conducted.

“Company IP Claim” has the meaning assigned to such term in Section 4.18(d).

“Company Plans” has the meaning assigned to such term in Section 4.13(a).

“Company Reports” has the meaning assigned to such term in Section 4.5(a).

“Company Restricted Shares” has the meaning assigned to such term in Section 4.2(b).

“Company SARs” means the stock appreciation right warrants granted by the Company Board on February 15, 2011 to each of Peter LaMontagne, Richard Sawchak, Anthony Verna, Diane Moberg, Robert Boakai, Michelle Roenick and Yihong Sun.

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Company Stock-Based Securities” has the meaning assigned to such term in Section 4.2(b).

“Company Stock Option” has the meaning assigned to such term in Section 3.4(a).

“Company Stock Option Plans” has the meaning assigned to such term in Section 3.4(a).

“Company Stockholder Approval” has the meaning assigned to such term in Section 4.4(d).

“Company Transaction Expenses” means all obligations, liabilities, fees and expenses of or incurred by the Company, on its behalf or on behalf of any Subsidiary or Affiliate of the Company or holder of Shares, in respect of (a) legal, accounting, investment banking services and other professional services in connection with the transactions contemplated by this Agreement through and including the Closing Date, including the Hale Expenses (as defined in the Termination Agreement) and (b) obligations to or under Contracts (including any offer letters, employment or consulting agreements) with or for the benefit of officers, directors, employees or independent contractors triggered in whole or in part by this Agreement or the transactions contemplated hereby (including any 280G payments or change of control obligations of the Company or any of its Subsidiaries, and including any severance obligations of the Company or any of its Subsidiaries, whether in the form of cash payments or the provision of benefits in-kind, incurred in connection with terminating the employment or services of any employees or other persons and applicable income and employment Taxes associated with such severance obligations).

“Company Warrant” means a warrant to purchase Common Stock (excluding any Company SARs) outstanding as of the Effective Time.

“Company 401(k) Plan” has the meaning assigned to such term in Section 3.4(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 8, 2011, by and between CACI International Inc and the Company, as the same may be amended from time to time.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, bond, mortgage, indenture, deed of trust, option, warranty, purchase order, license, sublicense, franchise, Permit, concession, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (including all modifications and amendments thereto).

“Copyrights” means all worldwide copyrights, copyrightable works, rights in databases, data collections, moral rights, mask works, copyright registrations and applications therefor and corresponding rights in published and unpublished works of authorship.

“Dissenting Shares” has the meaning assigned to such term in Section 3.5.

“Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.

“Effective Time” has the meaning assigned to such term in Section 1.1(a).

“Environmental Law” means any applicable federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned to such term in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning assigned to such term in Section 3.2(a).

“Exchange Fund” has the meaning assigned to such term in Section 3.2(a).

“Export Control Laws” has the meaning assigned to such term in Section 4.20(l).

“Fairness Advisor” has the meaning assigned to such term in Section 4.22.

“Final Merger Consideration Certificate” has the meaning assigned to such term in Section 3.1(d).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Government Bid” means any quotation, bid or proposal which, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services.

“Government Contracts” means any active or inactive prime contract, subcontract, Government Task Order, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, Government Bid, change order or other commitment or funding vehicle between a Person and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Government Task Order” means any purchase order, delivery order, or task order under a Government Contract.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law.  Hazardous Substance includes any substance for which exposure is regulated by any government authority or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“Indemnified Persons” has the meaning assigned to such term in Section 6.13(a).

“Intellectual Property Rights” means all rights in, associated with, or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights; (d) Trademarks; (e) Computer Software; (f) Domain Names; (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; (h) all rights therein provided by bilateral or international treaties or conventions; and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Information Statement” has the meaning assigned to such term in Section 4.4(c).

“IRS” means the United States Internal Revenue Service (or any successor agency).

“Key Employee” means Robert Boakai, Peter LaMontagne, Diane Moberg and Anthony Verna.

“knowledge” means: (a) with respect to the Company, the actual knowledge of each of Peter LaMontagne, President and CEO; Richard Sawchak, SVP & CFO; Diane Moberg, VP, CyberSecurity & Intelligence; Anthony Verna, Mission Critical Infrastructure; and Robert Boakai, VP, Enterprise Solutions; and (b) with respect to Parent and Merger Sub, the actual knowledge of each of the chief executive officer and chief financial officer of Parent.

 “laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, tariffs, determinations, Orders applicable to the specified Person and to the businesses and assets thereof (including laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention).

“Leased Real Property” has the meaning assigned to such term in Section 4.15.

“Leases” has the meaning assigned to such term in Section 4.15.

“Letter of Transmittal” has the meaning assigned to such term in Section 3.2(b).

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that the Company or any its Subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise, and any Company Intellectual Property Rights owned by the Company that a third party has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

“Liens” means claims, encumbrances, mortgages, security interests, equities, options, rights of first refusal, or charges of any nature whatsoever.

“Material Adverse Effect” means any change, circumstance, fact, event or effect that has occurred that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects that have occurred, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, in each case to the extent such change, circumstance, fact, event or effect does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the U.S. government information technology services industry generally, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their respective businesses, in each case to the extent such change, circumstance, fact, event or effect does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the U.S. government information technology services industry generally, (iii) changes in GAAP or applicable law, (iv) the execution or announcement of, or the pendency of any investigation by any Governmental Entity with respect to, this Agreement, the Merger and the other transactions contemplated by this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) the failure of the Company to be awarded any Contract in response to any bid, (vii) earthquakes, hurricanes, floods, or other natural disasters, in each case to the extent such earthquake, hurricane, flood, or other natural disaster does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the U.S. government information technology services industry generally, (viii) any Stockholder Litigation, (ix) any action taken by the Company or any of its Subsidiaries at the written request or with the written consent of any of Parent, Merger Sub or any of their Subsidiaries, or (x) any decline in the market price or trading volume of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by the Company or independent third parties); provided that the underlying cause of any such decline or failure referred to in this clause ”(x)” shall be taken into account in determining whether there is a “Material Adverse Effect.”

“Material Contract” has the meaning assigned to such term in Section 4.17(a).

“Merger” has the meaning assigned to such term in the Recitals.

“Merger Consent” has the meaning assigned to such term in Section 6.6(a).

“Merger Consideration” shall mean the Common Merger Consideration or the Preferred Share Merger Consideration, as applicable.

“Merger Consideration Certificate” has the meaning assigned to such term in Section 3.1(d).

“Merger Sub” has the meaning assigned to such term in the Preamble.

“New Plans” has the meaning assigned to such term in Section 6.11(a).

“NRS” has the meaning assigned to such term in Section 1.1.

“Order” means any charge, temporary restraining order or other writ, injunction (whether preliminary, permanent or otherwise), judgment, decree, ruling, award or settlement, whether civil, criminal or administrative, of any Governmental Entity.

“Other Company Warrant” means any Company Warrant other than a Class A/B Warrant.

“Outside Date” has the meaning assigned to such term in Section 8.1(b)(i).

“Parent” has the meaning assigned to such term in the Preamble.

“Parent Material Adverse Effect” means any change, circumstance, fact, event or effect that would prevent, or materially hinder or delay, Parent or Merger Sub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Patents” means United States, international and foreign patents and patent applications, together with all provisionals, reissues, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, identified invention disclosures, mask works and integrated circuit topographies), or any other applications or patents claiming benefit of the filing date of any such application or patent or, registrations, applications for registrations and any term extension or other action by a Governmental Entity which provides rights beyond the original expiration date of any of the foregoing and all equivalents thereof.

“Permits” has the meaning assigned to such term in Section 4.10.

“Permitted Liens” means, as to any Person (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Person, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Person’s books in accordance with GAAP principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of the Person or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with GAAP shall have been set aside on its books.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

“Preferred Holders” has the meaning assigned to such term in the Preamble.

“Preferred Share Merger Consideration” shall have the meaning set forth in the Termination Agreement.

“Preferred Shares” means the shares of Preferred Stock outstanding at the Effective Time.

“Preferred Stock” means the Series A-1 Senior Preferred Stock, par value $0.01 per share, of the Company.

“Preferred Warrant Merger Consideration” shall have the meaning set forth in the Termination Agreement.

“Preliminary Merger Consideration Certificate” has the meaning assigned to such term in Section 3.1(d).

“Registered Intellectual Property Rights” means any Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other public legal authority, including any of the following:  (i) issued Patents and Patent applications; (ii) Trademark registrations, renewals and applications; (iii) Copyright registrations and applications; and (iv) Domain Name registrations.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

“Relevant Courts” has the meaning assigned to such term in Section 9.6.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, Affiliates, attorneys, investment bankers, financial advisers or other agents or representatives.

“Required Statutory Approvals” means, collectively, (a) any filings and approvals required under applicable domestic antitrust or competition laws or regulations and, if applicable, the expiration or termination of any applicable waiting periods under any antitrust or competition laws or regulations, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in connection with the Merger.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities” means, collectively, the Shares, the Company Warrants, the Company SARs, the Company Restricted Shares, the Company Stock Options and the Senior Notes.

“Securities Act” has the meaning assigned to such term in the introduction to Article 4.

“Senior Note Merger Consideration” shall have the meaning set forth in the Termination Agreement.

“Senior Notes” means the Company’s Senior Secured Subordinated Notes that are outstanding as of the Effective Time.

“Shares” means, collectively, the Common Shares and the Preferred Shares.

“Significant Stockholders” has the meaning assigned to such term in the Preamble.

“Specified Employees” means those employees set forth on Section 7.2(f) of the Company Disclosure Schedules.

“Stockholder Litigation” means any Action brought against the Company, asserted against the Company or threatened to be brought against the Company, in each instance, by or on behalf of any holder or holders of the Shares arising out of or relating to the Merger in their capacity as such.

“Subsidiary” means, when used with reference to any person or entity, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, fifty percent (50%) or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Support Agreement” has the meaning assigned to such term in the Recitals.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1(b).

“SVB Letter of Credit” means that certain Irrevocable Standby Letter of Credit no. SVBSF006331 issued by Silicon Valley Bank on behalf of Paradigm Solutions Corporation for the benefit of Zurich American Insurance Company and Fidelity and Deposit Company of Maryland on May 27, 2010, which letter of credit secures a performance bond issued in favor of a federal agency.

“SVB Loan Agreement” means that certain loan and security agreement dated March 13, 2007 among Silicon Valley Bank, Paradigm Holdings, Inc., and Paradigm Solutions Corporation, and as amended by the First Loan Modification Agreement dated August 11, 2008, Second Loan Modification Agreement dated March 18, 2009, Third Loan Modification Agreement dated May 4, 2009, Fourth Loan Modification Agreement dated July 2, 2009, Fifth Loan Modification Agreement dated June 11, 2010, and Sixth Loan Modification Agreement dated May 16, 2011.

“Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes (including any schedule or attachment thereto or amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Agreement” has the meaning assigned to such term in the Recitals.

“Termination Fee” means a fee equal to $1,537,500.

“Trademarks” means all trademarks, service marks, designs, logos, slogans, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin and intangibles of like nature (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world, together with all goodwill associated therewith.

“Trade Secrets” means trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, show how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how, and customer lists and information.

“Transaction Committee” means the special committee of the Company Board comprised entirely of independent directors.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar legal requirement under state or local law.

ANNEX B

RIGHTS OF DISSENTING OWNERS

NRS 92A.300	Definitions.
NRS 92A.305	“Beneficial stockholder” defined.
NRS 92A.310	“Corporate action” defined.
NRS 92A.315	“Dissenter” defined.
NRS 92A.320	“Fair value” defined.
NRS 92A.325	“Stockholder” defined.
NRS 92A.330	“Stockholder of record” defined.
NRS 92A.335	“Subject corporation” defined.
NRS 92A.340	Computation of interest.
NRS 92A.350	Rights of dissenting partner of domestic limited partnership.
NRS 92A.360	Rights of dissenting member of domestic limited-liability company.
NRS 92A.370	Rights of dissenting member of domestic nonprofit corporation.
NRS 92A.380	Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
NRS 92A.390	Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
NRS 92A.400	Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
NRS 92A.410	Notification of stockholders regarding right of dissent.
NRS 92A.420	Prerequisites to demand for payment for shares.
NRS 92A.430	Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.
NRS 92A.440	Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.
NRS 92A.450	Uncertificated shares: Authority to restrict transfer after demand for payment.
NRS 92A.460	Payment for shares: General requirements.
NRS 92A.470	Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.
NRS 92A.480	Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.
NRS 92A.490	Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
NRS 92A.500	Assessment of costs and fees in certain legal proceedings.

RIGHTS OF DISSENTING OWNERS

      NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
      (Added to NRS by 1995, 2086)

      NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
      (Added to NRS by 1995, 2087)

      NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.
      (Added to NRS by 1995, 2087)

      NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
      (Added to NRS by 1995, 2087; A 1999, 1631)

      NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:
      1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;
      2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and
      3.  Without discounting for lack of marketability or minority status.
      (Added to NRS by 1995, 2087; A 2009, 1720)

      NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.
      (Added to NRS by 1995, 2087)

      NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.
      (Added to NRS by 1995, 2087)

      NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
      (Added to NRS by 1995, 2087)

      NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.
      (Added to NRS by 1995, 2087; A 2009, 1721)

      NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
      (Added to NRS by 1995, 2088)

      NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
      (Added to NRS by 1995, 2088)

      NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.
      1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
      2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
      (Added to NRS by 1995, 2088)

      NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
      1.  Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:
      (a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:
             (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or
             (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.
      (b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.
      (c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

  (d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the Board of Directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
      (e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.
      (f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.
      2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.
      3.  From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.
      (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721)

      NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
      1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:
      (a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;
      (b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or
      (c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value,
Ê unless the articles of incorporation of the corporation issuing the class or series provide otherwise.
      2.  The applicability of subsection 1 must be determined as of:
      (a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or
      (b) The day before the effective date of such corporate action if there is no meeting of stockholders.
      3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.
      4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
      5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.
      (Added to NRS by 1995, 2088; A 2009, 1722)

      NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
      1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.
      2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:
      (a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and
      (b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.
      (Added to NRS by 1995, 2089; A 2009, 1723)

      NRS 92A.410  Notification of stockholders regarding right of dissent.
      1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.
      2.  If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.
      (Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723)

      NRS 92A.420  Prerequisites to demand for payment for shares.
      1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:
      (a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and
      (b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.
      2.  If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.
      3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.
      (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723)

      NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.
      1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.
      2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:
      (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
      (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;
      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and
      (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
      (Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724)

      NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.
      1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:
      (a) Demand payment;
      (b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and
      (c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.
      2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

      3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.
      4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.
      5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.
      (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

      NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
      (Added to NRS by 1995, 2090; A 2009, 1725)

      NRS 92A.460  Payment for shares: General requirements.
      1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
      (a) Of the county where the subject corporation’s principal office is located;
      (b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or
      (c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.
Ê The court shall dispose of the complaint promptly.
      2.  The payment must be accompanied by:
      (a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;
      (b) A statement of the subject corporation’s estimate of the fair value of the shares; and
      (c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.
      (Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725)

      NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.
      1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.
      2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:
      (a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;
      (b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;
      (c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;
      (d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and
      (e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.
      3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.
      4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.
      (Added to NRS by 1995, 2091; A 2009, 1725)

      NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.
      1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.
      2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.
      (Added to NRS by 1995, 2091; A 2009, 1726)

      NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
      1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.
      2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.
      3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
      5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:
      (a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or
      (b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
      (Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727)

      NRS 92A.500  Assessment of costs and fees in certain legal proceedings.
      1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
      2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
      3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
      4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

      5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.
      6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
      (Added to NRS by 1995, 2092; A 2009, 1727)

ANNEX C

C-1

July 20, 2011

Special Committee of the Board of Directors of
Paradigm Holdings, Inc.
Board of Directors of Paradigm Holdings, Inc.
c/o Mr. Ray Huger
Special Committee Chairman
9715 Key West Avenue
Third Floor
Rockville, MD 20850

Dear Members:

We understand that Paradigm Holdings, Inc. ("Paradigm", the "Company" or the "Seller") will enter into an Agreement and Plan of Merger (the "Merger Agreement") with CACI, Inc. - Federal ("CACI") and Merger Sub, a wholly-owned subsidiary of CACI (the "Merger Sub" or the "Buyer") pursuant to which, among other things, Paradigm will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity ("the Transaction") and that, in connection with the Transaction, each Paradigm common share issued and outstanding shall be converted into the right to receive an amount equal to approximately $0.29 to $0.30 per share in cash (the "Common Merger Consideration"). The Common Merger Consideration is based on an enterprise value of $61.5 million and is subject to amounts due, as of the closing of the Transaction, to the Company's preferred stockholders, debt holders and holders of the Company's stock-based securities and for Transaction-related expenses.

The Special Committee of the Board of Directors of Paradigm (the "Special Committee") has requested that Stout Risius Ross, Inc. ("SRR") render an opinion (the "Opinion") to the Special Committee and to the entire Board of Directors ("Board"), with respect to the fairness, from a financial point of view, of the Common Merger Consideration to be received by the unaffiliated common stockholders pursuant to the Transaction.

We have not been requested to opine as to, and our Opinion does not in any manner address: (i) the Company's underlying business decision to proceed with or effect the Transaction, (ii) the terms of any agreements or documents related to, or the form or any other portion or aspect of, the Transaction, except as specifically set forth herein, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, except as specifically set forth herein, or (iv) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Further, we were not requested to consider, and our Opinion does not address, the merits of the Transaction relative to any alternative business strategies that may have existed for the Company or the effect of any other transactions in which the Company might have engaged, nor do we offer any opinion as to the terms of the Merger Agreement. Moreover, we were not engaged to recommend, and we did not recommend, a Transaction price, and we did not participate in the Transaction negotiations. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. We have also assumed, with your consent, that the final executed form of the Merger Agreement will not differ from the draft of the Merger Agreement that we have examined, that the conditions to the Transaction as set forth in the Merger Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Merger Agreement.

8180 Greensboro Drive, Suite 600
McLean, VA 22102
I ph. 703.637.3700
fax 866.808.7621
www.srr.com

The Special Committee of the Board of Directors of
Paradigm Holdings, Inc.
The Board of Directors of Paradigm Holdings, Inc.
July 20, 2011

Our Opinion is intended to be utilized by the Special Committee and the Board as only one input to consider in its process of analyzing the Transaction.

In connection with our Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. The principal sources of information used in performing our analysis included, but were not limited to:

>	Paradigm's audited financial statements for the fiscal years ending December 31, 2006 through 2010;

>	Paradigm's annual reports on Form 10-K dated December 31, 2006 through 2010;

>	Paradigm's quarterly report on Form 10-Q dated March 31, 2011;

>	Paradigm's internally prepared unaudited financial statements for the five-month periods ended May 31, 2010 and 2011;

>	The draft Agreement and Plan of Merger By and Among Paradigm Holdings, Inc., CACI, Inc. - Federal, and Merger Sub, dated July 12, 2011;

>	Paradigm's five-year financial forecast for the fiscal years ending December 31, 2011 through 2015;

>	A review of publicly available financial data of certain publicly traded companies that we deemed relevant;

>	A review of publicly available information regarding certain merger and acquisition transactions that we deemed relevant;

>	A review of other financial and other information for Paradigm that was publicly available or provided to us by management of Paradigm;

>	Discussions with Paradigm's management concerning its business, industry, history, and prospects;

>
Reviewed a certificate from senior management of the Company containing, among other things, representations regarding the accuracy of the information, data, and other materials (financial or otherwise) provided by or on behalf of the Company;

>	Discussions with Paradigm's financial advisors, Bluestone Capital Partners; and

>	An analysis of other facts and data resulting in our conclusions.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of Paradigm as of the date of this letter have not changed materially since the date of the most recent financial information made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by Paradigm, or otherwise reviewed by or discussed with us without independent verification of such information and we have assumed and relied upon the representations and warranties of the Seller contained in the draft Merger Agreement we reviewed. We have assumed, without independent verification, that the financial forecasts and projections, provided to us have been reasonably prepared and reflect the best currently available estimate of the future financial results of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they

The Special Committee of the Board of
Directors of Paradigm Holdings, Inc.
The Board of Directors of Paradigm Holdings, Inc.
July 20, 2011

were based, and we express no view as to the forecasts, projections, or assumptions. We have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by Paradigm.

We have not conducted a physical inspection of Paradigm's facilities or assets. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

SRR conducted its analyses at the request of the Special Committee to provide a particular perspective of the Transaction. In so doing, SRR did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by SRR, supported or failed to support our Opinion as to the fairness of the Transaction from a financial point of view. SRR does not specifically rely or place any specific weight on any individual analysis. Rather, SRR deems that the analyses, taken as a whole, support our conclusion and Opinion. Accordingly, SRR believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors they considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by SRR in connection with the preparation of the Opinion.

Our opinion is furnished for the use and benefit of the Special Committee and the Board, in connection with the Transaction, and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. The Company does hereby confirm for SRR that the members of the Special Committee and the Board, executives of the Company and the Company's advisors on the Transaction (including, without limitation, the Company's investment bankers, accountants, legal advisors and consultants) are (i) highly sophisticated in business transactions similar in scope to the proposed Transaction and (ii) reputable in all respects in their respective fields. We will receive a fee for our services, however our compensation for providing financial advisory services to the Special Committee and the Board is neither based upon nor contingent on the results of our engagement or the consummation of the proposed Transaction. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of Paradigm or the outcome of our engagement. In addition, Paradigm has agreed to indemnify us for certain liabilities arising out of our engagement. We have not been requested to opine to, and this Opinion does not address, the fairness of the amount or nature of the compensation to any of Paradigm's officers, directors or employees, or class of such persons, relative to the compensation to Paradigm's public shareholders. The issuance of this Opinion has been approved by a committee of SRR authorized to approve opinions of this nature.

It is understood that this Opinion was prepared at the request of the Special Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Special Committee of the Board of Directors of
Paradigm Holdings, Inc.
The Board of Directors of Paradigm Holdings, Inc.
July 20, 2011 Page 4

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Merger Consideration to be received by the unaffiliated common stockholders is fair, from a financial point of view.

Yours very truly,
STOUT RISIUS ROSS," INC.

ANNEX D
Internal Financial Forecasts

Paradigm Holdings, Inc.
Standalone Business Financial Forecast (Management Case)
$ in Thousands, except per share
INCOME STATEMENT
		Actual					Forecast/Actual
		Q1'10(A)	Q2'10(A)	Q3'10(A)	Q4'10 (A)	2010	Q1'11(A)	Q2'11	Q3'11	Q4'11	2011	2012	2013	2014	2015

Revenues		7,523	7,518	8,082	11,839	34,962	12,523	13,755	13,893	14,830	55,001	70,000	80,000	92,000	105,800
Growth-%		-2.4%	-13.3%	0.6%	52.6%	8.7%	66.5%	83.0%	71.9%	25.3%	57.3%	27.3%	14.3%	15.0%	15.0%

Direct Cost		4,690	4,497	4,745	8,158	22,090	8,637	9,334	9,316	9,676	36,963	46,900	53,600	61,640	70,886
Contribution Income		2,833	3,021	3,337	3,681	12,872	3,886	4,421	4,577	5,154	18,038	23,100	26,400	30,360	34,914
Contribution Margin (%)		37.7%	40.2%	41.3%	31.1%	36.8%	31.0%	32.1%	32.9%	34.8%	32.8%	33.0%	33.0%	33.0%	33.0%

Indirects (less D&A)		2,600	2,673	2,853	3,008	11,134	3,006	3,014	3,055	3,443	12,518	15,100	16,760	19,275	22,166
Depreciation		18	21	20	19	78	18	16	26	26	86	86	86	86	86
Amortization of Intangibles		87	87	87	87	348	87	87	87	87	347	202	-	-	-
Amortization of Stock Compensation		84	81	74	70	309	84	76	88	88	336	167	167	167	167
Total Indirect		2,789	2,862	3,033	3,184	11,868	3,195	3,193	3,256	3,644	13,287	15,554	17,013	19,527	22,418

Operating Profit		44	159	304	497	1,004	691	1,228	1,321	1,510	4,751	7,546	9,387	10,833	12,496

Interest		(555)	(623)	(762)	(772)	(2,712)	(769)	(766)	(624)	(637)	(2,797)	(1,700)	(1,300)	(900)	(700)
Other Inc/Exp		13	(1,372)	1,959	444	1,044	(2,775)	-	-	-	(2,775)	-	-	-	-

Profit Before Tax		(498)	(1,836)	1,501	169	(665)	(2,853)	462	697	873	(821)	5,846	8,087	9,933	11,796

Taxes	11.0%	(43)	(159)	113	(39)	(128)	55	(324)	(401)	(748)	(1,418)	(2,791)	(3,315)	(3,973)	(4,718)

Net Income		(541)	(1,995)	1,614	130	(792)	(2,798)	138	296	125	(2,239)	3,055	4,772	5,960	7,077

EPS		$(0.01)	$(0.05)	$0.04	$0.00	$(0.02)	$(0.09)	$0.00	$0.01	$0.00	$(0.07)	$0.10	$0.14	$0.18	$0.21
Shares		41,243	42,386	44,672	40,056	42,089	30,824	30,824	30,824	30,824	30,824	31,924	33,449	33,449	33,449

EBITDA from Continued Operations normalized)		233	348	484	673	1,738	880	1,407	1,522	1,711	5,520	8,000	9,640	11,085	12,748
EBITDA %		3.1%	4.6%	6.0%	5.7%	5.0%	7.0%	10.2%	11.0%	11.5%	10.0%	11.4%	12.0%	12.0%	12.0%

D-1

BALANCE SHEET
			Forecast			Forecast/Actual
	Q1'10(A)	Q2'10(A)	Q3'10(A)	Q4'10(A)	2010	Q1'11	Q2'11	Q3'11	Q4'11	2011	2012	2013	2014	2015

Cash and cash equivalents	2	11	275	95	95	225	-	-	-	-	-	-	985	6,115
Restricted Cash	-	4,000	4,000	4,000	4,000	4,000	2,500	2,500	2,000	2,000	2,000	2,000	2,000	2,000
Accounts receivable - contracts	4,572	5,860	5,037	8,732	8,732	7,197	8,000	8,500	9,200	9,200	11,000	13,200	15,000	17,000
Other current assets	429	705	1,014	894	894	884	834	784	725	725	725	725	725	725
Prepaid expenses	935	888	770	1,215	1,215	620	600	700	700	700	1,000	1,200	1,400	1,600
Total Current Assets	5,938	11,464	11,095	14,935	14,935	12,926	11,934	12,484	12,625	12,625	14,725	17,125	20,110	27,440

Fixed Assets (gross)	697	698	702	740	740	740	755	780	805	805	905	1,005	1,105	1,205
Less: Accumulated depreciation	(577)	(598)	(618)	(637)	(637)	(655)	(671)	(697)	(723)	(723)	(809)	(895)	(980)	(1,066)
Net Fixed Assets	119	100	83	103	103	85	84	83	82	82	96	111	125	139

Goodwill	3,992	3,992	3,992	3,992	3,992	3,992	3,992	3,992	3,992	3,992	3,992	3,992	3,992	3,992
Intangible assets	811	724	637	550	550	463	376	290	203	203	(0)	(0)	(0)	(0)
Deposits and other assets	1,836	1,694	1,596	1,405	1,405	1,268	1,126	1,074	1,027	1,027	608	528	528	528
Total Long-term Assets	6,638	6,410	6,225	5,946	5,946	5,723	5,494	5,355	5,222	5,222	4,599	4,519	4,519	4,519

Total Assets	12,695.6	17,973.7	17,403	20,984	20,984	18,734	17,512	17,923	17,929	17,929	19,421	21,755	24,755	32,099

Accounts payable and accrued expenses	1,896	1,704	1,676	5,372	5,372	3,359	2,566	2,356	2,596	2,596	2,516	2,622	2,636	2,636
Accrued salaries and related liabilities	1,480	1,638	1,737	1,812	1,812	1,650	1,820	1,950	2,100	2,100	2,400	2,600	2,700	3,000
Series A-1 Preferred Stock	600	650	600	600	600	6,431	6,620	6,824	7,041	7,041	5,441	2,941	-	-
Note Payable	-	3,732	3,803	3,877	3,877	3,952	2,470	2,488	2,000	2,000	2,000	2,000	2,000	2,000
Other current liabilities	237	547	274	291	291	125	125	125	125	125	125	125	125	125
Line of Credit / Overdraft	2,340	3,614	3,265	3,085	3,085	2,730	3,202	3,086	2,761	2,761	2,411	2,000	1,700	1,500
Total Current Liabilities	6,551	11,885	11,356	15,036	15,036	18,248	16,803	16,829	16,623	16,623	14,893	12,288	9,161	9,261

Series A-1 Preferred Stock	4,750	4,967	5,211	5,517	5,517	-	-	-	-	-	-	-	-	-
Put Warrants	1,434	2,806	846	403	403	3,178	3,178	3,178	3,178	3,178	3,178	3,178	3,178	3,178
Other long-term liabilities	112	99	85	67	67	75	85	85	85	85	85	85	85	85
Total Long-term Liabilities	6,297	7,871	6,141.6	5,987	5,987	3,253	3,263	3,263	3,263	3,263	3,263	3,263	3,263	3,263

Common Stock, par value	412	447	447	308	308	308	308	308	308	308	308	308	308	308
APIC	3,519	3,850	3,923.8	3,988	3,988	4,057	4,133	4,221	4,309	4,309	4,476	4,643	4,810	4,977
Retained Earnings	(4,083)	(6,079)	(4,465.1)	(4,335)	(4,335)	(7,133)	(6,995)	(6,699)	(6,575)	(6,575)	(3,520)	1,252	7,212	14,289
Total Shareholders' Equity	(152)	(1,782)	(95)	(39)	(39)	(2,768)	(2,554)	(2,170)	(1,957)	(1,957)	1,265	6,204	12,330	19,575

Total Liabilities & Shareholders' Equity	12,696	17,974	17,402.8	20,984	20,984	18,734	17,512	17,923	17,929	17,929	19,421	21,755	24,755	32,099
Check	-	-	0.00	(0.05)	(0.08)	0.0	0.0	0.0	(0.0)	(0.03)	(0.00)	(0.00)	0.00	0.00
Net Cash	(2,337)	(3,603)	(2,991)	(2,990)	(2,990)	(2,505)	(3,202)	(3,086)	(2,761)	(2,761)	(2,411)	(2,000)	(715)	4,615

D-1

CASH FLOW STATEMENT
			Forecast			Forecast/Actual
	Q1'10(A)	Q2'10(A)	Q3'10(A)	Q4'10(A)	2010	Q1'11	Q2'11	Q3'11	Q4'11	2011	2012	2013	2014	2015

Net income (loss)	(541)	(1,995)	1,614	130	(792)	(2,798)	138	296	125	(2,239)	3,055	4,772	5,960	7,077

Depreciation	18	21	20	19	78	18	16	26	26	86	86	86	86	86
Goodwill impairment (additions)	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortization of Intangibles	87	87	87	87	348	87	87	87	87	347	202	-	-	-
Amortization of Stock Compensation	84	81	74	70	309	84	76	88	88	336	167	167	167	167
Deferred Financing Cost Amortization	100	101	102	101	404	99	100	101	100	400	43	-	-	-
Amort of Debt Discount (Discount of Warrant/Note)	139	138	163	174	613	257	243	210	224	935	101	-	-	-
Amort of Debt Discount (Note)		27	71	74	172
Interest for Preferred Stock	125	129	131	133	517	132	136	137	137	541	-	-	-	-
Change in FV of Warrant	(13)	1,372	(1,959)	(444)	(1,044)	2,775	-	-	-	2,775	-	-	-	-
Gain / Loss on Sale of Assets	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Deferred Income Taxes	(102)	(80)	(65)	39	(208)	(105)	(50)	(50)	(55)	(260)	(130)	(60)	(60)	(60)
(INCREASE) DECREASE IN:					-
Accounts receivable - contracts	947	(1,288)	823	(3,695)	(3,213)	1,535	(803)	(500)	(700)	(468)	(1,800)	(2,200)	(1,800)	(2,000)
Prepaid expenses	(61)	46	119	(394)	(290)	595	20	(100)	-	515	(300)	(200)	(200)	(200)
Other current assets	69	(4,052)	(239)	69	(4,152)	63	1,550	50	559	2,222	-	-	-	-
Other LT assets	109	92	62	52	315	90	18	26	19	153	406	140	60	60
(DECREASE) INCREASE IN:					-
Accounts payable and accrued expenses	(428)	(192)	(27)	3,695	3,048	(2,012)	(793)	(210)	240	(2,776)	(80)	106	14	-
Accrued salaries and related liabilities	(48)	159	99	74	284	(161)	170	130	150	288	300	200	100	300
Income tax payable	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other current liabilities	(40)	310	(273)	17	14	(166)	-	-	-	(166)	-	-	-	-
Other noncurrent liabilities	(14)	(14)	(14)	(17)	(59)	(6)	10	-	-	4	0	(0)	-	-
Cash Flow from Operating Activities	429	(5,058)	787	184	(3,658)	485	917	291	1,000	2,693	2,050	3,011	4,326	5,430

Purchase of property and equipment	(20)	(1)	(4)	(39)	(64)	-	(15)	(25)	(25)	(65)	(100)	(100)	(100)	(100)
Payments for business purchased	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Software capitalization	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash Flow from Investing Activities	(20)	(1)	(4)	(39)	(64)	-	(15)	(25)	(25)	(65)	(100)	(100)	(100)	(100)

Bank overdraft	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Payments on capital lease	-	-	-	-	-	-	-	-	-	-	-	-	-	-
(Payments) / Proceeds on Preferred Stock	-	-	(100)	-	(100)	-	(100)	(150)	(150)	(400)	(1,600)	(2,500)	(2,941)	-
Repurchase of Series A Preferred/Common Stock	-	-	-	(145)	(145)	-	-	-	-	-	-	-	-	-
Dividend Paid	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Financing Fees Incurred	-	(206)	(71)	-	(277)	-	-	-	-	-	-	-	-	-
(Payments) / Proceeds on Seller Note (Trinity)	-	-	-	-	-	-	-	-	-	-	-	-	-	-
(Payments) / Proceeds on Promissory Note	-	4,000	-	-	4,000	-	(1,500)	-	(500)	(2,000)	-	-	-	-
(Payments) / Proceeds on Line of Credit	(1,303)	1,275	(349)	(181)	(558)	(354)	472	(116)	(325)	(324)	(350)	(411)	(300)	(200)
Cash Flow from Financing Activities	(1,303)	5,069	(519)	(325)	2,921	(354)	(1,128)	(266)	(975)	(2,724)	(1,950)	(2,911)	(3,241)	(200)

NET (DECREASE) INCREASE IN CASH	(894)	9	264	(180)	(801)	131	(226)	0	(0)	(96)	(0)	0	985	5,130

CASH, BEGINNING OF PERIOD	896	2	11	275	896	95	226	(0)	(0)	95	(0)	(0)	(0)	985
CASH, END OF PERIOD	2	11	275	95	95	226	(0)	(0)	(0)	(0)	(0)	(0)	985	6,115

D-1

ANNEX E
Certain Interim Financial Information

Paradigm Holdings, Inc.
Income Statement
$ in Thousands

	Actual	Actual	Actual	Actual	Actual
	Jan-10	Feb-10	Mar-10	Apr-10	May-10

Total Revenue	$2,575	$2,221	$2,727	$2,522	$2,383

Direct Labor	742	733	901	891	815
Subs/Consultants	244	293	377	298	299
ODCs	691	304	404	359	319
Total Cost of Revenue	1,678	1,330	1,682	1,548	1,433

Total Contribution Margin	897	891	1,045	974	950
	34.8%	40.1%	38.3%	38.6%	39.9%

Fringe	419	357	342	381	379
Other Corporate Indirects	367	545	570	456	485
Total Indirects	786	902	912	837	864

EBITDA	111	(11)	133	137	86

Depreciation	6	4	7	7	6
Stock Compensation	28	28	28	28	26
Amortization	29	29	29	29	29
	63	61	64	64	62

Operating Income	48	(72)	69	73	25

Interest	(188)	(177)	(190)	(183)	(205)
Change in FV of Warrants	-	-	13	-	-
Taxes	-	-	(43)	-	-
	(188)	(177)	(220)	(183)	(205)

Net Income	(140)	(249)	(151)	(110)	(180)

Paradigm Holdings, Inc.
Balance Sheets
$ in Thousands
	Jan-10	Feb-10	Mar-10	Apr-10	May-10

Cash and cash equivalents	$-	$-	$2	$-	$-
Restricted Cash					4,000
Accounts receivable - contracts	5,764	6,162	4,572	5,218	5,003
Prepaid Expense	942	846	935	757	827
Other current assets	426	400	416	365	771
Total Current Assets	7,132	7,408	5,925	6,340	10,601

Net Fixed Assets	129	120	119	112	106

Total Other Assets	6,798	6,710	6,652	6,618	6,167

Total Assets	14,059	14,238	12,696	13,070	16,874

A/P and accrued expenses	1,514	1,524	1,896	1,361	1,611
Accrued salaries	1,401	1,420	1,480	1,419	1,429
Series A-1 Preferred Stock	550	600	600	600	600
Note payable - line of credit	3,846	4,162	2,340	3,313	2,664
Note payable - Promissory Note					4,000
Other current liabilities	296	275	236	166	147
Total Current Liabilities	7,607	7,981	6,551	6,859	10,452

Note payable, net of current	0	0	0	0	0
Series A-1 Preferred Stock	4,626	4,658	4,751	4,841	4,935
PUT Warrants	1,447	1,447	1,434	1,434	1,434
Other long-term liabilities	187	182	112	171	164
Total Long-Term Liabilities	6,260	6,287	6,297	6,446	6,533

Total Equity	192	(30)	(152)	(235)	(111)

Liabilities & Equity	$14,059	$14,238	$12,696	$13,070	$16,874

Paradigm Holdings, Inc.
Income Statement
$ in Thousands

	Actual	Actual	Actual	Actual	Actual	Actual
	Jan-11	Feb-11	Mar-11	Apr-11	May-11	YTD-11

Total Revenue	$3,133	$3,480	$5,909	$3,822	$3,987	$20,331

Direct Labor	975	937	1,074	1,043	1,012	2,986
Subs/Consultants	310	300	485	692	1,127	1,095
ODCs	704	1,044	2,808	797	486	4,555
Total Cost of Revenue	1,989	2,280	4,367	2,532	2,625	13,793

Total Contribution Margin	1,144	1,200	1,542	1,290	1,362	6,538
	36.5%	34.5%	26.1%			32.2%

Fringe	479	490	398	436	465	2,268
Other Corporate Indirects	494	523	621	471	525	2,634
Total Indirects	973	1,013	1,019	907	989	4,902

EBITDA	171	186	523	383	373	1,636

Depreciation	6	6	6	5	5	28
Stock Compensation	23	23	38	23	23	130
Amortization	29	29	29	29	29	145
	58	58	73	57	57	303

Operating Income	113	128	450	326	316	1,333

Interest	(259)	(239)	(271)	(260)	(266)	(1,295)
Change in FV of Warrants	-	-	(2,775)	-	-	(2,775)
Taxes	-	-	55	-	-	55
	(259)	(239)	(2,992)	(260)	(266)	(4,016)

Net Income	(147)	(110)	(2,541)	66	50	(2,683)

Paradigm Holdings, Inc.
Balance Sheets
$ in Thousands
	Jan-11	Feb-11	Mar-11	May-11

Cash and cash equivalents	$-	$618	$225	$515
Restricted Cash	4,000	4,000	4,000	4,000
Accounts receivable - contracts	8,647	6,566	7,198	7,165
Prepaid Expense	1,174	817	620	528
Other current assets	773	743	882	1,322
Total Current Assets	14,593	12,744	12,925	13,530

Net Fixed Assets	97	91	85	77

Total Other Assets	5,948	5,885	5,723	5,646

Total Assets	20,638	18,720	18,733	19,253

A/P and accrued expenses	5,057	2,713	3,359	2,957
Accrued salaries	1,844	1,761	1,650	1,751
Series A-1 Preferred Stock	600	600	6,431	6,602
Note payable - line of credit	3,045	3,537	2,730	3,198
Note payable - Promissory Note	3,903	3,926	3,952	3,948
Other current liabilities	211	200	127	67
Total Current Liabilities	14,659	12,737	18,249	18,523

Note payable, net of current	0	0	0	0
Series A-1 Preferred Stock	5,623	5,722	0	0
PUT Warrants	403	403	3,178	3,178
Other long-term liabilities	116	108	75	102
Total Long-Term Liabilities	6,142	6,233	3,253	3,280

Total Equity	(163)	(250)	(2,768)	(2,551)

Liabilities & Equity	$20,638	$18,720	$18,733	$19,252